    As filed with the Securities and Exchange Commission on December 6, 2004

                                                     Registration No. 333-108632
================================================================================
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                 AMENDMENT NO. 2
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                ----------------
                                 NARROWSTEP INC.
              (Exact name of small business issuer in its charter)
                                ----------------

DELAWARE                                        7371                           22-1010941
(State or other jurisdiction         (Primary Standard Industrial           (I.R.S. Employer
of incorporation or organization)    Classification Code Number)            Identification no.)


                              60 PARSONS GREEN LANE
                                 LONDON SW6 4HU
                                 UNITED KINGDOM
                               011 44 20 7731 4242
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ----------------
                                   IOLO JONES
                             CHIEF EXECUTIVE OFFICER
                                 NARROWSTEP INC.
                              60 PARSONS GREEN LANE
                                 LONDON SW6 4HU
                                 UNITED KINGDOM
                               011 44 20 7731 4242

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                ----------------
                                 with copies to
                             John D. Hogoboom, Esq.
                            Steven J. Tsimbinos, Esq.
                              Lowenstein Sandler PC
                              65 Livingston Avenue
                           Roseland, New Jersey 07068
                                 (973) 597-2500
                                ----------------
                         CALCULATION OF REGISTRATION FEE

                                                      Proposed        Proposed        Proposed
                                                       Maximum         Minimum         Maximum
                                                      Offering       Aggregate        Aggregate        Amount of
     Title of Each Class of          Amount to Be     Price Per       Offering        Offering       Registration
  Securities to Be Registered         Registered      Share (1)         Price         Price (1)         Fee (2)

Common Stock, $.000001 par value      17,310,951        $1.20            N/A          $20,773,141         $2,632


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.


(2) $237 has been previously paid in connection with the initial filing of the Registration Statement on Form SB-2 (No. 333-108632) on September 9, 2003 and $2,068 was paid in connection with the filing of Amendment No. 1 on July 12, 2004. $327 is being paid in connection with the filing of this Amendment No. 2.


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

        The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  Subject to completion, dated __________, 2004
[NARROWSTEP LOGO]
PROSPECTUS


                                 Narrowstep Inc.
                                17,310,951 Shares
                   Common Stock, par value $0.000001 per share

        This prospectus relates to 17,310,951 shares of our common stock being sold by existing selling stockholders. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. We will pay the expenses of registering the shares sold by the selling stockholders, which we estimate to be approximately $______________.

        Our common stock is not currently listed or quoted on any established public market or quotation system. If a public trading market develops in the future, of which there can be no assurance, the selling stockholders may sell their shares from time to time in such a market, at prevailing prices, or in private, negotiated transactions. Until that time, the selling stockholders will offer and sell their shares of our common stock at a fixed price of $1.20 per share. The selling stockholders may be deemed to be underwriters of the shares which they are offering.

        THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD NOT PURCHASE SHARES OF OUR COMMON STOCK UNLESS YOU UNDERSTAND THE RISKS INVOLVED AND CAN AFFORD THE LOSS OF YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this prospectus is ____________, 2004.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Prospectus Summary ....................................................       1
Risk Factors...........................................................       3
Special Note Regarding Forward-Looking Statements......................      10
Use of Proceeds .......................................................      11
Dividend Policy .......................................................      11
Condensed Pro Forma Consolidated Financial Data........................      12
Selected Consolidated Financial Data...................................      14
Management's Discussion and Analysis of Financial Condition
  and Results of Operation.............................................      17
Changes in Certifying Accountants......................................      31
Corporate History .....................................................      32
Our Business...........................................................      33
Selling Stockholders ..................................................      45
Management.............................................................      48
Related Party Transactions.............................................      57
Principal Stockholders.................................................      59
Description of Capital Stock...........................................      61
Trading Market for Our Shares .........................................      65
Outstanding Shares and Shares that may be Sold in the Future...........      66
Where You Can Find More Information....................................      67
Plan of Distribution...................................................      67
Legal Matters..........................................................      70
Experts................................................................      70
Index to Financial Statements..........................................     F-1
Consolidated Financial Statements of Narrowstep Inc....................     F-2
Financial Statements of Sportshows Television Ltd......................    F-26



================================================================================

"Narrowstep," "narrowstep.com," "TV Station in a Box", "High.TV", "Vlipsync Encoder," "Mediaserver," "Channelserver," "Adserver," "Narrowstep Player," "Paygate," and the Narrowstep logo are trademarks of Narrowstep. All other trade names and trademarks referred to in this prospectus are the property of their respective owners.

================================================================================

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                               PROSPECTUS SUMMARY


        THIS SUMMARY HIGHLIGHTS KEY INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER IN MAKING YOUR INVESTMENT DECISION. YOU SHOULD READ THIS SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION, INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES, CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS, THE MATTERS DISCUSSED IN "RISK FACTORS."

OUR BUSINESS

        Narrowstep is a pioneer in the field of internet-based video content delivery. Our mission is to host a global marketplace where we, for our customers, distribute channels of video-based content and provide related services, over the internet. Our system, which we have termed "TV Station in a Box", enables comprehensive delivery of video content and television-like programming to mobile, wireless, internet, broadband and broadcast services. Our system provides a platform to enable owners and users of video content to reach new and untapped audiences by "narrowcasting" - targeting delivery of specific content to interested groups. We believe narrowcasting provides new business opportunities for content providers to build commercial channels by creating a new model for delivering content. In addition to enabling delivery of content, the Narrowstep platform enables our clients to commercialize video-based content. This can be achieved through directed advertising, sponsorship, pay-per-view, subscription, microcharging and/or ecommerce.

THE OFFERING

Common stock being offered by existing selling stockholders       17,310,951

Common stock outstanding prior to the offering                    28,589,351

        Our common stock is not currently listed or quoted on any established public market or quotation system. If a public trading market develops in the future, of which there can be no assurance, the selling stockholders may sell their shares from time to time in such a market, at prevailing prices, or in private, negotiated transactions. Until that time, the selling stockholders will offer and sell their shares of our common stock at a fixed price of $1.20 per share. The selling stockholders may be deemed to be underwriters of the shares which they are offering. The offering will terminate on the earlier of June 1, 2005 or when all of the offered shares are sold.


PRINCIPAL EXECUTIVE OFFICES AND CORPORATE STRUCTURE

        Narrowstep Inc. is a Delaware corporation whose principal executive offices are located at 60 Parsons Green Lane, London SW6 4HU, United Kingdom and our telephone number is 011.44.20.7731.4242. Narrowstep Inc. was incorporated on May 9, 2002 and is the parent corporation of three wholly-owned subsidiaries:

        o NARROWSTEP LTD., the operating company for the provision of narrowcasting, which was incorporated on April 9, 2002 under the laws of England and Wales;

        o SPORTSHOWS TELEVISION LTD., which produces video programs and other video based content, was incorporated on March 1, 1994 under the laws of England and Wales; and

        o HIGH TELEVISION LTD., a corporation incorporated under the laws of England and Wales on July 18, 2002, to protect certain intellectual property rights to our internet channel High.TV.

        Unless the context otherwise requires, the terms "we," "our" or "us" as used herein refer to Narrowstep Inc. and its subsidiaries.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

        The following summary pro forma consolidated financial data should be read in conjunction with our unaudited "Condensed Pro Forma Consolidated Financial Data" and the summary historical consolidated financial data should be read in conjunction with our Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus. The summary pro forma consolidated financial data are derived from our unaudited "Condensed Pro Forma Consolidated Financial Data". The summary historical consolidated financial data for the six months ended August 31, 2004 and 2003 and at August 31, 2004 are derived from our unaudited Condensed Consolidated Financial Statements included elsewhere in this prospectus. The summary historical consolidated financial data for the year ended February 29, 2004 and for the period from May 9, 2002 (inception) to February 28, 2003 are derived form our and our predecessor's audited Consolidated Financial Statements, which have been audited by Ernst & Young LLP, our independent registered public accounting firm, and whose opinion thereon contains an explanatory paragraph which expresses substantial doubt about our ability to continue as a going concern. We have recorded certain restatement adjustments to our consolidated statement of operations for the period ended February 28, 2003. The effects of these adjustments are to increase losses for the period by $43,430.


---------- ------------------ --------------------------------------------- -------------- ----------------------------
                                               HISTORICAL                     PRO FORMA               HISTORICAL
                              --------------------------------------------- -------------- ----------------------------
                                                               COMPANY                                    PREDECESSOR
                              -------------------------------------------------------------------------- --------------
                                                                                           PERIOD FROM     PERIOD FROM
                                                                                           MAY 9, 2002       APRIL 9,
                                                 SIX MONTHS                  YEAR ENDED    (INCEPTION)         2002
                                 SIX MONTHS        ENDED       YEAR ENDED   FEBRUARY 29,        TO       (INCEPTION) TO
                              ENDED AUGUST 31,   AUGUST 31,   FEBRUARY 29,      2004       FEBRUARY 28,   SEPTEMBER 18,
                                   2004             2003          2004       (RESTATED*)       2003            2002
                                     $               $             $              $             $               $
========== ================== ================= ============= ============= ============== ============= ==============
Total revenue                          788,591        78,669       520,760      1,153,366         4,315         23,250
Total costs of revenue                 383,242        85,318       324,601        582,045        31,622          7,680
Gross profit (loss)                    405,349       (6,649)       196,159        571,321      (27,307)         15,570
Loss from operations               (1,958,892)     (484,458)   (3,208,520)    (3,221,254)     (368,457)        (5,505)
Net loss                           (1,960,039)     (484,356)   (3,223,338)    (3,237,929)     (367,430)        (5,505)
Net loss per share - basic
  and diluted                          $(0.07)       $(0.03)       $(0.17)        $(0.15)       $(0.03)       $(5,505)
Weighted-average num-ber of
  shares outstanding, basic
  and diluted                       27,329,750    16,395,022    19,131,154     21,456,177    11,574,619              1
----------------------------- ----------------- ------------- ------------- -------------- ------------- --------------

*These figures have been restated from those published in the registration statement of which this prospectus is a part, as originally filed on September 9, 2003. See Note 3 to our Consolidated Financial Statements.

-------------------------------------------------------------------
                                         AUGUST 31,  FEBRUARY 29,
                                            2004         2004
                                              $            $
===================================================================
BALANCE SHEET DATA:
         Cash and cash equivalents        579,133      592,471
         Net current assets               286,350       91,113
         Total assets                   4,092,152    3,009,462
         Total stockholders' equity     3,011,099    1,898,822
-------------------------------------------------------------------

                                  RISK FACTORS

        The shares offered hereby are speculative and involve a high degree of risk. The following is a description of what we consider our key challenges and risks. If any of the risks or uncertainties described below actually occurs, our business, financial condition or operating results could be materially harmed. You should carefully consider the following risk factors, the discussion under the caption "Special Note Regarding Forward-Looking Statements," on page 10 and the other information in this prospectus before buying or selling any of our shares.

RISK RELATED TO OUR BUSINESS

        WE HAVE A BRIEF OPERATING HISTORY WHICH MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS AND PREDICT OUR SUCCESS.

        Narrowstep was incorporated as a start-up business on May 9, 2002. As a result, we have a brief operating history upon which you can evaluate our business and prospects. Our historical results of operations are limited, so they may not give you an accurate indication of our future results of operations or prospects. We are in an early stage of operations and we face risks and uncertainties relating to our ability to successfully implement our business strategy. Our prospects must be considered in light of these risks and the expenses and difficulties frequently encountered in new and rapidly evolving businesses, such as internet-based video content. These difficulties can include:

        o       commercializing new technology;

        o       educating the market;

        o       finding early adopters;

        o       getting large customers to try the product;

        o developing and enhancing software products with limited resources;

        o       hiring and maintaining key employees with the correct skills;

        o       the time and effort needed to market the company and products;

        o       integrating systems and infrastructure;

        o       setting up and working effective channels of distribution; and

        o       capital raising to fund operations through to breakeven.


We may not be successful in meeting the challenges we face. If we are unable to do so, our business will not be successful and the value of your investment in Narrowstep will decline.

        WE HAVE A HISTORY OF LOSSES, ARE NOT CURRENTLY PROFITABLE AND ANTICIPATE FUTURE LOSSES.


        Our operating losses have exceeded our revenue in each quarter since inception. We had an accumulated deficit of approximately $5.55 million as of August 31, 2004 and a net loss of approximately $1.96 million (which includes a $0.87 million stock compensation charge) for the six months ended August 31, 2004 and $3.22 million (which includes a $1.56 million stock compensation charge) for the year ended February 29, 2004. Although our revenues have grown significantly since 2002, this growth may not be sustainable or indicative of future results of operations. We intend to continue to invest in internal expansion, infrastructure, strategic acquisitions, integration of any acquired companies into our existing operations, and our sales and marketing efforts. We cannot be certain when we will operate profitably, if ever. Ernst & Young LLP, our independent registered public accounting firm, have included an explanatory paragraph in their audit opinion on our consolidated financial statements in which they express substantial doubt about our ability to continue as a going concern.

        IF THE INTERNET-BASED VIDEO CONTENT MARKET DOES NOT GROW, WE WILL NOT BE SUCCESSFUL.


        The market for our products and services is new and rapidly evolving. As a company in the internet-based video content delivery field, our business model is based on an expectation that demand for internet-based video content will increase significantly and compete with more traditional methods of television broadcasting. There can be no assurance that there is a substantial market for the services we offer. If this market does not grow, we will not be able to achieve meaningful revenues and our business will fail.


        IF HIGH-SPEED INTERNET ACCESS WITH VIDEO VIEWING CAPABILITY IS NOT SUCCESSFULLY ADOPTED GLOBALLY, THERE WILL BE LITTLE DEMAND FOR OUR PRODUCTS AND SERVICES.

        The success of our business is dependent upon extensive use of the internet. The video content we deliver is best viewed over a high-speed internet connection. We believe increased internet use may depend on the availability of greater bandwidth or data transmission speeds or on other technological improvements, and we are largely dependent on third party companies to provide or facilitate these improvements. If networks cannot offer high-speed services because of congestion or other reasons, or if high-speed internet access fails to gain wide market acceptance, we believe there will be little demand for our products and services and our revenues may be insufficient to achieve and maintain profitability. The deployment of corporate firewalls may also restrict the growth and availability of streaming media services and adversely affect our business model by limiting access to the content broadcast through our service. Changes in content delivery methods and emergence of new internet access devices such as TV set-top boxes could dramatically change the market for streaming media products and services if new delivery methods or devices do not use streaming media or if they provide a more efficient method for transferring data than streaming media.

        WE WILL NEED TO OBTAIN ADDITIONAL CAPITAL IN THE FUTURE AND IF WE ARE UNABLE TO DO SO ON ACCEPTABLE TERMS, OR AT THE APPROPRIATE TIME, WE MAY NOT BE ABLE TO CONTINUE TO DEVELOP AND MARKET OUR PRODUCTS AND SERVICES, OR EVEN TO CONTINUE AS A GOING CONCERN.


        We do not currently generate revenues sufficient to operate our business and do not believe we will do so in the foreseeable future. As a result, we must rely on our ability to raise capital from outside sources in order to continue operations in the long term. We will seek to raise additional capital through various financing alternatives, including equity or possibly debt financings or corporate partnering arrangements. However, we may not be able to raise additional needed capital on terms that are acceptable to us, or at all. If we do not receive an adequate amount of additional financing in the future, we may not have sufficient funds to further develop and market our products and services, or even to continue as a going concern. Ernst & Young LLP, our independent registered public accounting firm, have included an explanatory paragraph in their audit opinion on our consolidated financial statements in which they express substantial doubt about our ability to continue as a going concern.


        IF WE ARE UNABLE TO CONTINUE DEVELOPMENT OF ONE OR MORE OF OUR PRODUCTS, OUR ENTIRE BUSINESS STRATEGY MAY BE UNSUCCESSFUL.


        Our overall business strategy is dependent upon providing a complete solution structured around six separate core products: (i) Vlipsync Encoder,
(ii) Mediaserver, (iii) Channelserver, (iv) Adserver, (v) Narrowstep Player and
(vi) Paygate. Although these products are fully developed and deployed, we are continuing the development and improvement of these and other products and services necessary for our future growth. For example, future enhancements will include developing a distributed version of TV Station in a Box that will enable the platform to be expanded onto third party networks and a publicly accessible version of Adserver to enable advertisers to directly book advertising on the platform. We anticipate that these additional enhancements will take approximately 50% of the time of our Chief Technology Officer and a developer, at an approximate cost of $110,000, and will be completed in approximately 12 months. Development of any product, however, can be more expensive and time-consuming than originally planned, and face unexpected delays or problems. Any delays in development could cause significant additional expense, result in operating losses and lost corporate opportunities, and create significant marketing opportunities for competition. Because we are continuing to develop and improve at least six products, all of which are integral to our complete solution, the possibility of a problem is much greater than if we were developing only one product. Problems or delays in the continued development and deployment of any of our products could defeat our business strategy and substantially harm our prospects for future revenues.

        IF AUDIO-VIDEO PLAYER SOFTWARE IS NOT READILY AVAILABLE, OUR PRODUCTS WILL NOT GAIN ACCEPTANCE.

        To view our products, a viewer must have an audio-video player such as Microsoft Media Player. If free distribution of player software does not continue or player software becomes less accessible, the potential market for our products and services will not grow, which in turn would have an adverse effect on our revenues and ability to achieve and maintain profitability.

        WE FACE SUBSTANTIAL COMPETITION AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY, THE DEMAND FOR, OR THE PRICES OF, OUR PRODUCTS AND SERVICES MAY DECLINE.

        We face numerous competitors both in the internet-based distribution market, and in the more traditional broadcasting arena. Many of these companies have substantially longer operating histories, significantly greater financial, marketing, manufacturing and technical expertise, and greater resources and name recognition than we do. If we fail to attain commercial acceptance of our products and services and to be competitive with these companies, we may not ever generate meaningful revenues. In addition, new companies may emerge at any time with products or services that are superior, or that the marketplace perceives are superior, to ours. There are relatively few barriers preventing companies from competing with us. We do not own any patented technology that precludes or inhibits others from entering our market. We may not be able to compete effectively with any potential future competitors and the demand for, and prices of, our products and services may decline.


        IF WE LOSE ONE OR MORE OF OUR MAJOR CLIENTS, ONE OR MORE OF OUR MAJOR PRODUCTION CONTRACTS, OR OUR ACCESS TO MAJOR SPORTING EVENTS, OUR REVENUES WILL DECLINE SUBSTANTIALLY.

        For the six months ended August 31, 2004, our four largest clients accounted for approximately 60% of our revenue. The Swedish Match Tour is our largest client and accounted for approximately 26% of our total revenue for the six months ended August 31, 2004 and 30% of our total revenue for the fiscal year ended February 29, 2004. During the fiscal year ended February 29, 2004, we entered into a contract with a commissioning company called Octagon to produce programs for The Swedish Match Tour. Towards the end of the fiscal year February 29, 2004 this contract was terminated and subsequent to the year end we entered into a new contract with The Swedish Match Tour to produce programs for it. This new contract will terminate on December 31, 2004. There is no guarantee that this contract will be renewed or if so, on what basis. We also currently have a contract to cover the Professional Windsurfers Association World Tour, which expires on December 31, 2005. There is no guarantee that this contract will be renewed at the end of this period or what the terms of any such renewal will be. The Professional Windsurfers Association World Tour accounted for approximately 8% of our total revenues for the six months ended August 31, 2004. In addition, continued access to sporting events for video recording and inclusion in television programs is not guaranteed and this may compromise our ability to provide production services successfully in the future. Production services accounted for approximately 45% of our total revenues for the fiscal year ended February 29, 2004 and 50% of our total revenues for the six months ended August 31, 2004. The loss of any of our major clients, a significant reduction in the scope of work provided for these clients, or loss of any of our major production services contracts or our event access would dramatically decrease our revenues.

        IF WE ARE UNABLE TO OBTAIN AND MAINTAIN SUCCESSFUL RELATIONSHIPS WITH NETWORK OPERATORS, WE MAY NOT BE ABLE TO OBTAIN ADEQUATE DISTRIBUTION FOR THE INTERNET CHANNELS WE DELIVER.

        We depend on network operators such as Teleglobe and Rackspace to distribute video over the internet. We may be unable to reach or extend existing agreements with major network operators, and we may fail to establish new agreements with operators when necessary. These network operators may choose to compete with us, to enter into relationships with competitors, to change the terms on which they distribute our channels, including to increase their prices, or not to do business with us because of our size and lack of operating history. If we are unable to enter into ongoing agreements with major network operators on terms acceptable to us, we may not have adequate distribution for the internet channels we deliver.

        IF CONTENT OWNERS DO NOT ADOPT INTERNET-BASED DELIVERY AS A MEANS FOR DISTRIBUTING THEIR CONTENT, WE MAY NOT BE ABLE TO GENERATE SIGNIFICANT REVENUES.

        The success of our business model is highly dependent on video content being available for distribution over the internet. Content owners may choose not to encode video libraries. If sufficient content is not available we may not generate sufficient revenues and our business may fail.

        IF WE LOSE THE SERVICES OF OUR CHIEF EXECUTIVE OFFICER, SALES DIRECTOR, CHIEF TECHNOLOGY OFFICER OR CHIEF OPERATING OFFICER, OUR BUSINESS MAY SUFFER.

        We are heavily dependent upon the continued services of Iolo Jones, Chief Executive Officer, Paul Robinson, Sales Director, Jason Jack, Chief Technology Officer, and Clifford Webb, Chief Operating Officer. The loss of any one or more of these officers could seriously impede our success. We do not carry life insurance on the lives of any of these persons. One or more of these officers might resign and, subject to the noncompete provisions of their employment agreements, join a competitor or form a competing company and we might lose existing or potential clients. In the event that any of these persons becomes unavailable for any reason, our business may suffer.

        THE INEXPERIENCE OF OUR MANAGEMENT TEAM MAY LIMIT THEIR EFFECTIVENESS IN OPERATING OUR BUSINESS.

        Our management team has had limited experience in management positions. Only our Chairman, Peter Siddall, has ever held a senior managerial role at a major corporation. In addition, none of our management has extensive experience in overseeing the development of products including, but not limited to, making arrangements with developers, monitoring the development process, ensuring a smooth, timely flow of completed products and implementing reliable quality control procedures. The relative inexperience of our management in this area may negatively impact our ability to meet objectives and to operate our business.

        AS A START-UP BUSINESS, WE MAY BE UNABLE TO ATTRACT AND RETAIN THE QUALIFIED TECHNICAL, SALES AND SUPPORT STAFF NECESSARY FOR OUR GROWTH.

        Our ability to continue to develop and market our products and services is dependent upon our ability to identify, recruit, retain and motivate qualified personnel. As a start-up business, salaries for our employees are significantly below those of competitors in our industry and most of our existing employees are stockholders or are otherwise incentivized with periodic option grants. The low salaries and lack of assurance of our ability to secure additional funding may affect our efforts to recruit and retain additional personnel necessary to meet our growth targets. In addition, if we continue to issue additional equity in order to finance the business, future stock option grants may be less attractive to potential new hires and may not provide adequate motivation for existing personnel. If we are unable to hire and retain sufficient additional in-house personnel, we will be unable to complete development of our products and services, and our business will suffer.

        IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY OR IF OUR INTELLECTUAL PROPERTY IS FOUND TO INFRINGE ANOTHER'S INTELLECTUAL PROPERTY, WE MAY BE UNABLE TO GENERATE REVENUES BASED ON OUR PRODUCTS.

        We have not filed for any patents or registered copyrights relating to any of our products or services and we do not have any current plans to do so. We currently rely on a combination of trade secret, nondisclosure and other contractual agreements, as well as existing copyright and trademark laws to protect our confidential and proprietary information, but this may not be sufficient to prevent third parties from infringing upon or designing around our intellectual property to develop a competing product. We cannot be sure that our technology will not infringe any third party's intellectual property. In the event that a third party either infringes upon our intellectual property or makes a claim that our products infringe upon its proprietary rights, we may not have sufficient financial or other resources to enforce our rights or to successfully defend against any claim. Any infringement of or by our intellectual property could restrict our ability to generate revenues from our products.

        SYSTEM FAILURES AND/OR SECURITY RISKS MAY IMPAIR OUR OPERATIONS.

        The core of our network infrastructure could be vulnerable to unforeseen computer problems. We may experience interruptions in service in the future as a result of the accidental or intentional actions of internet users, current and former employees or others. Unknown security risks may result in liability to Narrowstep and also may deter new clients from using our products and services. The security measures we implement may still be circumvented in the future, which could impair our operations and have a material adverse effect on our business.

        IF WE ARE UNSUCCESSFUL IN INCREASING OUR SIMULTANEOUS VIEWER CAPACITY, WE WILL BE UNABLE TO HOST MAJOR LIVE EVENTS.


        Our ability to be an attractive platform for live events requires us to support a number of simultaneous viewers. Adding the necessary network capacity to do so will be expensive, and we may not be able to do so successfully. If we are unable to expand capacity successfully and on acceptable terms, we will be unable to host major live events which may limit our market opportunities.


        AS A THIRD-PARTY DISTRIBUTOR OF PROPRIETARY VIDEO CONTENT, WE ARE VULNERABLE TO CLAIMS OF BREACH OF CONTENT RIGHTS WHICH MAY HARM OUR BUSINESS.

        As a third-party deliverer of proprietary video content, we rely on our clients to have the appropriate rights to use and distribute this content. If the rights of the content owners are contravened, knowingly or otherwise, or if a content owner claims their rights are contravened, we could be subject to substantial lawsuits which could be time-consuming and costly to defend and our reputation may be harmed for having delivered the content.

        IF OUR PRODUCTION EQUIPMENT IS LOST, DAMAGED OR BECOMES OBSOLETE, WE MAY NOT BE ABLE TO REPLACE IT IN A TIMELY AND AFFORDABLE MANNER.


        We use expensive video production equipment in connection with our production services. If the existing equipment is lost or damaged due to accident, theft or tampering, we may not be able to replace it at rates that are commercially viable or in time to meet our production deadlines. This equipment requires regular maintenance and replacement. We may not be able to upgrade or maintain the equipment at rates that are commercially viable.


        IF ONLINE COMMERCE IS NOT SECURE, THIS LINE OF OUR BUSINESS MAY NOT BE PROFITABLE.

        Our ability to successfully offer ecommerce services depends upon our ability to transmit confidential information securely over public networks. Any compromise, or perceived compromise, of our ability to transmit confidential information securely, and costs associated with the prevention or elimination of such problems, could decrease or eliminate any potential for profitability in this line of our business.

        FAILURE OF OUR ACQUISITION STRATEGY COULD CAUSE US TO LOSE MONEY.

        Part of our operating strategy is to make strategic acquisitions to grow our business. If we pay too much for these acquisitions, experience problems integrating them with our business, or their services prove to be unprofitable, our revenues and profitability will suffer.

        RISKS RELATED TO CONDUCTING BUSINESS OUTSIDE OF THE UNITED STATES MAY ADVERSELY IMPACT OUR BUSINESS.

        We market and sell our products and services in Europe, the United States and Canada. As a result, we are subject to the normal risks of doing business abroad. Risks include unexpected changes in regulatory requirements, export and import restrictions, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, potential adverse tax consequences, exchange rate fluctuations, increased risks of piracy, limits on our ability to enforce our intellectual property rights, discontinuity of our infrastructures, subsidized competition from local nationalized providers and other legal and political risks. Such limitations and interruptions could have a material adverse effect on our business.


        IF WE FAIL TO MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROLS, WE MAY NOT BE ABLE TO ACCURATELY REPORT OUR FINANCIAL RESULTS OR PREVENT FRAUD. AS A RESULT, CURRENT AND POTENTIAL STOCKHOLDERS COULD LOSE CONFIDENCE IN OUR FINANCIAL REPORTING, WHICH WOULD HARM OUR BUSINESS AND THE PRICE OF OUR STOCK.

        Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand and operating results could be harmed. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. Any failure to implement improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the price of our stock.

RISKS RELATED TO INVESTING IN SHARES


        BECAUSE THE OFFERING PRICE OF THE SHARES IS ARBITRARY, IT MAY NOT ACCURATELY REFLECT THE VALUE OF THE SHARES.


        The offering price has not been the result of negotiation by an investment banker or other financial professional experienced in the valuation of companies and has no relation to our book value or any financial criteria. As a result, the offering price may not be indicative of the value of the shares.


        BECAUSE NO MARKET CURRENTLY EXISTS FOR OUR STOCK, YOU MAY BE UNABLE TO SELL THE SHARES.


        There is presently no market for our common stock and there can be no assurance that any market will develop. Our common stock is not currently eligible for trading on any principal stock exchange or market and we do not anticipate that it will be eligible for such trading in the foreseeable future. Unless a market for our common stock develops, it will be extremely difficult for a stockholder to dispose of his, her or its shares. In the event a market develops, there can be no assurance that the market will be strong enough to absorb all of the shares which may be offered for sale. In addition, without a market for our stock, the value of the shares will not be readily ascertainable and will be uncertain.


        IF WE DO ANY ADDITIONAL EQUITY FINANCING, THE OWNERSHIP INTEREST OF OUR EXISTING INVESTORS WILL BE DILUTED.


        We will need to raise additional capital in the future to continue development and marketing of our products and services. We anticipate that we may raise capital in the future by selling additional equity or financial instruments which are exchangeable or convertible into equity. Any future equity or equity-related financings will dilute the ownership interest of our existing stockholders.

        BECAUSE OUR ASSETS, OFFICES AND OFFICERS AND DIRECTORS ARE LOCATED IN THE UNITED KINGDOM, IT MAY BE DIFFICULT TO PROCEED WITH AN ACTION, OR TO ENFORCE A JUDGMENT, AGAINST US.

        Our primary offices and assets, and the majority of our officers and directors, are located exclusively in the United Kingdom. As a result, it may be difficult for stockholders located in the United States to pursue an action, or enforce a judgment against us, in the event of any litigation.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


        This prospectus contains forward-looking statements including, without limitation, in the discussions under the captions "Our Business," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere in this prospectus. Any and all statements contained in this prospectus that are not statements of historical fact may be deemed forward-looking statements. Terms such as may, might, would, should, could, project, estimate, pro forma, predict, potential, strategy, anticipate, attempt, develop, plan, help, believe, continue, intend, expect, future, and similar terms and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Forward-looking statements in this prospectus may include, without limitation, statements regarding (i) a projection of revenues, income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure, or other financial items, (ii) the plans and objectives of management for future operations, including plans or objectives relating to our products or services, (iii) our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the Securities and Exchange Commission, and (iv) the assumptions underlying or relating to any statement described in subparagraphs (i), (ii), or (iii).

        The forward-looking statements are not meant to predict or guarantee actual results, performance, events, or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates, and assumptions and are subject to a number of risks and uncertainties and other influences, many of which we have no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, inability to obtain adequate financing, insufficient cash flows and resulting illiquidity, dependence upon significant customers, inability to expand our business, government regulations, increased competition, changing customer preferences, stock illiquidity, failure to implement our business plans or strategies, and ineffectiveness of our marketing program and our acquisition opportunities. A description of some of the risks and uncertainties that could cause our actual results to differ materially from those described by the forward-looking statements in this prospectus appears under the caption "Risk Factors" and elsewhere in this prospectus.


        Because of the risks and uncertainties related to these factors and the forward-looking statements, readers of this prospectus are cautioned not to place undue reliance on the forward-looking statements. We disclaim any obligation to update these forward-looking statements or to announce publicly the results of any revisions to any of the forward-looking statements contained in this prospectus to reflect any new information or future events or circumstances or otherwise.

        Readers should read this prospectus and the following discussion and analysis in conjunction with the discussion under the caption "Risk Factors" in this prospectus, our financial statements and the related notes thereto in this prospectus, and other documents filed from time to time by Narrowstep with the Commission.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares by the selling stockholders.

                                 DIVIDEND POLICY

        We have never declared or paid any cash dividends on our capital stock. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the board may deem relevant.

                 CONDENSED PRO FORMA CONSOLIDATED FINANCIAL DATA


        The following unaudited condensed pro forma consolidated financial information gives pro forma effect to the acquisition of Sportshows Television Ltd., which was completed on November 25, 2003.

        The unaudited condensed pro forma consolidated financial information should be read in conjunction with our audited consolidated financial statements and those of Sportshows Television Ltd. all of which are included elsewhere in this prospectus. The following information is not necessarily indicative of our results of operations and our financial position as they may be in the future and as they might have been had the acquisition been effective on the date assumed.

        The financial statements of Sportshows Television Ltd. are prepared in accordance with UK GAAP but there are no significant differences between UK GAAP and US GAAP for Sportshows Television Ltd. Adjustment has been made to ensure uniform accounting policies are applied in respect of depreciation for the period ended November 25, 2003.

        The unaudited condensed pro forma consolidated statement of operations for the year ended February 29, 2004 gives pro forma effect to acquisition of Sportshows Television Ltd. as if it had been completed on March 1, 2003. The historical financial information for Narrowstep is derived from our audited consolidated statement of operations for the year ended February 29, 2004. The historical financial information for Sportshows Television Ltd. is derived from its audited profit and loss account for the period from April 1, 2003 to November 25, 2003 and for the year ended March 31, 2003 and has been translated from pounds sterling at an average rate of $1.626 = (pound)1.00.


                                                         NARROWSTEP INC.
                                          CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF
                                                           OPERATIONS
                                                  YEAR ENDED FEBRUARY 29, 2004
                                                           (UNAUDITED)

----------------------------------------- ------------------------------------------- -----------------------------------------
                                                          HISTORICAL                                 PRO FORMA
                                          ------------------------------------------- -----------------------------------------
                                                                    SPORTSHOWS
                                             NARROWSTEP INC.      TELEVISION LTD.          ADJUSTMENTS          CONSOLIDATED
========================================= ==================== ====================== ===================== ===================
Revenue:
               Production services                     234,992              632,606                                   867,598
               Narrowcasting and other                 285,768                    -                                   285,768
----------------------------------------- -------------------- ---------------------- --------------------- -------------------
               Total revenue                           520,760              632,606                                 1,153,366
----------------------------------------- -------------------- ---------------------- --------------------- -------------------
Cost of revenue:
               Direct costs                            275,261              257,444                                   532,705
               Software amortization                    49,340                                                         49,340
----------------------------------------- -------------------- ---------------------- --------------------- -------------------
               Total costs of revenue                  324,601              257,444                                   582,045
----------------------------------------- -------------------- ---------------------- --------------------- -------------------
Gross profit                                           196,159              375,162                                   571,321
----------------------------------------- -------------------- ---------------------- --------------------- -------------------
Operating expenses:
               Selling, general and                  3,404,679              362,612              25,284(a)          3,792,575
               administrative
----------------------------------------- -------------------- ---------------------- --------------------- -------------------
             Total operating expenses                3,404,679              362,612                 25,284          3,792,575
----------------------------------------- -------------------- ---------------------- --------------------- -------------------
(Loss) profit from operations                       (3,208,520)              12,550                (25,284)        (3,221,254)
----------------------------------------- -------------------- ---------------------- --------------------- -------------------
Other income                                             3,446                    -                                     3,446
Exchange losses                                        (18,264)                   -                                   (18,264)
Provision for income taxes                                   -               (1,857)                                   (1,857)
----------------------------------------- -------------------- ---------------------- --------------------- -------------------
Net (loss) income                                   (3,223,338)              10,693                (25,284)        (3,237,929)
----------------------------------------- -------------------- ---------------------- --------------------- -------------------
Net loss per share - basic and diluted                  $(0.17)                                                        $(0.15)
Weighted - average number of shares
outstanding                                         19,131,154                                   2,312,237(b)      21,443,391

-------------------------------------------------------------------------------------------------------------------------------
(a)     Adjustment to conform depreciation policy. Sportshows Television Ltd. previously adopted a declining balance depreciation policy whereas Narrowstep Inc.'s policy is one of straight line. Under Narrowstep Inc.'s depreciation policy, the estimated useful lives for computers and other equipment is three years and for furniture and fittings is four years, compared to four years for both under Sportshows Television Ltd.'s depreciation policy.

(b)     Adjustment to reflect shares issued as part consideration for the acquisition of Sportshows Television Ltd.
-------------------------------------------------------------------------------------------------------------------------------

                      SELECTED CONSOLIDATED FINANCIAL DATA


        You should read the following selected pro forma consolidated financial data in conjunction with our unaudited "Condensed Pro Forma Consolidated Financial Data" and the selected historical consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus. The selected pro forma consolidated financial data set forth below is derived from our unaudited "Condensed Pro Forma Consolidated Financial Data" and shows the pro forma effect of the acquisition of Sportshows Television Ltd. as if it had been acquired on March 1, 2003. The selected historical consolidated financial data for the six months ended August 31, 2004 and 2003 and at August 31, 2004 are derived from our unaudited Condensed Consolidated Financial Statements included elsewhere in this prospectus. The selected historical consolidated financial data for the year ended February 29, 2004 and for the period from May 9, 2002 (inception) to February 28, 2003 are derived form our and our predecessor's audited Consolidated Financial Statements included elsewhere in this prospectus, which have been audited by Ernst & Young LLP, our independent registered public accounting firm, and whose opinion thereon contains an explanatory paragraph which expresses substantial doubt about our ability to continue as a going concern.

        We have recorded certain restatement adjustments to our consolidated statement of operations for the period ended February 28, 2003, which has increased our losses for the period by $43,430. See Note 3 to our financial statements. The adjustments are in respect of the following:

        o REVENUE - Revenue has been decreased by $22,685 which related to Narrowstep Ltd. revenue for the period prior to its acquisition by Narrowstep Inc. on September 19, 2002 and so has been excluded from the consolidated figures.

        o COST OF REVENUE - Cost of Revenue has been decreased by $8,378 which related to Narrowstep Ltd. cost of revenue for the period prior to its acquisition by Narrowstep on September 19, 2002 and so have been excluded from the consolidated figures.

        o We have reclassified Research and Development expenses of $80,000 and other income expenses of $22,027 to Selling, General and Administrative expenses. In addition, legal costs of $35,000 for the period ending February 28, 2003 previously charged against "Additional Paid in Capital" as direct costs of private placement have been expensed.


                                          CONSOLIDATED STATEMENTS OF OPERATIONS DATA


-------------------------------------- ----------------------------------------- ------------- -----------------------------
                                                      HISTORICAL                  PRO FORMA             HISTORICAL
                                       ----------------------------------------- ------------- -----------------------------
                                                                      COMPANY                                 PREDECESSOR
                                       ---------------------------------------------------------------------- --------------
                                                                                                PERIOD FROM    PERIOD FROM
                                        SIX MONTHS    SIX MONTHS                                MAY 9, 2002     APRIL 9,
                                          ENDED         ENDED                                   (INCEPTION)       2002
                                        AUGUST 31,    AUGUST 31,    YEAR ENDED    YEAR ENDED    TO FEBRUARY    (INCEPTION)
                                           2004          2003      FEBRUARY 29,  FEBRUARY 29,    28, 2003     TO SEPTEMBER
                                       (UNAUDITED)   (UNAUDITED)       2004          2004       (RESTATED*)     18, 2002
                                             $             $            $             $               $              $
====================================== ============= ============= ============= ============= ============== ==============
Revenue:
    Production services                     396,829             -       234,992       867,598              -              -
    Narrowcasting and other                 391,762        78,669       285,768       285,768          4,315         23,250
-------------------------------------- ------------- ------------- ------------- ------------- -------------- --------------
    Total revenue                           788,591        78,669       520,760     1,153,366          4,315         23,250
-------------------------------------- ------------- ------------- ------------- ------------- -------------- --------------

Cost of revenue:
    Direct costs                            335,643        68,513       275,261       532,705         31,622          7,680
    Software amortization                    47,599        16,805        49,340        49,340              -              -
-------------------------------------- ------------- ------------- ------------- ------------- -------------- --------------
    Total costs of revenue                  383,242        85,318       324,601       582,045         31,622          7,680
-------------------------------------- ------------- ------------- ------------- ------------- -------------- --------------

Gross profit (loss)                         405,349       (6,649)       196,159       571,321      ( 27,307)         15,570
-------------------------------------- ------------- ------------- ------------- ------------- -------------- --------------

Operating expenses:

Selling, general and administrative
(including non-cash stock
compensation expense of $865,598
(unaudited) for the six months ended
August 31, 2004 and $1,560,531 for
the year ended February 29, 2004)         2,364,241       477,809     3,404,679     3,792,575        288,804         21,075

Purchased in process research and
development                                       -             -             -             -         52,346              -
-------------------------------------- ------------- ------------- ------------- ------------- -------------- --------------
Total operating expenses                  2,364,241       477,809     3,404,679     3,792,575        341,150         21,075
-------------------------------------- ------------- ------------- ------------- ------------- -------------- --------------
LOSS FROM OPERATIONS                    (1,958,892)     (484,458)   (3,208,520)   (3,221,254)      (368,457)        (5,505)
-------------------------------------- ------------- ------------- ------------- ------------- -------------- --------------
Other income                                    748         2,292         3,446         3,446          1,027              -
Exchange losses                             (1,895)       (2,190)      (18,264)      (18,264)              -              -
Provision for income taxes                        -             -             -       (1,857)              -              -
-------------------------------------- ------------- ------------- ------------- ------------- -------------- --------------
NET LOSS                                (1,960,039)     (484,356)   (3,223,338)   (3,237,929)      (367,430)        (5,505)
====================================== ============= ============= ============= ============= ============== ==============
Net loss per share - basic and
diluted                                     $(0.07)       $(0.03)       $(0.17)       $(0.15)        $(0.03)       $(5,505)
Weighted-average number of shares
outstanding, basic and diluted           27,329,750    16,395,022    19,131,154    21,456,177     11,574,619              1
-------------------------------------- ------------- ------------- ------------- ------------- -------------- --------------

*These figures have been restated from those published in the registration statement of which this prospectus is a part, as originally filed on September 9, 2003. See Note 3 to our Consolidated Financial Statements.


                                              CONSOLIDATED BALANCE SHEET DATA

-------------------------------------------------------------------------------------- ----------------- ----------------
                                                                                          AUGUST 31,       FEBRUARY 29,
                                                                                             2004              2004
                                                                                              $                 $
====================================================================================== ================= ================
ASSETS
Current assets:
          Cash and cash equivalents                                                             579,133          592,471
          Accounts  receivable,  net of allowance for doubtful accounts of $45,278 at           264,879          184,705
          August 31, 2004 (unaudited) and $45,278 at February 29, 2004
          Amounts receivable from related parties                                               182,428          127,568
          Prepaid expenses and other current assets                                             253,436          166,034
-------------------------------------------------------------------------------------- ----------------- ----------------
          Total current assets                                                                1,279,876        1,070,778
-------------------------------------------------------------------------------------- ----------------- ----------------

Property and equipment, net                                                                     545,791          567,356
Software development costs, net of accumulated amortization                                     194,884          163,777
Goodwill                                                                                      1,894,952        1,009,744
Intangible assets, net                                                                          176,649          197,807
-------------------------------------------------------------------------------------- ----------------- ----------------
TOTAL ASSETS                                                                                  4,092,152        3,009,462
====================================================================================== ================= ================

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current liabilities:
          Accounts payable                                                                      449,328          409,635
          Net obligations under capital leases                                                  107,956           96,734
          Accrued expenses and other liabilities                                                436,242          473,296
-------------------------------------------------------------------------------------- ----------------- ----------------
          Total current liabilities                                                             993,526          979,665
-------------------------------------------------------------------------------------- ----------------- ----------------

Net obligations under capital leases - greater than 1 year                                       87,527          130,975
-------------------------------------------------------------------------------------- ----------------- ----------------
Total liabilities                                                                             1,081,053        1,110,640
-------------------------------------------------------------------------------------- ----------------- ----------------

STOCKHOLDERS' EQUITY:
          Common stock, $0.000001 par value 450,000,000 shares authorized with                       29               26
          28,528,053 issued at August 31, 2004 and 25,700,255 issued at February 29,
          2004
          Additional paid-in capital                                                          7,277,053        4,425,975
          Deferred stock compensation                                                         1,382,187        1,034,736
          Accumulated deficit                                                               (5,550,807)      (3,590,768)
          Accumulated other comprehensive (loss)/income                                        (97,363)           28,853
-------------------------------------------------------------------------------------- ----------------- ----------------
          Total stockholders' equity                                                          3,011,099        1,898,822
-------------------------------------------------------------------------------------- ----------------- ----------------

-------------------------------------------------------------------------------------- ----------------- ----------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                    4,092,152        3,009,462
====================================================================================== ================= ================


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

        YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS, THE RELATED NOTES AND THE OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION MAY CONTAIN FORWARD-LOOKING STATEMENTS BASED UPON CURRENT BELIEFS OF MANAGEMENT AND EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS AND THE TIMING OF SELECTED EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF MANY FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW


        We provide our customers with technology that allows them to transmit video content over the internet to targeted audiences. Our services allow customers to format and manage content, create programming, transmit programming to specific audiences and create and manage subscription, pay-per-view and other revenue generation models. We also provide production services to customers, although we believe that revenue from production services will decline as a percentage of total revenues as our core "narrowcasting" services grow in importance.

        We were initially incorporated as a Delaware corporation in May 2002. Our headquarters is in London, England. We also have a production facility in London and a small sales office in New York City. Approximately 85% of our total revenues for the six months ended August 31, 2004 were generated from customers in the United Kingdom and Europe and 12% of our total revenues during this period were generated from customers in the United States. We expect our revenues from sources in the United States to increase as we begin to focus more on revenue opportunities there.

        From May 2002 until approximately March 2003, our efforts were focused on developing the technology necessary to enable customers to provide streams of video content over the internet, developing relationships with channel partners, such as broadband internet providers, developing our business strategy and revenue generation model, and hiring key employees.

        In March 2003, we launched our flagship extreme sports channel, High.TV, as a "proof of concept" and demonstration of our narrowcasting capabilities. In November 2003, we acquired Sportshows Television Ltd., which enabled us to provide production services to customers interested in creating their own stations. In addition, we have completed development of our core technology modules, which allow customers to choose from a complete menu of complementary services to enable their distribution of video over the internet. Also, we have launched several additional channels which we host for clients, and have added to our infrastructure.

HOW WE GENERATE REVENUE

        We generate revenue primarily from fees we charge for the use of our technology and related services for narrowcasting and from the sale of production services. Revenues from our narrowcasting activities include fees paid for the establishment and maintenance of channels, encoding and uploading of content, as well as the management of channels on behalf of clients. The cost charged depends on the level of service desired by the customer and typically ranges from $10,000 to $20,000. In addition, we charge a monthly license fee which ranges from $1,000 to $5,000 depending upon the range of features and capabilities being licensed and which covers the cost of support, maintenance, upgrades, content hosting (the storage of files on our network) and content delivery (the cost of bandwidth to deliver the content to the end viewer) for the individual account. For a fixed price, we also offer an evaluation license which allows a user to use most features of the system and to establish a channel and a player for a two month evaluation period. Revenues from production services include fees paid for the production, filming, editing and encoding of programs. We charge our clients on a time and expense basis for these services, typically on a project-by-project basis, although occasionally under longer term agreements.

        55% of our revenues for the fiscal year ended February 29, 2004 came from our narrowcasting activities and 45% came from production services. 50% of our revenues for the six months ended August 31, 2004 came from narrowcasting and other services and 50% came from production services. The increase in total revenues from production services during the first six months of fiscal 2004 resulted from the acquisition of Sportshow Television Ltd. in November 2003 and the inclusion of Sportshows's revenues for the entire 2004 period. However, we expect that production services revenues will begin to decline as a percentage of total revenues as a result in the expected growth of our narrowcasting business.

        We expect that a majority of our revenues for the fiscal year ending December 31, 2004 will continue to consist of fees for narrowcasting and production services. As more channels are established and become commercially successful, however, we anticipate a shift in revenues by the end of 2005, so that income from revenue sharing arrangements under which we receive a portion (anticipated to be approximately 30% to 50%) of the revenues obtained by clients from the sale of advertising on their channels will represent our primary source of revenues.

KEY REVENUE DRIVERS AND CHALLENGES

        We expect that demand for services like ours will be strong in the future as TV broadcasting continues to become more fragmented and content providers search for better ways to reach target audiences. We expect the proliferation of broadband internet access to continue and to provide additional impetus to our business as content providers seek to gain access to a greater number of viewers having broadband access. As we continue to grow and add clients, we expect revenues to increase not only from the licensing of our technology, but also from the revenue sharing models we put into place during 2004. As our services obtain broader market acceptance, we believe that content providers will see our platform as a viable way to provide video content cheaply and to a more targeted audience than is possible with existing broadcast methods.

        We face significant challenges as we seek to grow our business. Many of those challenges are detailed in the "Risk Factors" section of this prospectus. However, we have identified key challenges that must be met in order for our business to become successful:

        o       gain greater market acceptance for our products and services;

        o       develop effective means to obtain revenue from our technology;

        o enhance our sales and marketing capabilities to reach effectively a greater number of potential clients;

        o obtain a critical mass of clients that can provide a growing and stable revenue base;

        o establish the Narrowstep name as a valuable brand in the narrowcasting industry;

        o continue to improve our products and services to become and remain the leading supplier of narrowcasting technology and services;

        o assure continued access to sufficient bandwidth to provide services to clients on a cost-effective basis;

        o stay abreast of technological developments so we can remain a provider of state-of-the-art services; and

        o compete effectively with service providers who may have significantly greater resources than we do.

        While we believe that we are well positioned to meet these challenges and those described elsewhere in this prospectus, no assurances can be given that we will be able to do so or that our business will ultimately be successful.

TRENDS IN OUR BUSINESS

        As described above, we commenced operations in March 2003. Since that time we have launched our first in-house channel, finished the development of our core technology and acquired a production services business. Our revenues during fiscal year ended February 28, 2003 consisted primarily of fees from narrowcasting activities. The acquisition of Sportshows Television Ltd. also resulted in the generation of production services revenues during the last part of the fiscal year ended February 28, 2003.

        During 2004, we completed the initial development of our product suite and began to focus primarily on the sale of licenses to use our narrowcasting products. We have added significantly to our customer base and expect growth in the number of clients using our products and services to continue to increase. We expect revenues for the fiscal year ended December 31, 2004 will consist primarily of revenues generated by our narrowcasting activities and that revenues from production services will decline as a percentage of total revenues. We also have begun to enter into revenue sharing arrangements with clients which we expect to be a major source of revenue during 2005 and thereafter. Although the majority of our revenues have originated in the United Kingdom, we expect the United States to become a more important source of revenues as we increase our focus on opportunities there.

        Because we have only recently commenced operations, we expect that our operating expenses, primarily related to development expenses, selling, general and administrative expenses, will continue to increase as we seek to improve and upgrade our products, increase headcount, continue to build our infrastructure and devote resources to building a sales and marketing network. We expect that non-operating expenses, such as accounting, legal and other professional fees will decrease as a percentage of revenues as we complete the process of becoming a public company and spread future expenses over a larger revenue base.

        Although our business does not yet generate positive cash flow from operations, we expect that we will become cash flow positive by the fourth quarter of 2005 as a result of increased revenues, lower professional costs and other expenses growing less quickly than revenues. However, we expect that cash used in investing activities will continue to grow as we purchase needed equipment and look to round out our product and service offerings.

REVENUE RECOGNITION

        We recognize revenue when earned in accordance with our written contractual agreements and revenue recognition rules under generally accepted accounting principles of the United States and in compliance with the Securities and Exchange Commission Staff Accounting Bulletin No. 104 (SAB 104), "Revenue Recognition." Revenue is recognized when all of the following criteria are met:

        o Persuasive evidence of an arrangement exists - We consider a non-cancellable signed agreement between us and the customer to be evidence of an arrangement.

        o Delivery has occurred or services have been rendered - Although deposits or prepayments are common with orders, revenues are recognized only on the delivery of content or channel or service. We recognize revenue from resellers upon sell-through to the end customer.

        o The seller's price to the buyer is fixed or determinable - If the customer decides to cancel, then all of the development work, content production, initial license and monthly license fees to-date remain due and non-cancellable. We generally consider payments that are due within six months to be fixed or determinable based upon our successful collection history on such arrangements. We also evaluate payment terms between six months and one year on a case-by-case basis as to whether the fee is fixed or determinable.

        o Collectability is reasonably assured - We run normal business credit checks on unknown new customers to minimize the risk of a customer avoiding payment. Collection is deemed probable if we expect that the customer will be able to pay amounts under the arrangement as payments become due. If we determine that collection is not probable, we defer the revenue and recognize it upon cash collection. We also seek a deposit wherever possible before commencing work on a new contract.


COST OF REVENUE

        Our cost of revenue for narrowcasting consists of any costs of customizing our standard software that might be required as charged by either outside contractors and/or a portion of our own staff costs, as well as travel, equipment rental, consumables and any other direct costs. Also included are costs associated with providing content over the internet, primarily fees that we pay to our suppliers to provide bandwidth. These expenses are largely proportional to the volume of content carried over our network. Our cost of revenue for production services includes any contract specialist staff services and rental of editing equipment.

OPERATING EXPENSES.

        Our operating expenses have been primarily:


        o expenses associated with operating our network, consisting primarily of the salaries, payroll taxes and benefits that we pay for those employees directly involved in our operation;

        o expenses relating to the salaries, payroll, taxes, benefits and commissions that we pay for sales personnel and expenses associated with the development and implementation of our promotion and marketing campaigns. We anticipate that sales and marketing expenses will increase approximately 75% during fiscal 2004 as we expand our internal sales force, hire additional marketing personnel and increase expenditures for promotion and marketing;

        o salary, payroll tax and benefit expenses that we pay for employees and consultants who work on the development of our network management and future applications of our technology. We believe that investing in the enhancement of our technology is critical to our future success. We expect that our development expenses will increase approximately 20% to 30% in the next year, based upon various factors, including the pace of technological change in our industry and our goal of expanding the applications of our technology;

        o salary, payroll tax and benefit expenses and related costs for general corporate functions, including executive management, administration, facilities, information technology and human resources, as well as legal and accounting expenses. We expect that general and administrative expenses will increase in the future by approximately 20% during the next year as we hire additional personnel and incur additional costs related to the growth of our business and operations, including those relating to compliance with the regulatory and reporting requirements of being a public company. In addition, we expect to expand our facilities and incur associated expenses to support our anticipated growth; and

        o non-cash employee compensation expenses representing compensation expense incurred in connection with the grant of certain stock options to our employees with exercise prices less than the fair value of our common stock at the respective dates of grant. Such charges have been expensed in accordance with the underlying vesting periods of the options granted.


SOFTWARE DEVELOPMENT COSTS

        We account for our internal use software under SOP 98-1, "Accounting for the Costs of Computer Software Developed for or Obtained for Internal Use", which requires the capitalization of certain costs incurred in connection with developing or obtaining software for internal use. Capitalized software development costs consist primarily of programmers' compensation and benefits, where applicable. These costs are included within other assets and are amortized over a period not to exceed three years beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs are expensed as incurred.


IN-PROCESS RESEARCH AND DEVELOPMENT

        On June 11, 2002, we entered into an agreement with Iolo Jones, our chief executive officer and principal stockholder, to purchase all of the outstanding common stock of Narrowstep Ltd., a development-stage company incorporated in England and Wales, for (pound)30,000 ($46,842). The acquired in-process research and development was estimated to have a fair value of approximately $52,000. This was expensed in the period ended February 28, 2003.

        Under the agreement, the principal stockholder assigned to us all of the intellectual property rights he owned associated with the development of Narrowstep Ltd.'s services including trademarks, business support materials, websites and rights in planned patent applications.

        The in-process research and development covered the following specific assets:

        o       Background research into web streaming models and businesses

        o       Business model development

        o Channel server systems research, conceptual and functional specification

        o Initial Narrowstep web site development architectural and navigation development

        o       Streaming Media research into relevant technologies

        o       Narrowstep web site development coding

        o Media server systems research, conceptual and functional specification

        o       Bandwidth charging commercial model calculator implementation

        o       Design and development for High.tv

        o       Adserver commercial engine modelling

        o       High.tv website and Player development

        o Outline functional spec of integration of Mediaserver, Channelserver and Adserver

        All of these were complete to a first version and none of them had an alternative use. We used the specifications as a basis for the software development which at the time was anticipated to cost an aggregate of approximately $500,000 to develop into a commercially viable suite of programs. We expected these costs to be spread over the fiscal years ended February 28, 2003, February 29, 2004 and February 28, 2005 in the approximate proportion of 20%:50%:30% respectively. These developments are now complete to third or fourth versions. We continue to add enhancements to these existing modules as well as entirely new modules. The risks of not completing these projects in a timely fashion would be to delay and frustrate our efforts to secure revenues. If we are unable to develop the system in ongoing years we may need to develop other products, as yet unknown, and may not be able to replicate or enhance the functionality of our current products. If we are unable to deliver client requested enhancements users may not use our system and our revenues may decrease.

ACCOUNTING FOR STOCK-BASED AWARDS TO EMPLOYEES

        SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - transition and disclosure," encourages the use of the fair value based method of accounting for stock-based employee compensation. SFAS No. 123 allows entities to continue to apply the intrinsic value method prescribed by Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" (APB25), and related interpretations and provide pro forma disclosures of net income (loss) and earnings (loss) per share. Under APB 25, compensation cost is measured based on the excess, if any, of the quoted market price or fair value of a company's stock at the grant date (or a later date where the option has variable terms that depend on events after the date of grant) over the amount an employee must pay to acquire the stock. For fixed awards with pro rata vesting, we follow the accelerated expense attribution method under FASB Interpretation No. 28, "Accounting for Stock Appreciation Rights and other Variable Stock Option Award Plans."

        Note 9 of Notes to Consolidated Financial Statements included as part of this prospectus describes what the impact would have been had we expensed employee stock awards under the fair value method using the Black-Scholes option-pricing model, rather than the intrinsic value method.


ACCOUNTING FOR STOCK-BASED AWARDS TO NON-EMPLOYEES

        We measure the fair value of options to purchase our common stock granted to non-employees throughout the vesting period as they are earned. We then allocate the charge to the relevant expense category. The fair value is determined using the Black-Scholes option-pricing model, which considers the exercise price relative to the deemed value of the underlying stock, the expected stock price volatility, the risk-free interest rate and the dividend yield. As we have not been a public company, we have assumed no volatility. If we had made different assumptions about the stock-price volatility, the related stock-based compensation expense and our net income and net income per share amounts could have been significantly different.

FOREIGN EXCHANGE RISKS


        We are a Delaware corporation and since our inception we have been raising funds in US dollars. However, our primary operations are located in London, and we generally conduct our business in sterling. This currency difference between our fundraising and business operations represents a risk related to the rate of exchange from US dollars to sterling. We generally try to manage this exchange risk by keeping 2/3 of our cash as sterling and 1/3 as US dollars. A larger currency exchange risk results from our primary assets being denominated almost wholly in sterling. The dollar value of our assets, and thus our stockholders' equity, increases when the dollar weakens relative to the pound and vice versa. In the future, we hope to generate revenues from operations in the United States which would be received in US dollars and which should help mitigate the exchange risk.

RESULTS OF OPERATIONS: COMPARISON OF THE SIX-MONTH PERIOD ENDED AUGUST 31, 2004 TO THE SIX-MONTH PERIOD ENDED AUGUST 31, 2003.

        REVENUES.

        Revenues for our two operating segments for the six months ended August 31, 2004 and the six months ended August 31, 2003 were as follows:

---------------------------- ------------ ----------- ------------ -------------
                             SIX MONTHS               SIX MONTHS
                                ENDED                    ENDED
                             AUGUST 31,   PERCENTAGE  AUGUST 31,
                                2004      OF TOTAL       2003       AMOUNT OF
                             (UNAUDITED)   REVENUES   (UNAUDITED)    INCREASE
                                  $           %            $            $
============================ ============ =========== ============ =============

Production services              396,829         50%            -       396,829
Narrowcasting and other          391,762         50%       78,669       313,093
---------------------------- ------------ ----------- ------------ -------------
TOTAL REVENUE                    788,591        100%       78,669       709,922
---------------------------- ------------ ----------- ------------ -------------

        PRODUCTION SERVICES. Production services revenues were approximately $397,000 for the six months ended August 31, 2004. These revenues resulted from our acquisition of Sportshows Television Ltd. in November 2003. These revenues represent 50% of our total revenues for the period.

        NARROWCASTING AND OTHER. Narrowcasting revenues were approximately $392,000 for the six months ended August 31, 2004, an increase of approximately $313,000, or 398%, compared to approximately $79,000 for the comparable period of 2003. This increase in narrowcasting revenues resulted primarily from increased promotional, sales and marketing efforts and the completion of the initial development of our narrowcasting technology.

        COSTS AND EXPENSES. Our primary costs and expenses for the six months ended August 31, 2004 and the six months ended August 31, 2003 were as follows:

------------------------------------- ------------ ----------- ------------- ------------- ------------
                                      SIX MONTHS   PERCENTAGE   SIX MONTHS    PERCENTAGE    INCREASE
                                         ENDED                    ENDED
                                      AUGUST 31,    OF COSTS    AUGUST 31,        OF
                                         2004      AND             2003       COSTS AND        IN
                                      (UNAUDITED)   EXPENSES   (UNAUDITED)     EXPENSES     EXPENSES
                                           $           %            $             %             $
===================================== ============ =========== ============= ============= ============
TOTAL COSTS AND EXPENSES/OTHER:
Direct costs of revenue                   335,643         12%        68,513           12%      267,130
Sales and marketing                       153,998          6%        88,018           16%       65,980
Software amortization                      47,599          2%        16,805            3%       30,794
General, administrative and other       1,324,634         48%       329,264           58%      995,370
Stock compensation expense                865,598         31%        60,425           11%      805,173
Amortization of intangibles                21,158          1%             -             -       21,158
------------------------------------- ------------ ----------- ------------- ------------- ------------
TOTAL                                   2,748,630        100%       563,025          100%    2,185,605
------------------------------------- ------------ ----------- ------------- ------------- ------------

        COST OF REVENUE. Direct costs of revenue, including the cost of bandwidth, sub-contracted labor and consulting fees, were approximately $336,000 for the six months ended August 31, 2004, an increase of approximately $267,000 compared to approximately $69,000 for the six months ended August 31, 2003. The increase in the cost of revenues resulted primarily from the acquisition of Sportshows Television Ltd. as well as the commencement of active marketing of our other services. We currently anticipate that total costs of revenue for the fiscal year ending December 31, 2004 will increase in line with sales, as compared with the prior fiscal year due to the impact of inclusion of costs of our production services for a full year period and an increase of costs related to the scale-up of narrowcasting sales.

        Costs of revenue as a percentage of total revenue was 43% for the six months ended August 31, 2004, compared to 87% for the comparable period of 2003. The decline in costs of revenue as a percentage of total revenue resulted primarily from increased revenues and our ability to spread related costs over a higher revenue base. We anticipate that costs of revenue as a percentage of total revenues will continue to decline as we benefit from our investment in infrastructure, headcount and other expenses necessary to support expected growth in our business.

        SALES AND MARKETING EXPENSES. Sales and marketing expenses, including employee compensation and related costs for personnel engaged in marketing, customer service and sales and sales support functions, as well as direct advertising, public relations and promotional expenditures, were approximately $154,000 for the six months ended August 31, 2004, an increase of approximately $66,000, or 75%, compared to approximately $88,000 for the six months ended August 31, 2003. The increase in sales and marketing expenses resulted primarily from the commencement of the marketing of our narrowcasting services. As a percentage of total revenue, sales and marketing expenses decreased to 20% of total revenue for the six months ended August 31, 2004, compared to 112% for the comparable period of 2003. The decrease in sales and marketing expenses as a percentage of total revenue resulted primarily from higher revenue growth and the ability to spread expenses over a larger revenue base. We expect that sales and marketing expenses as a percentage of total revenues will continue to decline as a result of these factors.

        GENERAL, ADMINISTRATIVE AND OTHER EXPENSES. General, administrative and other expenses, including employee compensation and related costs for personnel engaged in administrative functions, legal and accounting fees, amortization and depreciation and other items, were approximately $1,325,000 for the six months ended August 31, 2004, an increase of approximately $995,000, or 300%, compared to approximately $330,000 for the six months ended August 31, 2003. The increase in general, administrative and other expenses resulted primarily from increases in headcount, infrastructure expenses and occupancy expense as we sought to expand and scale-up of our operations, as well as costs associated with becoming a publicly traded company. As a percentage of total revenue, general and administrative expenses decreased to 168% of total revenue for the six months ended August 31, 2004, compared to 420% for the comparable period of 2003. The decrease in general, administrative and other expenses as a percentage of total revenue resulted primarily from higher revenue growth and the ability to spread expenses over a larger revenue base. We expect general, administrative and other expenses as a percentage of total revenue to decline once we have completed the process of becoming a publicly traded company.

        The breakdown of general, administrative and other expenses for the six months ended August 31, 2004 and August 31, 2003 is as follows:

---------------------------------------------- ----------- -------------- ------------- --------------
                                                  SIX
                                                 MONTHS     PERCENTAGE     SIX MONTHS     PERCENTAGE
                                                 ENDED      OF GENERAL       ENDED        OF GENERAL
                                               AUGUST 31,       AND        AUGUST 31,        AND
                                                  2004     ADMINISTRATIVE     2003      ADMINISTRATIVE
                                               (UNAUDITED)    EXPENSES     (UNAUDITED)     EXPENSES
                                                    $             %             $              %
============================================== =========== ============== ============= ==============
TOTAL GENERAL, ADMINISTRATIVE AND OTHER
EXPENSES:
Wages and salaries                                447,368            34%        33,128            10%
Legal, accounting and audit                       455,932            34%       120,650            37%
Depreciation                                      110,614             8%        15,228             5%
Foreign exchange losses                             1,895              -         2,190             1%
Other                                             308,825            24%       158,068            47%
 TOTAL                                          1,324,634           100%       329,624           100%
---------------------------------------------- ----------- -------------- ------------- --------------

        STOCK-BASED COMPENSATION. For the six months ended August 31, 2004, we recorded a non-cash charge of approximately $866,000 primarily as a result of a significant increase in our headcount. Although we granted no new stock options during this period, the charge resulted from additional charges for previously granted options and for compensation to employees in the form of discounted share purchases. Stock-based compensation for the prior half-year period ended August 31, 2003 was approximately $60,000.

        SOFTWARE DEVELOPMENT. Software development expenses consist primarily of compensation and related costs for personnel responsible for the development of new products and services, as well as significant improvements to existing products and services. We currently capitalize our development costs and amortize a portion of them each year. During the six months ended August 31, 2004, we capitalized approximately $78,706 on software development and amortized $47,599. For the six months ended August 31, 2003, $63,647 of software development was capitalized and $16,805 was amortized. The increase in software development expenses resulted primarily from the development of improved functionality to the range of existing products.

        INCOME TAXES. We have not generated any taxable income to date, and therefore have not had to pay any income tax or make any provision for income tax since our inception. We have a net operating loss carryforward, at the expected tax rates for our operations, including approximately $1,000,000, which will remain in place until utilized and $73,000 which will remain in place until utilized or until February 2025, whichever is the earlier.

RESULTS OF OPERATIONS: COMPARISON OF THE FISCAL YEAR ENDED FEBRUARY 29, 2004 TO THE PRIOR YEAR PERIOD FROM OUR INCEPTION ON MAY 9, 2002 TO FEBRUARY 28, 2003

        RESTATEMENT OF PRIOR YEAR AMOUNTS.

        We have recorded certain restatement adjustments to our consolidated statement of operations for the period ended February 28, 2003, which has increased our losses for the period by $43,430. See Note 3 to the financial statements. The adjustments are in respect of the following:

        o REVENUE - Revenue has been decreased by $22,685 which related to Narrowstep Ltd. revenue for the period prior to its acquisition by Narrowstep Inc. on September 19, 2002 and so has been excluded from the consolidated figures.

        o COST OF REVENUE - Cost of Revenue has been decreased by $8,378 which related to Narrowstep Ltd. cost of revenue for the period prior to its acquisition by Narrowstep on September 19, 2002 and so have been excluded from the consolidated figures.

        o We have reclassified Research and Development expenses of $80,000 and other income expenses of $22,027 to Selling, General & Administrative expenses. In addition, legal costs of $35,000 for the period ending February 28, 2003 previously charged against "Additional Paid in Capital" as direct costs of private placement have been expensed.

        REVENUES.

        Revenues for the fiscal year ended February 29, 2004 consisted of production services revenues and narrowcasting revenues and reflected a $516,445 increase over revenues for the prior year period ended February 28, 2003, which consisted solely of narrowcasting revenues. We anticipate future revenues will come from a mixture of fees for production services, fees related to narrowcasting and revenue sharing arrangements. Revenues for our two operating segments for the fiscal year ended February 29, 2004 and for the prior year period ended February 28, 2003 were as follows:

----------------------------------- ---------------- -------------------- ----------------

                                      YEAR ENDED      FROM MAY 9, 2002
                                     FEBRUARY 29,      (INCEPTION) TO     YEAR OVER YEAR
                                         2004         FEBRUARY 28, 2003      INCREASES
                                           $             (RESTATED)              $
=================================== ================ ==================== ================
Production services                         234,992                    -          234,992
Narrowcasting and other                     285,768                4,315          281,453
----------------------------------- ---------------- -------------------- ----------------
Total revenue                               520,760                4,315          516,445
=================================== ================ ==================== ================


        PRODUCTION SERVICES. For the fiscal year ended February 29, 2004, we generated production services revenues of approximately $235,000. These revenues were the result of our acquisition of Sportshows Television Ltd. in November 2003 and ensuing creation of our production services division. These revenues represent 45% of our total revenues for the year.


        NARROWCASTING AND OTHER. We generated narrowcasting revenues of approximately $286,000 during the fiscal year ended February 29, 2004, as compared to approximately $4,000 for the period from our inception on May 9, 2002 to February 28, 2003. This increase corresponds to our transition from a development stage company to an operating entity and was the result of the launch of our initial products and related marketing and sales efforts.

        COSTS AND EXPENSES. Our primary costs and expenses for the fiscal year ended February 29, 2004 and the prior year period ended February 28, 2003 were as follows:


------------------------------------ --------------------- --------------- -------------------- ----------------
                                                                            FROM MAY 9, 2002
                                          YEAR ENDED       PERCENTAGE OF     (INCEPTION) TO      PERCENTAGE OF
                                      FEBRUARY 29, 2004      COSTS AND      FEBRUARY 28, 2003      COSTS AND
                                              $               EXPENSES         (RESTATED)          EXPENSES
==================================== ===================== =============== ==================== ================
TOTAL COSTS AND EXPENSES:
Direct costs of revenue                           275,261              7%               31,622               8%
Sales and marketing                               194,019              5%                3,511               1%
Software amortization                              49,340              1%                    -               0%
Purchased research and development                      -               -               52,346              14%
General and administrative                      1,654,368             44%              285,293              77%
Stock compensation expense                      1,560,531             43%                    -                -
Amortization of intangibles                        10,579               -                    -                -
------------------------------------ --------------------- --------------- -------------------- ----------------
TOTAL                                           3,744,098            100%              372,772             100%
------------------------------------ --------------------- --------------- -------------------- ----------------

        COST OF REVENUE. Direct costs of revenue, including the cost of bandwidth, sub-contracted labor and consulting fees, were $275,261, or 53% of revenues, for the fiscal year ended February 29, 2004, compared with $31,622, or 733% of revenues, for the prior year period ended February 28, 2003. The change in the cost of revenues is primarily a result of our acquisition of Sportshows Television Ltd. as well as the commencement of active marketing of our other services. We currently anticipate that total costs of revenue for the fiscal year ending December 31, 2004 will increase as compared with the prior fiscal year due to the impact of inclusion of costs of our production services for a full year period and an increase of costs related to the scale up of narrowcasting sales. We also currently expect, however, that costs of revenue as a percentage of revenue should decrease for the fiscal year ending December 31, 2004 as compared with the prior year.

        SALES AND MARKETING EXPENSES. Sales and marketing expenses amounted to $194,019 for the fiscal year ended February 29, 2004, compared with $3,511 for the prior year period ended February 28, 2003. This increase is a result of the commencement of operations. Included in these expenses are employee compensation and related costs for personnel engaged in marketing, customer service and sales and sales support functions, which amounted to approximately $150,000 for fiscal year ended February 29, 2004, as compared to nil for the prior period ended February 28, 2003. Also included are direct advertising, public relations and promotional expenditures, which were approximately $44,000 for the fiscal year ended February 29, 2004, as compared with $3,500 for the prior period.

        GENERAL, ADMINISTRATIVE AND OTHER EXPENSES. General, administrative and other expenses amounted to approximately $1.65 million for the fiscal year ended February 29, 2004 compared to $285,293 for the prior period. This increase was the result of costs incurred in the expansion and scale up of our operations, as well as costs associated with the registration of shares of our common stock. The registration of our shares has required us to prepare audited financial statements under both UK GAAP and US GAAP for Narrowstep Ltd. and Sportshows Television Ltd. The expansion and scale up of our operations has required us to recruit additional employees, invest in core infrastructure IT equipment and establish larger office premises. In addition, bad debts of approximately $45,000 were provided for in the fiscal year ended February 29, 2004.

        The breakdown of general, administrative and other expenses for the fiscal year ended February 29, 2004 is as follows:

-------------------------------------------------- ----------------------- ------------------------
                                                         YEAR ENDED         PERCENTAGE OF GENERAL
                                                     FEBRUARY 29, 2004       AND ADMINISTRATIVE
GENERAL, ADMINISTRATIVE AND OTHER EXPENSES                   $                    EXPENSES
================================================== ======================= ========================
-------------------------------------------------- ----------------------- ------------------------
Wages and salaries                                                689,214                      42%
-------------------------------------------------- ----------------------- ------------------------
Legal, accounting and audit                                       746,510                      45%
-------------------------------------------------- ----------------------- ------------------------
Amortization and depreciation                                     163,708                      10%
-------------------------------------------------- ----------------------- ------------------------
Foreign exchange gains                                             18,266                       1%
-------------------------------------------------- ----------------------- ------------------------
Other                                                              36,670                       2%
-------------------------------------------------- ----------------------- ------------------------
 TOTAL                                                          1,654,368                     100%
================================================== ======================= ========================


        Operating expenses for the prior year period included $52,346 of purchased in process research and development expenses. The balance of the expenses for this period were for selling, general and administrative costs.


        SOFTWARE DEVELOPMENT. Software development expenses consist primarily of compensation and related costs for personnel responsible for the development of new products and services, as well as significant improvements to existing products and services. We currently capitalize our development costs and amortize a portion of them each year. During the fiscal year ended February 29, 2004 we capitalized approximately $155,480 on software development and amortized $49,340. For the prior year period ended February 28, 2003, $57,637 of software development was capitalized and none was amortized. The $52,346 of purchased in process research and development acquired from Narrowstep Ltd. was expensed. The increase in software development expenses resulted primarily from the development of the Paygate e-commerce module, the development of the Adserver advertising system and the addition of improved functionality to existing products.

        STOCK-BASED COMPENSATION. During the fiscal year ended February 29, 2004, we granted options to purchase 3,866,747 shares of common stock resulting in non-cash charges of approximately $1.56 million, which covered compensation to employees in the form of payment for services, discounted share purchases and employee share options, as well as payments in the form of share options to non-employees for legal services. We did not grant any stock-based compensation for the prior year period ended February 28, 2003. Granting of stock options has helped us to considerably reduce our cash funding requirements. However, since the price at which our shares have been sold in our fundraising activities has risen during the year, we have had to expense this compensation as the direct excess of market price over the exercise prices as at the date of the grant. Certain options that are not yet vested because they vest either at a future date or are subject to certain conditions have had only a portion of their cost allocated during the fiscal year.

        INCOME TAXES. We have not generated any taxable income to date, and therefore have not had to pay any income tax or make any provision for income tax since our inception. We have net operating loss carryforward, at the expected tax rates for our operations, including approximately $537,000, which will remain in place until utilized and $170,000 which will remain in place until utilized or until February 2025, whichever is the earlier.

LIQUIDITY AND CAPITAL RESOURCES


        We have financed our operations from inception through private equity financing. From inception through August 31, 2004, we sold an aggregate of 23,894,765 shares of our common stock for gross proceeds of approximately $4,517,000. In addition, we have granted options and issued shares in lieu of cash in payment to third parties for services rendered and in connection with the acquisition of Sportshows Television, Ltd. To a lesser extent, we have also used capital leases to fund some of our production services equipment. We have incurred significant losses since our inception and, at August 31, 2004, had an accumulated deficit of $5,500,000. As of August 31, 2004 we had cash of approximately $580,000.

        Our current ratio (current assets divided by current liabilities) relates to our ability to pay our short-term debts as they become due. At August 31, 2004, our current ratio was 1.3, compared to 1.1 at February 29, 2004 and 12 at August 31, 2003. The decrease in our current ratio relates primarily to the use of cash raised prior to commencing operations in our business and the commencement of normal commercial operations.

        Net cash provided by financing activities was $1,377,384 for the six months ended August 31, 2004 and $676,403 for the comparable period of 2003. Net cash provided by financing activities was $1,680,000 for the year ended February 29, 2004 and $900,000 for the prior year period ended February 28, 2003. Net cash provided by financing activities resulted primarily from the issuance of capital stock to our investors to support our operations. Net cash consumed by operating activities amounted to $1,093,605 for the six months ended August 31, 2004 and $418,046 for the comparable period of 2003. Net cash consumed by operating activities amounted to $1,200,000 for the year ended February 29, 2004 and $271,000 for the prior year period ended February 28, 2003. The cash used during these periods was primarily the result of net operating losses and increased accounts receivable, partially offset by increases in accounts payable and accrued expenses.

        Net cash used in investing activities was $204,041 for the six months ended August 31, 2004 and $152,997 for the comparable period of 2003. Net cash used in investing activities was $572,000 for the year ended February 29, 2004 and $82,000 for the prior year period ended February 28, 2003. The increase relates to increased capitalized software development costs, fixed asset purchases, the acquisition of Sportshows Television Ltd. and repayments of principal on capital leases.

        As at August 31, 2004 and February 29, 2004, our principal capital commitments consisted of obligations outstanding under capital leases as shown in the table below:

--------------------------------------------------- ------------------ --------------------
                                                     AUGUST 31, 2004      FEBRUARY 29,
                                                       (UNAUDITED)            2004
                                                            $                   $
=================================================== ================== ====================
Amounts payable:
2004                                                          117,930              114,545
2005                                                           77,248              100,335
2006                                                           20,989               37,088
--------------------------------------------------- ------------------ --------------------
Total future commitment                                       216,167              251,968
--------------------------------------------------- ------------------ --------------------
Less: finance charges allocated to future periods            (20,684)             (24,259)
--------------------------------------------------- ------------------ --------------------
PRESENT VALUE                                                 195,483              227,709
=================================================== ================== ====================

        Our net cash position as at August 31, 2004 was $580,000 and we had bank overdraft facilities of $88,000 as of that date. Based on our business plans and anticipated levels of operation and capital expenditure, we have projected our cash requirement through August, 2005 to be approximately $1,000,000, which will be required to fund our growth and working capital needs. Of this amount, we anticipate that approximately $430,000 will be used for capital expenditures (primarily equipment purchases) necessary to enhance our infrastructure, approximately $320,000 to cover our ongoing need for working capital and approximately $250,000 will be used for professional and other fees necessary to complete the process of becoming a public company.

        We intend to fund these requirements in 2004 using cash on hand, cash flow from operations, and the sale of debt and/or equity securities. Since the year-end, we have raised $1,534,000 through private sales of stock. In the event that the cash raised is insufficient to support our operations over the next twelve months, we intend to raise additional capital through further private financings. In October 2004, we entered into mutually non-binding term sheets with a qualified institutional buyer for a proposed financing that may include the issuance of common stock and convertible debentures. Although the terms of the proposed financing have not been finally determined, based on the term sheets, we believe that the financing would include the sale of up to $10,000,000 of our common stock at the discretion of management over a period of 24 months and up to $500,000 of debentures convertible into our common stock. Under the proposed terms of the financing, the shares of common stock are expected to be sold at a price equal to approximately 98% of the weighted average price over five trading days of the common stock. In addition, the investor would purchase $500,000 of convertible debentures, $200,000 of which would be purchased at closing and $300,000 of which would be purchased on the filing of a registration statement covering the shares of common stock underlying the debentures. It is expected that the convertible debentures would be convertible into common stock in certain circumstances, generally at a discount to the then-current market price, bear interest at a rate of 5% per year, mature 24 months from the date of issuance and be secured by all of our assets. Under the proposed terms, the debentures would be redeemable at Narrowstep's option and if redeemed, we would issue warrants to the investor to purchase 50,000 shares of our common stock for each $100,000 of debentures redeemed.

        If the proposed financing is completed, we would be required to register all shares issuable to the investor, including the shares underlying the convertible debentures, for resale under the Securities Act. We would also be required to pay certain fees to the investor, including the issuance of $500,000 of our common stock, and to reimburse the investor for certain expenses in connection with the financing. There can be no assurance that the proposed financing described above will take place or what the terms of any such financing will ultimately be. We have been successful in obtaining financing in the past, but there can be no assurance we will be able to find additional financing on terms acceptable to us in the future. Accordingly, our ability to continue as a going concern could be in question.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States. In doing so, we have to make estimates and assumptions that affect our reported amounts of assets, liabilities, revenues and expenses, as well as related disclosure of contingent assets and liabilities. In many cases, we could reasonably have used different accounting policies and estimates. In some cases, changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, our actual results could differ materially from our estimates. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations will be affected. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. Our management has reviewed our critical accounting policies and estimates with our board of directors. The significant areas where estimates have been used are: in the market price of our stock as at the balance sheet date and hence the pricing of stock-based compensation, in our depreciation policies for plant and equipment, in our valuation of acquired intangible assets in both method and estimated useful lives and hence goodwill, and in our capitalization of software development costs.

IMPACTS OF RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS


        In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities." Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 requires a variable interest entity, as defined, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns. Certain provisions of FIN 46 were deferred until the period ending after March 15, 2004. The adoption of FIN 46 for provisions effective during 2003 and after March 15, 2004 did not have any impact on the Company's financial position, cash flows or results of operations as the Company had no involvement with any variable interest entities.


        In April 2003, the FASB issued SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (SFAS 149), which amends SFAS 133 for certain decisions made by the FASB Derivatives Implementation Group. In particular, SFAS 149: (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FASB Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," and (4) amends certain other existing pronouncements. This Statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. In addition, most provisions of SFAS 149 are to be applied prospectively. The adoption of SFAS 149 has no impact on the Company's financial position, cash flows or results of operations as the Company does not have any derivative instruments.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" (SFAS
150). SFAS 150 changes the accounting for certain financial instruments that under previous guidance issuers could account for as equity. It requires that those instruments be classified as liabilities in balance sheets. The guidance in SFAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective on July 1, 2003. The adoption of SFAS 150 had no material impact on the Company's financial position, cash flows or results of operations as the Company does not have any complex equity instruments.

OFF-BALANCE SHEET ARRANGEMENTS

        We have no off-balance sheet arrangements that have had or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

CHANGES IN CERTIFYING ACCOUNTANTS

        On October 10, 2003, we decided to no longer engage Eisner LLP as our independent registered public accounting firm, and on October 13, 2003 we appointed Ernst & Young LLP as our independent registered public accounting firm. The decision to dismiss Eisner LLP and to retain Ernst & Young LLP was approved by our Board of Directors. Ernst & Young LLP has audited our financial statements for the fiscal period ended February 28, 2003 and for the fiscal year ending February 29, 2004 and those of our predecessor for the period April 9, 2002 (inception) to September 18, 2002.

        Eisner LLP's report on our financial statements as of and for the fiscal period ended February 28, 2003 (which was subsequently withdrawn by Eisner and has been replaced by the report of Ernst & Young LLP included in this prospectus) did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles, other than to include an explanatory paragraph relating to our ability to continue as a going concern. In connection with the audit of the fiscal period ended February 28, 2003, we are not aware of any disagreements with Eisner LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Eisner LLP, would have caused Eisner LLP to make a reference to the subject matter of the disagreements in connection with their report on our financial statements for such years.


        Through October 13, 2003 neither we nor anyone on our behalf consulted with Ernst & Young LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matter or reportable event as set forth in Item 304 of the SEC's Regulation S-B.

        We have provided Eisner LLP with a copy of the foregoing disclosures and have requested a letter, addressed to the Securities and Exchange Commission, stating Eisner LLP's agreement with such statements. In response to Eisner LLP's request, we have also provided Eisner with additional information regarding the audit of our financial statements for the fiscal period ended February 28, 2003 by Ernst & Young LLP.


        By letter dated July 6, 2004, Eisner LLP advised us that its audit report "must no longer be associated with" our February 28, 2003 financial statements and that their report "should no longer be relied upon." By letter dated December 3, 2004, Eisner LLP stated that it agreed with the statements contained herein related to it and indicated that it did not have sufficient information to comment on the restatement of our 2003 financial statements.

                                CORPORATE HISTORY


        Narrowstep Inc. was incorporated in Delaware on May 9, 2002. On June 11, 2002, Narrowstep, Inc. entered into an agreement with Iolo Jones to purchase from him all of the capital stock of Narrowstep Ltd., a privately held corporation, which was incorporated in England and Wales on April 9, 2002 by Mr. Jones. The assets of Narrowstep Ltd. at the time consisted of Mr. Jones' concept to establish targeted internet, video broadcast channels, and certain technology under development required for that business and the agreed purchase price for Mr. Jones' shares of Narrowstep Ltd. was $46,842. The transaction was completed on September 19, 2002, at which point Narrowstep Ltd. became our subsidiary and Narrowstep Inc. commenced business operations. Mr. Jones was paid $32,160 on March 25, 2003, and an additional $14,682 on June 17, 2003, fulfilling our obligations to him under our agreement. We operate our narrowcasting business through this subsidiary.

        On July 18, 2002, we formed a second wholly owned subsidiary, High Television Ltd., a corporation incorporated in England and Wales. This subsidiary was formed in order to protect certain intellectual property rights related to our internet channel High.TV and is otherwise non-operational.

        On April 22, 2003 Rig.TV, a limited liability partnership, was formed in England and Wales as a joint venture in which our subsidiary, Narrowstep Ltd., and a customer, Ocean Resources Ltd., each owned a 50% interest. Narrowstep Ltd. received the sum of $12,600 from Ocean Resources Ltd. as compensation for producing a channel demonstration player. No other transactions have occurred in relation to this entity and it is not currently operational.

        On November 26, 2003, Narrowstep Inc. acquired 80% of the capital stock of Sportshows Television Ltd. from Clifford Webb, now our Chief Operating Officer, in exchange for cash compensation of $76,698 and an aggregate of 3,122,800 shares of our common stock. In connection with that transaction, Mr. Webb executed a general release in favor of Sportshows Television Ltd. and agreed not to compete with us or to solicit our customers or employees for a period of time. In March, 2004, we acquired the remaining 20% of the stock of Sportshows Television Ltd. in exchange for cash compensation of $18,990 and an aggregate of 864,875 shares of our common stock. We operate our production services business through this subsidiary.

        Prior to September 19, 2002, our operations consisted of raising capital. Since commencement of operations with the acquisition of Narrowstep Ltd., our activities, including through our subsidiaries, have consisted primarily of:

        o       developing our business plan;

        o developing our technology platform upon which our channel creation and related services are based;

        o establishing business relationships and arrangements necessary for our business;

        o       recruiting employees and other personnel;

        o       launching our first internet video channels; and

        o       raising private funds to support our operations.

                                  OUR BUSINESS

GENERAL


        Narrowstep is a pioneer in the field of internet-based video content delivery. Our mission is to host a global marketplace in which we enable our customers to distribute channels of video-based content, and provide related services, over the internet. Our system, which we have termed "TV Station in a Box", provides comprehensive delivery of video content and television-like programming to mobile, wireless, internet, broadband and broadcast services. Our system provides a platform to enable owners and users of video content to reach new and untapped audiences by "narrowcasting" - targeting delivery of specific content to interested groups. Narrowcasting provides new business opportunities for content providers to build commercial channels by creating a new model for delivering content. In addition to enabling delivery of content, the Narrowstep platform enables our clients to commercialize video-based content. This can be achieved through directed advertising, sponsorship, pay-per-view, subscription, the aggregated charging for use of a facility (microcharging) and/or ecommerce.


MARKET OVERVIEW


        We believe the media industry is in the process of a fundamental transformation. The delivery of video content, which previously has been dominated by television, is facing the same changes that publishing faced in the 1980s - desktop video, lower production costs and easier distribution are changing the marketplace just as desktop publishing changed the publishing world forever.


        Traditional distribution of video content on terrestrial bands, satellite and cable is now augmented by broadband distribution on the internet. This model may fragment further as wireless and mobile networks provide newer and more efficient distribution for video content through the delivery of television signals over the internet, or internet protocol television - a trend termed IPTV. We seek to establish our platform as the de facto standard for building IPTV channels and delivering video content over broadband, and mobile and wireless networks.


        The delivery of video content over the internet is an effective means of providing entertainment and information and has a multitude of applications. Internet-based distribution of video content creates possibilities for directed programming not usually feasible in traditional broadcasting. Narrowcasting describes a nascent field that is evolving as traditional television channels become commoditized and broadcasters no longer enjoy an oligopolic position. We believe that a number of factors are breaking down the traditional broadcast model:

        o NEW TECHNOLOGY. The internet and mobile communications are two media that have taken marketshare from traditional TV viewing in recent years.

        o PROLIFERATION OF CHANNELS. Setting up and running a channel is becoming less expensive due to the wider availability of distribution on cable, satellite and digital services and a commensurate reduction in the cost of playout, and distribution and channels are therefore becoming more numerous, significantly fragmenting the market.

        o ADVANCES IN MARKETING. Marketers no longer just want to reach broad, mass markets. They want to segment and target their markets and also recognize that these audience groups change and evolve with time.

        Narrowstep was formed to address the demand for targeted, video programming. We believe this need can be met most efficiently by internet-based delivery. Traditional delivery of video content is largely achieved through the transmission of content over mass market media such as terrestrial transmission, satellite and cable systems based on a "play once, view anywhere" model and currently has no reliable mechanism for identifying individuals. Indeed, traditional broadcasting relies on diary entries made by small samplings of viewers in order to gauge viewing habits and trends. These entries are then compiled into viewing surveys by market research agencies such as Nielson and BARB in an effort to extrapolate audience measurement and viewing trends among various populations. These technologies and the commercial model which pays for the deployment of traditional television stations requires the delivery of mass market audiences, since advertisers pay for audience delivery. This mitigates against the delivery of targeted content via traditional broadcasting models, both commercially and technically.

        Using internet protocol technology, however, it is possible to identify all individual viewers of content by location, using their internet addresses, and by subject interest, by recording the viewer's viewing habits. In addition, using internet-based delivery of video content, it is also possible to require a viewer to register and provide additional detail in order to access content. As a result, it is possible to target delivery of video content to specific individuals or groups of individuals. Since the internet is available globally unlike most traditional broadcasting mechanisms which are generally limited to geographical regions, targeted audiences can also be aggregated across the world providing a means of grouping a desired audience in sufficient numbers to make directed content productive. The deployment of a globally available channel on Narrowstep's TV Station in a Box platform can take less than a day and cost under $200,000 a year to operate, whereas the global deployment of a traditional channel such as CNN has involved many years' investment in complex distribution agreements at a considerably higher cost and the cost of operating a single 24 x 7 channel over satellite with advertising to audiences in the United Kingdom alone would be in excess of $1,000,000 per year.


        Narrowstep's primary marketplace is in the delivery of broadband IPTV. Broadband is experiencing explosive growth. According to Jupiter Research, 29.6% of US homes currently have broadband access to the internet. This figure does not include those with access at their workplace or place of study. This figure is predicted by Jupiter to rise to 46% in 2008. In the United Kingdom, our principal place of business, 15% of homes, equivalent to 3.99 million connections, provide broadband access according to UK regulator Ofcom. New subscribers are adopting broadband at a rate of 40,000 connections a week. Global access to broadband at home is now estimated to be over 100 million users according to industry analysts Point Topic.


        We believe that the provision of broadband content will be a fast-growth market in media and technology over the coming five years. In addition, other network delivery systems such as wireless and mobile will also provide considerable market opportunities beyond the growth of broadband, providing longevity to our plans and business model. The increasing availability of bandwidth, combined with the significantly cheaper costs of internet transmission as compared with traditional satellite and cable televisions, as well as the potential to reach a greater number of viewers due to its global accessibility, are creating a market for internet-based video content which could be attractive to content providers, channel producers, and advertisers.


NARROWSTEP'S SOLUTION

        Narrowstep's internet-based delivery system provides a one-stop solution to deliver scheduled and on-demand video content. Narrowstep provides a full range of products and services to assist and support video content delivery via the internet, from beginning to end, including everything from:


        o encoding the content into formats suitable for delivery on different platforms, to

        o providing for management of that content and creation of sequences of content to be combined into programming, to

        o ultimately providing the means of commercializing that content via advertising, pay-per-view, ecommerce, or other commercialization models.


        The following schematic shows the process flow from inputting and encoding content to ultimately delivering and commercializing a channel using Narrowstep's full range of products and services:

                                                                  --------------------------        --------------------------
TV STATION IN A BOX                                                        ADSERVER                          PAYGATE
     OVERVIEW
                                                                    Adds advertising play-            Adds payment services
                                                                       in capability and               for pay-per-view and
                                                                      sponsorship support                  subscription
                                                                  --------------------------        --------------------------

-------------------  -----------------------  ---------------------   ------------------  -----------------------  -----------------
 VLIPSYNC ENCODER          MEDIASERVER            CHANNELSERVER          CHANNELSERVER         CHANNELSERVER         CHANNELSERVER
                                                   HIGHLIGHTS               ARCHIVE                SINGLE                MULTI

Encodes video into    Enables content to be    Adds the Narrowstep      Adds searchable     Adds 24 x 7 schedule    Enables multiple
digital format and    played out to website    Player and video on     archive of video    and live event support    channels to be
 uploads to server     and statistics to be     demand capability           content                                    supported
                             viewed
-------------------  -----------------------  ---------------------   ------------------  -----------------------  -----------------

                                                     ---------------------------
                                                          NARROWSTEP PLAYER


                                                         Delivers the above
                                                       services to the client
                                                     ---------------------------




------------------------------------------------------------------------------------------------------------------------------------
                                                         VALUE PROPOSITION
------------------------------------------------------------------------------------------------------------------------------------

o By using the Vlipsync Encoder a customer can encode the desired video content into a number of formats, sizes and data rates for use by the customer. Alternatively, a customer can use their own encoding solution and then employ our products and services for manipulating that content.

o Using Mediaserver, a customer can then add the desired content to an existing website or provide simple streaming of the content. Mediaserver can also be used by a customer to access statistical information on viewing frequency of various content.

o With Channelserver the customer gets a wide variety of features and capabilities. The customer can use Channelserver Highlights for the deployment of a simple video on demand service, including play out through the Narrowstep Player.

o Customers who want to deploy larger archives of video content which can then be searched by a viewer can use Channelserver Archive, which adds a search function to the play out done through the Narrowstep Player.

o The Channelserver Single option permits customers to add 24 x 7 timelines and live events, while Channelserver Multi is an upgrade that permits larger customers to deploy multiple channels. Both of these functions work with our Narrowstep Player to deploy the content to the viewer.

o Our Adserver product permits customers to commercialize the content they have encoded and are deploying through our other functions by providing control and management of advertising content, allowing a customer to upload, store and manage advertisements, infomercials and sponsored programs. Paygate provides the customer with an interface between our primary TV Station in a Box platform and payment gateways such as PayPal, Visa and Mastercard, providing the customer with a means of charging for deployment of the content. Both of these functions work with our Channelserver modules.


        By offering a comprehensive range of services, Narrowstep allows its clients to pick and choose only the specific services they want. Customers can engage Narrowstep to service only their specific needs, which we believe makes us attractive to a variety of potential clients, from channel providers to content providers and advertisers.

        Narrowstep's platform is generally deployed under an application service provider model. Clients and partners are provided with logins and Narrowstep controls the applications and the platform they run on. The Narrowstep platform and all Narrowstep products are operated on Narrowstep's servers. Under certain circumstances, though, we will install a copy of the server within a client's network. This is most likely to happen with internet service providers and telecom partners.

        Our platform fully supports the playing in of advertising, full digital rights management, security features and support for pay-per-view and pay-per-multiple views. The latest release of our software is capable of supporting scheduled content at different data rates to the internet, wireless and telephony networks and will also support playout to traditional broadcast outlets, opening a new market at the low end of the broadcast marketplace.


NARROWSTEP'S NETWORK


        Our technology has been architected and engineered to be scalable and replicable. When a client uploads a file to any Narrowstep server, this file is replicated to every server on the network, unless otherwise configured. Our network is currently capable of handling up to 4,000 simultaneous users at a connection rate of 400Kb/s and we anticipate being able to handle 10,000 simultaneous viewers at an average data rate of 800Kb/s by the end of 2004, and 100,000 simultaneous viewers by the end of 2005. This translates roughly into 600,000 daily viewers for 2004 and 6,000,000 for 2005.

        We operate our core technology platform on top of our network, which is hosted by some of the world's leading internet service providers. Our initial network was hosted in London at the facilities of Level 3, a leading United States-based internet service provider, and was managed by Rackspace Managed Hosting. We subsequently enhanced our network by adding an additional facility within Teleglobe, a Canadian company whose network carries over 10% of all internet traffic and which is a leading player in delivery of IPTV. More recently, we added a network within the network of Telewest Communications, one of only two cable operators in the United Kingdom, to deliver services to their cable modem IP service, blueyonder.


        Redundancy is built into our system with the use of multiple locations, servers and clustered databases. We plan to continue the development of our network, establishing further points of presence in diverse geographical locations in order to provide an ever improving service for our clients. We are currently in discussions with hosting and bandwidth providers BT Wholesale, NTT and Vitalstream to continue to develop the Narrowstep Network, but have not yet entered into any agreements with these providers.

PRODUCTS AND SERVICES

        Narrowstep provides a range of products and services based on our core technology platform, TV Station in a Box. TV Station in a Box is a comprehensive video and audio management and playout system. It facilitates making video and audio content available as a live stream, distributing images of live events over the network; as highlights, or video on demand; as searchable content from an archive; and as a 24 x 7 stream, like television. A video stream is not downloaded to the viewer's computer, rather it is made available as a continuously playing service, similar to traditional broadcast television.

        From the TV Station in a Box platform, content can be made available to mobile networks, wireless systems, the internet, broadband services, cable and satellite, and to digital signage, point of sale and point of information displays. All elements can be controlled in real time from a web-based interface. The service can be commercialized using pay-per-view, subscription, microcharging, content syndication, advertising, sponsorship and ecommerce functions, and can be controlled and changed in real time. It also provides full real time monitoring and statistical feedback to the channel operator.

        TV Station in a Box consists of the following products:


        o VLIPSYNC ENCODER. Our Vlipsync Encoder provides direct encoding capability for video content and attaches to a client's edit machine or network. Video files are simply `dropped' by the client onto the Vlipsync Encoder and the files are compressed into all the selected formats, sizes and data rates required and then uploaded into the client's Mediaserver account. For clients without an Encoder, Narrowstep provides a bureau service to compress tapes or files and load them onto Mediaserver.

        o MEDIASERVER. Mediaserver is a content management system for rich media. Content can be uploaded automatically or manually in any common computer audio, video or streaming format and then managed with full metadata support. Metadata provides detailed descriptions of the content and attaches details such as the length, category and copyright owner. A comprehensive search function allows content to be indexed and retrieved. A statistics function delivers real time intelligence on the number of users, data transferred and even the proportion of the data viewed or listened to. A detailed search engine supports the retrieval of content from the archive. This product is designed for organizations wishing to add video to existing websites without building a full channel.

        o CHANNELSERVER. Channelserver is a server based video and audio playout system. A customer can log into Channelserver from a web browser and create sequences - including advertising, station identifications and content trailers, along with the programming content. The content can be made available to viewers as a live, `as it happens' service; as highlights (also called video on demand); via an archive and search function; and as scheduled programming streams in the Narrowstep Player. The system features control over what territories the content is made available in, provides full security and digital rights management control and can include advertising and sponsorship support, along with pay-per-view, subscription and microcharging options. Once prepared, the content can be made available to mobile, wireless, broadband and broadcast networks. This system enables customers to build and manage video channels over multiple media outlets.

        o ADSERVER. Adserver is an online system that enables the full commercialization of broadband video distribution by providing complete control and management of advertising content. Using Adserver, clients can upload, store and manage advertisements, infomercials and sponsored programs. Advertising campaigns can be constructed in real time by defining the required profile of the target audience and selecting how many views of the advertisement - called ad impressions - are desired by the advertiser. Advertisements are then automatically played out to any viewer matching this profile. Where there are more ads than advertising slots, the advertiser can bid for the slot, and the highest paying advertisement will be played out by default.

        o PAYGATE. Paygate is an interface between our TV Station in a Box platform and payment gateways, such as PayPal, Visa and Mastercard. Any item on the platform, such as an on-demand video or a channel can have a payment rule attached to it which requires the viewer to pay before they can view or access the content. Paygate securely holds personal details and enables viewers to log into the channel of their choice without having to re-register through the use of a username and a password. The payment details are not stored and are forwarded to a payment service provider (PPS) for processing. Narrowstep receives monthly payments from the PPS based on the charges paid by viewers.

        TV Station in a Box also includes the Narrowstep Player. The Narrowstep Player provides the graphic user interface for viewers to access and control content from TV Station in a Box and is not marketed as a separate product. During a viewer's initial connection, the Narrowstep Player automatically runs a bandwidth check to detect the viewer's connection, device and platform and then provides the content in a format and size, and at a data rate most appropriate for the viewer. The Narrowstep Player then provides the viewer with controls over the video content being displayed, including the ability to select between live content, scheduled content, on demand content and content in the video or audio archive. Where a pay-per-view or subscription model is deployed the Narrowstep Player enables the viewer to pay for the content. Additional features include the ability to switch between full screen and reduced screen mode. Channelserver can be used to configure the Narrowstep Player and alter its look and feel by changing the coloring, layout and graphics.

        We estimate that we have spent approximately $574,000 on research and development activities from our inception in May, 2002 through August 31, 2004. This amount has been split among our products approximately as follows: Vlipsync Encoder - 2% ($11,000), Mediaserver - 16% ($92,000), Channelserver - 38% ($218,000), Adserver - 12% ($69,000), Paygate - 12% ($69,000) and Narrowstep
Player- 20% ($115,000).

        We also provide a full range of services complementary to our technology platform, including:

        o CHANNEL AND PLAYER SET UP. We use our core technology to establish internet channels and customized players for clients according to their specifications which then operate under a license arrangement.

        o PRODUCTION SERVICES. We provide a full range of production services for our clients, including production planning, production management, location and studio filming, editing, graphics, design, encoding and channel management.

        o CONSULTING SERVICES. We provide a variety of additional consulting and management services. These vary depending upon client needs and include such things as advice on digital media, technology, development of broadband and 3G strategy, content acquisition, providing advertising for content (through arrangements with advertisers), contract negotiation, content rights management, and channel distribution and publicity management.

        To date, Narrowstep has fully deployed 17 internet channels - High TV, Fieldhockey TV, Rig TV, Verb TV, Global Sport TV, blueyonder TV (five channels), Worldbadminton TV, Swedish Match Tour TV, Detonator TV, Pride Nation Network, Globalgolf TV, and Revs TV, British Rally TV - and is in the development or evaluation stages for approximately 25 additional channels.

HIGH.TV

        As part of Narrowstep's initial development of our internet-based video content delivery system, we have deployed and currently operate our own internet channel. On March 15, 2003 we officially launched High.TV, our first 100% owned channel. This channel is tailored for, and targeted to, 20 to 40 year old devotees of outdoor, adventure and extreme sports including climbing, windsurfing, skiing, paragliding, and mountain biking, among others. We targeted this group for our initial foray into narrowcasting because we believe that they generally have a relatively high disposable income, making the group attractive to certain advertisers and sponsors. The channel is available 24 hours a day in scheduled form; whenever a viewer visits this station, an event will be showing together with a schedule of future events. Since its deployment, the channel has attracted major international advertisers including Sony Ericsson and Quiksilver.


        Most of our present content for High.TV is supplied to us free-of-charge by various parties seeking greater exposure for their event, product or services and we expect this trend to continue since it provides publicity for the companies supplying the content. In addition, we provide certain additional content ourselves, including coverage of the PWA World Tour for windsurfing, coverage of the Zapcats power boating series and content produced from events such as the UCI World Cup Mountain Bike Championships and the ICC World Climbing Championships. The cost of producing our own content varies depending on the nature of the content produced. Some content we provide is produced as a part of existing contracts, such as our agreement with the PWA World Tour for windsurfing, and as a result there is little or no supplemental cost to us. Other content may be produced on location at a cost ranging from $800 to $5,000 per day. For example, covering a round of the UCI World Cup Mountain Bike Championships in Europe and then editing a fifteen minute program costs approximately $2,750 in external costs and internal costs. We encode all of the video content to enable it to be viewed via the internet and use our own technology to maintain the channel. High.TV is distributed by several mechanisms including from the Narrowstep website, by going to High.TV directly, via various internet service provider portals, and by visiting various other specialist sports portal sites which feature a link to High.TV.


        We are presently seeking to sell advertising on this channel and solicit sponsorship. Existing clients and advertisers include Sony Ericsson, HSBC Bank, the United Kingdom Government (Royal Marines), Quiksilver and Nissan Motor Company. The channel also features an on-line shop selling merchandise such as High.TV branded t-shirts and DVDs of the content featured on the channel.

        Although we are not generally seeking to be in the business of channel management for our own behalf, High.TV allows us to demonstrate the potential and operation of our platform in real time.

SALES AND MARKETING

        To date, we have sold and marketed our services largely through telesales and direct marketing campaigns. More recently, as we have developed, many sales leads have been generated by word of mouth and by attending trade shows for groups such as the National Association of Broadcasters, where our Chief Executive Officer gave a speech, and Streaming Media East.


        We currently have five dedicated sales professionals, four of whom are full-time and one of whom is part-time, and four additional employees also participate in our sales and marketing efforts. We have three distinct in-house sales divisions:


        o Corporate - the sale of our products and services to corporations, governments and charities.

        o Sports - the sale of our products and services to sports clubs, bodies and federations.

        o Production Services - the incremental sale of related services such as production, filming, editing, encoding and channel management.


        Each of these sales divisions has a manager reporting to our Chief Operating Officer, and monthly sales targets are set for each division. These sales divisions currently operate out of our offices in the United Kingdom. In addition, in June, 2004, we established a single person sales office in New York, New York from which our Chief Executive Officer has headed up our United States sales.

        Subsequent to February 29, 2004 we have also established partnering arrangements with third parties under which we pay our partners a portion of the revenues they generate in reselling our products. Our current partners are:

        o       Global SportNet (Hamburg, Germany)

        o       Twelve Stars (London, United Kingdom)

        o       Rendon Group (Boston, Massachusetts and Washington, DC)

        o       James N. Bailey

These partners receive commissions of between 10% and 30% for work resulting from introductions by these parties under our standard partnership agreement. We believe these arrangements will enable us to enter specialized and more diverse geographical markets than we might otherwise be able to penetrate using solely our own sales efforts. We have created an extranet to support and monitor our partners and stage regular training sessions for partners, as well as providing online technical support.

        In addition, our advertising sales for High.TV are handled by Ad2One, a company based in London. Pursuant to our agreement with Ad2One, they receive our net revenues from channel sales for this service and then they pay us 65% of these revenues. In addition, we pay Ad2One for their advertising activities in connection with this service. We undertake monthly meetings with Ad2One to review and agree on billings for the advertising delivered.


        We plan to continue expanding our sales and marketing activities, including hiring additional employees for our sales and marketing efforts and developing marketing programs, including targeted client sector and solution-specific advertising campaigns, trade show participation and speaking engagements. We plan to concentrate primarily on the following marketing techniques in the coming year:

        o       Direct sales - by our in-house sales team;

        o Channel sales - building a network of resellers for our products;

        o Public relations - attracting increased media coverage for our business;

        o Trade shows - exhibiting at key trade shows in Europe and the United States; and

        o Marketing materials - updating our literature, website and general marketing materials to more effectively promote our business, products and services.

CLIENTS

        Our clients typically fit into one of our targeted marketing sectors. The following companies are representative Narrowstep clients in 2004:

        o       Telewest - a large UK cable operator

        o GSN, the "Network for Games", is the sports marketing arm of WPP Group plc

        o       Department for Education (UK)

        o       Virgin Atlantic

        o Research-TV - backed by academic institutions such as the Universities of Warwick, Southampton, Birmingham, Oxford, King's College, London

        o       The National Gallery, London

        o       Sadler's Wells Theatre

        o       M&G, Prudential plc's investment arm

        o       Cycling TV

        o       Fieldhockey.tv


        o       Professional Windsurfers Association World Tour


        o       Swedish Match Tour


        o       Mobestar

        o       Sky Television

        As of September 30, 2004, 12 of our clients were located in the United Kingdom, three were located in the United States and six were located in various other countries throughout the world, including Germany, Sweden, the Netherlands and Japan. Currently, The Swedish Match Tour is our largest client and accounted for approximately 26% of our total revenue for the six months ended August 31, 2004 and 30% of our total revenue for the fiscal year ended February 29, 2004. Mobestar and Telewest accounted for approximately 15% and 11%, respectively, of our total revenue for the six months ended August 31, 2004 and Strella Ltd. accounted for approximately 10% of our total revenue for the year ended February 29, 2004. No other single client accounts for more than 10% of our total revenue.


COMPETITION

        We are not aware of any other company that offers a complete platform that competes with us across our entire line of products and services. We believe, however, that companies as diverse as major telecommunications carriers, software providers and television networks and media groups are considering entry into this marketplace. The emphasis to date by most such companies has been to provide a part of this solution, and we do have substantial competition in each of the areas covered by our comprehensive system:

        o SOLUTION COMPETITORS. RealNetworks and Microsoft's Windows Media are two major competitors offering core encoding and delivery services, and First Networks also offers competition in this area. In addition, there are a large number of companies that provide digital rights management solutions, such as SyncCast and Sealed Media.

        o SERVICE COMPETITORS. Existing video content delivery providers, such as Vitalstream, The Feed Room, thePlatform, Servecast, Virtue, SportEV and Roo Media are another major source of competition. These companies offer functionality to the end user similar to our encoding services and Mediaserver and Narrowstep Player applications.

        o CHANNEL COMPETITORS. Existing service providers such as Yahoo and AOL have broadband services with large audiences and could use these to distribute competing internet channels, though to date they have done little in the way of utilizing commercials to subsidize their services. Large scale content owners such as Disney and Viacom might also compete with Narrowstep by developing their own rival technologies for internet-based distribution of that content. In addition, smaller channel operators such as the Extreme Group, who operate existing broadcast channels in direct competition with Narrowstep's High.TV channel may also provide competition and reduce viewers and market share.

        o CONTENT DELIVERY NETWORKS. Companies such as Global Crossing and Akamai, and smaller organizations such as Vitalstream provide the infrastructure to deliver video over the internet.

        Our overall strategy in competing with other solutions and channel providers is to provide the platform to such competitors wherever possible and to have a client rather than a competitor relationship with them. Our goal is to try and build our services around these companies' core technologies, so that they complement, rather than compete. Narrowstep's products are already closely aligned with Microsoft's Media Player and also provide support for RealNetworks products. Our strategy for competing with other service providers is to offer a more comprehensive platform, and to operate on a different business model than many of these competitors by focusing on facilitating the provision of internet-based video content delivery and participating in the revenue generation, rather than commercializing the channels and content ourselves. We also propose to work closely with content delivery networks to integrate our solutions on their platforms, thus turning them into suppliers of infrastructure and bandwidth.

        We believe the comprehensive nature of our solution, as well as our business model which enables us to enhance the offerings of our competitors in various spaces helps lessen their impact on our potential market share. However, many of these companies have significantly longer operating histories, significantly greater financial, marketing and other resources, and significantly greater name recognition than Narrowstep. In addition, with reduced costs new entrants unknown to us might enter the market at any stage with a commercial advantage that would undermine our business model. There are relatively few barriers preventing companies from competing with us. We do not own any patented technology that precludes or inhibits others from entering our market. As a result, new entrants pose a threat to our business and we may face further competition in the future from companies who do not currently offer competitive services or products.

INTELLECTUAL PROPERTY RIGHTS

        Our success is dependent in part upon our proprietary Vlipsync Encoder, Mediaserver, Channelserver, Adserver, Narrowstep Player and Paygate and our other intellectual property. To date, we have not filed for any patents or registered copyrights relating to any of our intellectual property rights and do not have any current plans to do so. We currently rely on a combination of trade secret, nondisclosure and other contractual agreements, as well as existing copyright and trademark laws to protect our intellectual property. We require all personnel and outside contractors to execute agreements to keep secret and confidential our proprietary technology and we have a policy of not providing third parties with any secret or proprietary information regarding our technology. Since our technology is centrally controlled by ourselves, no third parties have access to the systems or source code. We cannot assure stockholders, however, that these arrangements will be adequate to deter misappropriation of our proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

EMPLOYEES


        As of November 16, 2004, Narrowstep had 19 employees and two independent consultants. Four were technical development professionals, eight were production services professionals and nine were management and administrative personnel performing operations, sales, marketing, finance, accounting and administrative functions. To date, Narrowstep has been successful in recruiting and hiring individuals with the desired skills and experience. Current salaries for employees are significantly below industry norms, however, and most staff are stockholders and/or incentivized through periodic option grants based upon their positions and contributions to the business.


        None of Narrowstep's employees are represented by labor unions and Narrowstep has never experienced a work stoppage. We believe our employee relations are good.

PROPERTIES


        We currently maintain offices in the United Kingdom and United States. Our headquarters and principal administrative, finance, legal, and marketing operations are located at leased premises in west London. Our lease for this space was renewed in June, 2003 for a three-year period. In addition, and subsequent to February 29, 2004, we rent a space in New York on a month-to-month basis for $4,100 per month which acts as both an office and living space. Below is a table indicating our current lease information:

-------------------------------------------------------------------------------------------------------
LEASED PREMISES                  LOCATION                          MONTHLY RENT       RENTAL TERM
Headquarters                     London            England            $3,373         3 year lease
Office and Living Space          New York          USA                $4,100         month-to-month
                                                                -----------------

                                                   Total:             $7,473
                                                                =================

-------------------------------------------------------------------------------------------------------


        In the event that we are unable to continue to extend these leases on favorable terms, we do not believe that it will be difficult to find other suitable premises on reasonable terms. Whether we remain at our current locations or re-locate, we believe that the size of our offices should be adequate for at least one year from now.

GOVERNMENT REGULATION

        Few existing laws or regulations specifically apply to the internet, other than laws and regulations generally applicable to businesses. Certain U.S. export controls and import controls of other countries may apply to our products. Many laws and regulations, however, are pending and may be adopted in the United States, individual states and local jurisdictions and other countries with respect to the internet. These laws may relate to many areas that impact our business, including content issues (such as obscenity, indecency and defamation), copyright and other intellectual property rights, digital rights management, encryption, caching of content by server products, personal privacy, taxation, e-mail, sweepstakes, promotions, network and information security and the convergence of traditional communication services with internet communications, including the future availability of broadband transmission capability and wireless networks. These types of regulations are likely to differ between countries and other political and geographic divisions. It is likely that other countries and political organizations will impose or favor more and different regulation than that which has been proposed in the United States, thus furthering the complexity of regulation. In addition, state and local governments may impose regulations in addition to, inconsistent with, or stricter than federal regulations. The adoption of such laws or regulations, and uncertainties associated with their validity, interpretation, applicability and enforcement, may affect the available distribution channels for and costs associated with our services, and may affect the growth of the internet. Although Narrowstep is able to control the distribution of content on a territorial basis, such laws or regulations may harm our business. Our services may also become subject to investigation and regulation of foreign data protection and ecommerce authorities, including those in the European Union. Such activities could result in additional costs for us in order to comply with such regulation.

        We do not know for certain how existing laws governing issues such as property ownership, copyright and other intellectual property issues, digital rights management, taxation, gambling, security, illegal or obscene content, retransmission of media, and personal privacy and data protection apply to the internet. The vast majority of such laws were adopted before the advent of the internet and related technologies and do not address the unique issues associated with the internet and related technologies. Most of the laws that relate to the internet have not yet been interpreted. In addition to potential legislation from local, state, federal and foreign governments, labor guild agreements and other laws and regulations that impose fees, royalties or unanticipated payments regarding the distribution of media over the internet may directly or indirectly affect our business. While we and our customers may be directly affected by such agreements, we are not a party to such agreements and have little ability to influence the degree such agreements favor or disfavor internet distribution or our business models. Changes to or the interpretation of these laws and the entry into such industry agreements could:

        o       limit the growth of the internet;

        o create uncertainty in the marketplace that could reduce demand for our services;

        o       increase our cost of doing business;

        o expose us to increased litigation risk, substantial defense costs and significant liabilities associated with content available on our websites or distributed or accessed through our services, with our provision of services, and with the features or performance of our websites;

        o lead to increased development costs or otherwise harm our business; or

        o decrease the rate of growth of our user base and limit our ability to effectively communicate with and market to our user base.

        The U.S. Digital Millennium Copyright Act (DMCA) includes statutory licenses for the performance of sound recordings and for the making of recordings to facilitate transmissions. Under these statutory licenses, we and third party channel owners may be required to pay licensing fees for digital sound recordings we deliver in original and archived programming and through retransmissions of radio broadcasts. The DMCA does not specify the rate and terms of the licenses, which are determined by arbitration proceedings, known as CARP proceedings, supervised by the U.S. Copyright Office. Past CARP proceedings have resulted in proposed rates for statutory webcasting that were significantly in excess of rates requested by webcasters. CARP proceedings relating to music subscription and non-subscription services offering music programming that qualify for various licenses under U.S. copyright law are pending. We cannot predict the outcome of these CARP proceedings and may elect instead to directly license music content for our subscription and/or non-subscription services, either alone or in concert with other affected companies. Such licenses may only apply to music performed in the United States, and the availability of corresponding licenses for international performances is unclear. Therefore, our ability to find rights holders and negotiate appropriate licenses is uncertain. We and third party channel owners may be affected by these rates, which may negatively impact our revenues. Depending on the rates and terms adopted for the statutory licenses, our business could be harmed both by increasing our own cost of doing business, as well as by increasing the cost of doing business for third party channel owners. We anticipate future CARPs relating to music subscription delivery services, which may also adversely affect the online distribution of music.

        The Child Online Protection Act and the Child Online Privacy Protection Act impose civil and criminal penalties on persons distributing material harmful to minors (e.g., obscene material) over the internet to persons under the age of 17, or collecting personal information from children under the age of 13. We do not knowingly distribute harmful materials to minors or collect personal information from children under the age of 13. The manner in which these Acts may be interpreted and enforced cannot be fully determined, and future legislation similar to these Acts could subject us to potential liability if we were deemed to be non-compliant with such rules and regulations, which in turn could harm our business.

        There are a large number of legislative proposals before the United States Congress and various state legislatures regarding intellectual property, digital rights management, copy protection requirements, privacy, email marketing and security issues related to our business. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could materially and adversely affect our business.

LEGAL PROCEEDINGS

        Narrowstep is not a party to any material legal proceedings.

                              SELLING STOCKHOLDERS


        From July, 2002, through November 16, 2004, we issued a total of 18,464,351 shares of our common stock to investors and certain directors, officers and employees at prices ranging from $0.20 per share to $1.20 per share, for gross proceeds of $4,517,140. We are now registering in this prospectus certain of these shares and a portion of certain shares issued in May, 2002 to our founders so they can be resold. We will not receive any proceeds from the resale of these shares by the selling stockholders.

        The table below sets forth information concerning the resale of these shares, and includes a list of the stockholders whose shares are being registered for resale, the number of shares beneficially owned by each of the stockholders as of November 16, 2004, the number of shares being registered and the number of shares they will beneficially own if they sell all of the shares being registered.

--------------------------------------------------------------------------------------------------------------------
    NAME OF BENEFICIAL OWNER          AMOUNT OF         AMOUNT OF      AMOUNT OF SHARES       % OF SHARES TO BE
                                        SHARES
                                     BENEFICIALLY                     TO BE BENEFICIALLY
                                    OWNED PRIOR TO                        OWNED AFTER         BENEFICIALLY OWNED
                                       OFFERING      SHARES OFFERED   SECONDARY OFFERING   AFTER SECONDARY OFFERING
====================================================================================================================
Adamao Ltd. (1)                             731,911          109,787              622,124                      2.2%
Cees Ahsmann & Gerry Groen                  709,000          709,000                    -                         *
Danese Alessandro                            16,250           16,250                    -                         *
Andria Allan (2)                            139,187          129,187               10,000                         *
Alistair Menzies Anderson                    10,000           10,000                    -                         *
AMM Aries (3)                             1,850,000        1,850,000                    -                         *
Manfred J Assenmacher                       200,000          200,000                    -                         *
Agnes Bailey                                 33,333           33,333                    -                         *

Daniel Bailey                                33,000           33,000                    -                         *
Jim Bailey                                   96,000           14,400               81,600                         *
David Bearham                                16,667           16,667                    -                         *
James Bedford (4)                            37,743           37,743                    -                         *
Harry A Belderbos                           125,000          125,000                    -                         *
Berns & Berns (5)                         1,339,495        1,339,495                    -                         *
Robert Bijker                                20,000           20,000                    -                         *
Nicolas Boillat                              12,500           12,500                    -                         *
Silvia Bolillat                               3,500            3,500                    -                         *
Lammert RE Braaksma                         100,000          100,000                    -                         *
Robert Brand                                175,000          175,000                    -                         *
Johannes A Breukhoven                       200,000          200,000                    -                         *
Dick HC Brouwer                             750,000          750,000                    -                         *
William Buckley                              12,500           12,500                    -                         *
Pekel HH Burgerhof                          240,000          240,000                    -                         *
Kees Callenbach                              25,000           25,000                    -                         *
CBG Compagne Bancaire Geneve (6)            200,000          200,000                    -                         *
Nicolas Clerc                                 7,700            7,700                    -                         *
Lewis Currie (7)                              5,676            5,676                    -                         *
Chris H De Graaf                             60,000           60,000                    -                         *
Allard De Stoppelaar (8)(9)               3,000,000          206,250            2,793,750                      9.2%
Exploitaite          Maatschappij           125,000          125,000                    -                         *
Teralfene BV (10)
Richard Feranti                              50,000           50,000                    -                         *
Maria Geritsen                              250,000          250,000                    -                         *
J W E Goedegebuure (8)                    1,031,250          154,688              876,563                      3.1%
James Goodman (11)                            4,727            4,727                    -                         *
Michael Gribbin (12)                          9,466            9,466                    -                         *
Thanh Ha Lai                                 50,000           50,000                    -                         *
Daniel Haggett (13)                           9,466            9,466                    -                         *
Adri Hendriks                                15,000           15,000                    -                         *
Johannes Hendriks                           420,000          420,000                    -                         *
Roland Heybroek                              27,500           27,500                    -                         *
Jason Jack (14)                           1,138,626          750,000              388,626                      1.3%
Alex Jadavji                                 45,000           45,000                    -                         *
Murk K Jansen                                24,500           24,500                    -                         *
RE Murk Jansen                               10,000           10,000                    -                         *
Eurig Jones (15)                             25,000           25,000                    -                         *
Iolo Jones (8) (16)                       5,062,500          759,375            4,303,125                     15.1%
Erik Kindt                                   25,000           25,000                    -                         *
Nico Koeman                                  50,000           50,000                    -                         *
Johanna Maibach                             100,000          100,000                    -                         *
Pierre Marx                                  25,000           25,000                    -                         *
Kees Mittelberg                              37,500           37,500                    -                         *
Conrad Nortier (17)                         101,734          101,734                    -                         *
Burhan Osmani                                61,500            9,225               52,275                         *
George Palfi alias Rush & Co (18)            50,000           50,000                    -                         *
Kurt Portmann                                12,500           12,500                    -                         *
Rene Potma                                   75,000           75,000                    -                         *

Cornelis Punt                               100,000          100,000                    -                         *
John Ravenhill                               23,000           23,000                    -                         *
Andrew Robinson                             300,000           45,000              255,000                         *
Paul Robinson (8) (19)                    2,023,750          266,063            1,757,687                      6.1%
Bernadus Rulof                              500,000          500,000                    -                         *
Onno S Schaap                                 5,000            5,000                    -                         *
Gerarld JJ Scheerder                        125,000          125,000                    -                         *
Hans Schokkenbroek                           70,000           70,000                    -                         *
Annick E. Schreuder                          20,000           20,000                    -                         *
Gerhard Schut                                50,000           50,000                    -                         *
Alberto Scorza (8)                          100,000           15,000               85,000                         *
Pali Sebok                                  700,000          700,000                    -                         *
Dilip Shukla (20)                           340,667           40,667              300,000                         *
Rob Smith                                     9,466            9,466                    -                         *
Frank Stolze                                295,000          295,000                    -                         *
Ramona Stolze                                30,000           30,000                    -                         *
Strayer Investment SA  (21)               1,763,750        1,763,750                    -                         *
Joe Trainor (22)                             19,733            4,733               15,000                         *
Jan Van den Bosch                            75,000           75,000                    -                         *
Gerhard H Van der Kroon                      15,000           15,000                    -                         *
CJM Van der Meer                            125,000           18,750              106,250                         *
Irene DH Van der Poort                      250,000          250,000                    -                         *
Pieter Van Doorne                            25,000           25,000                    -                         *
Peter van Ispelen                           500,000          500,000                    -                         *
Richard A van Rijswijk                      375,000          375,000                    -                         *
Max Van Til  (8)                            200,000           30,000              170,000                         *
Marielle Vehmeijer                           21,298           21,298                    -                         *
Theodore Ver Hage                           125,000          125,000                    -                         *
Anthony SJ Verhaar                           10,000           10,000                    -                         *
Rudy HA Verspyck                            667,000          667,000                    -                         *
Ivo Vleminckx                               250,000          250,000                    -                         *
Emilio Vulcano                               50,834           50,834                    -                         *
Mark Warmington                               1,867            1,867                    -                         *
Robert A. Wassink                           100,000          100,000                    -                         *
Clifford Webb (23)                        4,000,378          610,854            3,389,524                     11.9%
Hans Wiegel                                 250,000          250,000                    -                         *
Philip Wnuk                                  15,000           15,000                    -                         *


----------------------
* Less than 1% of the outstanding shares.


        (1) These shares may be deemed to be beneficially owned by Peter Lloyd who is the Managing Director and a 55% owner of Adamao Ltd., and is responsible for the selection, acquisition and disposition of securities on behalf of this company, and whose wife is a 45% owner of Adamao Ltd.

        (2) Includes 10,000 shares deemed to be beneficially owned by Ms. Allan pursuant to options exercisable within 60 days of November 16, 2004. Ms. Allan is our Director of Public Relations.

        (3) Includes 250,000 shares beneficially owned by Robert Bhoendie, 100,000 shares beneficially owned by Eric Scholten, 625,000 shares beneficially owned by Thomas Westermeijer and 875,000 shares beneficially owned by Anthony Aries.

        (4)     James Bedford was an employee. He left Narrowstep in February
                2004.

        (5) Represents 1,339,495 shares underlying currently exercisable options beneficially owned by Berns and Berns.

        (6) These shares may be deemed to be beneficially owned by Max Van Til based on his percentage ownership of CBG Compagne Bancaire Geneve and his responsibility for the selection, acquisition and disposition of these securities on behalf of this company.

        (7)     Lewis Currie is our Sales Consultant.

        (8)     Promoter of Narrowstep.

        (9) Includes 1,625,000 shares deemed to be beneficially owned by Mr. De Stoppelaar pursuant to options exercisable within 60 days of November 16, 2004.

        (10) These shares may be deemed to be beneficially owned by Wilhelm Priester based on his percentage ownership of Exploitaite Maatschappij Teralfene BV, and his responsibility for the selection, acquisition and disposition of these securities on behalf of this company.

        (11)    James Goodman is our Information Technology Manager.

        (12)    Michael Gribbin is our Sales Manager.

        (13)    Daniel Haggett is an employee.

        (14) Includes 388,626 shares deemed to be beneficially owned by Mr. Jack pursuant to options exercisable within 60 days of November 16, 2004. Mr. Jack is our Chief Technology Officer.

        (15) Mr. Jones is the brother of Iolo Jones, our Chief Executive Officer, President and a Director.

        (16)    Mr. Jones is our Chief Executive Officer, President and a
                Director.

        (17)    Mr. Nortier is our Financial Manager.

        (18) These shares may be deemed to be beneficially owned by George Palfi based on his percentage ownership of Rush & Co., and his responsibility for the selection, acquisition and disposition of these securities on behalf of this company.

        (19) Mr. Robinson is our Sales Director and a Director. Includes 250,000 shares deemed to be beneficially owned by Mr. Robinson pursuant to options that vest upon U.S. stock exchange trading of the Company's common stock, which may or may not be within 60 days of November 16, 2004.

        (20) Includes 300,000 shares deemed to be beneficially owned by Mr. Shukla pursuant to options exercisable within 60 days of November 16, 2004. Mr. Shukla is the Commercial Director for the Sports Division.

        (21) These shares may be deemed to be beneficially owned by Lizette Giogu based on her percentage ownership of Strayer Investment SA, and her responsibility for the selection, acquisition and disposition of these securities on behalf of this company.

        (22) Includes 15,000 shares deemed to be beneficially owned by Mr. Trainor pursuant to options exercisable within 60 days of November 16, 2004.

        (23)    Mr. Webb is our Chief Operating Officer and a Director.

None of the Selling Stockholders is a broker-dealer or affiliate of a broker-dealer.


                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


        The following table and subsequent discussion sets forth information about our directors and executive officers as of November 16, 2004. Three of our executive officers are full-time employees and the rest are part-time. Peter Lloyd serves as our Chief Financial Officer and devotes approximately two to three weeks per month to Narrowstep. Peter Siddall, our Chairman of the Board, devotes approximately two days per month to Narrowstep. Paul Robinson, our Sales Director, Secretary, Treasurer and a Director, devotes approximately 20 hours per week to Narrowstep.

             NAME             AGE    POSITION

Peter Siddall...............  58     Chairman.of.the.Board.of Directors

Iolo Jones..................  39     Chief.Executive.Officer, President
                                       and Director

Paul Robinson...............  41     Sales.Director,.Secretary, Treasurer
                                       and Director

Jason Jack..................  39     Chief.Technology.Officer

Peter Lloyd.................  45     Chief.Financial.Officer and Director

Clifford Webb...............  45     Chief.Operating.Officer and Director

Dennis Edmonds..............  47     Director

Shelly Palmer...............  46     Director

        PETER SIDDALL has been Chairman of the Board of Directors since June 1, 2002 and is responsible for the operations of our Board of Directors. As Chairman of the Board of Directors, Mr. Siddall is charged with steering the Board in setting policy, and developing our business strategy. He does not devote his full working time to Narrowstep. In addition to his service as our Chairman, he currently consults to venture capital companies on business management and development issues. Although he divides his time between our company and his other ventures, he is available to Narrowstep on an as-needed basis. Prior to his appointment as Chairman of the Board in June, 2002, Mr. Siddall was a consultant. Prior to that time, from 1990 to 1999, Mr. Siddall was a senior executive with the Gillette Company, holding positions including the Managing Director of the Parker Pen Co, and the President of Papermate, responsible for divisions with up to $500 million in revenues. Before joining Gillette he was a General Manager for advertising agency Young & Rubicam in Geneva (1987-90), handling pan-European accounts for DuPont, Hewlett Packard and Caterpillar, and national accounts for Peugeot, Orangina and Suchard. Mr. Siddall is the father-in-law of Iolo Jones, our Chief Executive Officer and a director.

        IOLO JONES, Chief Executive Officer, President and a director, joined Narrowstep in May, 2002 and is responsible for our overall day-to-day operations and management, including finance, sales, operations, and marketing. Mr. Jones has a background in digital video technology. After graduating with degrees in Radio, Film & Television and Educational Broadcasting from the University of Kent at Canterbury, he worked in film special effects and from 1986 to 1987, he worked for London Weekend Television (LWT) as a technician. He joined Paragon Communications as an Account Manager between 1988 and 1989 and then worked from 1989 to 1990 at Ogilvy & Mather as a Senior Executive handling Corporate & Financial clients prior to forming his own company, Sutton Jones Multimedia in 1990. In 1997, Sutton Jones Multimedia was sold to Tempus plc (now WPP, one of the world's largest marketing companies). Afterwards, in 1997, Mr. Jones formed Interactive1, a company specializing in internet product development and integration, and established a subsidiary pioneering webcast company, Web Channels. Interactive1 developed intranet and extranet systems for clients including Shell, Nomura, Cisco, PricewaterhouseCoopers, Canon, Channel 4, Prudential and the US Dept of Energy from offices around the world. In January 2002, Mr. Jones resigned as CEO and CTO of Interactive1 to pursue the development of Narrowstep and sold all shares he held in that company. Mr. Jones is the son-in-law of Peter Siddall, Chairman of the Board.

        PAUL ROBINSON, Sales Director, Secretary and Treasurer, was a founder of Narrowstep in May, 2002 and is responsible for the sales of channels to potential clients and the management of the delivery of such channels. Mr. Robinson is also currently a director and 20% shareholder of Strella Ltd, a private United

Kingdom company whose business is to acquire the rights to broadcast movies and television series across the internet. Mr. Robinson's current activities with Strella focus on recruiting a management team and he currently devotes around 15% of his business time to work for Strella, but expects that to decrease to around one day per month once the new management team is in place. In addition, Mr. Robinson is Chairman of the Board and a 16% shareholder of Mobestar Ltd, a private development stage company incorporated in England and Wales, planning to launch a range of applications designed for 2.5G and 3G mobile phone technologies, including a mobile phone video dating service and an online software product that allows customers to create a variety of campaigns and services. Mr. Robinson spends around 35% of his time on work for Mobestar where his principal activity is chairing meetings with senior management. Mr. Robinson is also a founder, director and 10% shareholder of The Content Corporation, a niche TV channel over the internet production and operating company incorporated in England and Wales. Mr. Robinson is also currently involved in the planning and development of a new company to be called Sparrow Development Corporation. Mr. Robinson anticipates that once formed, Sparrow Development will operate as a consulting business advising primarily Asian based businesses on methods to raise their profiles in European markets. Mr. Robinson anticipates that he will be an officer and director of Sparrow Development but that he will not devote more than one day per month to activities for the company.

        Mr. Robinson was formerly Chairman of the Board of Directors, President, and Chief Executive Officer of Jyra Research Inc., positions he had from June 1996 to June 1999, when he resigned as CEO. In April, 2002 he resigned from Jyra's Board of Directors. Jyra Research Inc. was in the business of developing network monitoring software and was an SEC reporting company until May, 2002, when it ceased trading following the voluntary solvent liquidation of its United Kingdom subsidiary, Jyra Research Ltd. In April 1998 Mr. Robinson became a director of Path 1 Network Technologies Inc., a provider of video equipment for transmission over networks and the internet. In January 2001, Mr. Robinson resigned from Path 1 Network Technologies' board of directors. From August 1995 to October 1, 1996, Mr. Robinson was an Account Manager for Cisco Systems Inc., handling customers in the United Kingdom financial sector. From 1992 to August 1995 Mr. Robinson was employed by Biss Ltd. as a new business sales executive. >From 1989 to 1992 Mr. Robinson was a sales executive for Prime Computers in the United Kingdom. In 1990, Mr. Robinson was transferred to Thailand where he was sales manager for southeast Asia.

        PETER LLOYD, Chief Financial Officer and a director, started working for Narrowstep in November, 2003 and is responsible for the financial operations of Narrowstep. Mr. Lloyd is responsible for Narrowstep's reporting systems and our procedural and financial controls. Mr. Lloyd is not an employee of Narrowstep, but provides his services as Chief Financial Officer pursuant to a consulting agreement with Adamao Ltd, a corporation incorporated in England and Wales in October, 2003, of which he is Managing Director and a 55% owner and his wife is a 45% owner. Mr. Lloyd spends approximately 80% of his business time on Narrowstep's affairs. Mr. Lloyd is a full member of the Chartered Institute of Management Accountants (ACMA) and has an MBA in Finance from Cass Business School in London. Prior to joining Narrowstep, from February 1998 to June 2003, Mr. Lloyd established and then served as Managing Director of inGroup, an Oracle partner company specializing in implementing financial management reporting, control and profitability systems for major corporations. Mr. Lloyd was responsible for implementing new groupwide management budgeting, reporting, forecasting and planning systems at Lloyds TSB Bank plc, Aviva plc, Nortel Networks, Antalis, Gallahers and others, all based on Oracle technology. Before starting at inGroup Mr. Lloyd worked for Oracle Corporation for five years from February, 1998 to March, 1993. There he implemented statutory consolidation, management accounting, reporting and business intelligence software. Mr. Lloyd implemented finance systems for both Oracle and its major customers. Mr. Lloyd graduated in 1982 with an honors degree in chemical engineering from Birmingham University and is also a chartered chemical and European engineer.

        JASON JACK, Chief Technology Officer, joined Narrowstep in May, 2002 and is responsible for our technical operations, including our network, internal IT, and software development and operations. Mr. Jack, who is resident in California, designs and develops the majority of the software for our core products, working with other developers in the United Kingdom. From April, 2001 through May, 2002, Mr. Jack served as Executive Director of Interactive1 North America, where he worked on several projects with clients such as Lawrence Berkeley National Laboratories, and Cisco. Between December 2000 and April 2001 he was on sabbatical. From 1996 through December, 2000 Mr. Jack served as European IT Manager, CIA Medianetwork, part of Tempus Group plc (now WPP), where he ran several international projects, including; global network security, global intranet, and unified directory services. Prior to 1996, Mr. Jack spent ten years with Strategic Software Ltd., a leader in enterprise-class systems for ship brokers, where he developed the core messaging and database products across three generations of computing architecture. Mr. Jack joined Narrowstep in July, 2002 and became a full-time employee in October, 2002.

        CLIFFORD WEBB, Chief Operating Officer, joined Narrowstep in November, 2003 and is responsible for the television production, broadcasting and sports internet output. He was the Managing Director of Sportshow Television Ltd. prior to its acquisition by Narrowstep in November, 2003, and is now in charge of Narrowstep's Sportshow Division and responsible for growing our sales and delivery to sporting bodies, sports clubs and third parties requiring sports content. Mr. Webb is also responsible for the overall management of our main channel, High.TV. He founded Sportshows Television Ltd. in 1994, at which time the company began organizing and promoting international specialist sports events, while also building TV programming. Watersports have always been a main focus of the company, and Sportshows Television Ltd. is known throughout the world for its experience in yachting and windsurfing coverage. Mr. Webb was the main stockholder and Chairman of Sportshows Television Ltd. until its acquisition by Narrowstep.

        DENNIS EDMONDS has been a director of Narrowstep since March 1, 2004. Mr. Edmonds originally qualified as a lawyer in South Africa, where he set up the Johannesburg firm of Edmonds Dykes & Co. and worked as a senior partner from June, 1987 to March, 1990. In April, 1990, he moved to the United Kingdom where he worked at Munro McHarry Inc., a major London firm, until October, 1991. Mr. Edmonds then worked for the firm of Alsop Wilkinson from June, 1993 to January, 1996 and thereafter at the firm of Donne, Mileham & Haddock until September, 2000. During his career as a corporate lawyer Mr. Edmonds has advised a range of banks, venture capitalists, corporations and governments on a spectrum of commercial issues. From September, 2000 until February, 2001, Mr. Edmonds worked as a corporate financier for ICE Securities, Ltd., a venture capital firm based in London. In addition, from February 14, 2001 to March 29, 2004, Mr. Edmonds served as a full time director of IcePartners.net, a private equity investment company, where his role was in negotiating and structuring corporate transactions and running investment companies. One of these investment companies is MyMovies.net Limited, a film based internet site of which he has been the Chief Executive Officer since May, 2003.

        SHELLY PALMER has been a director of Narrowstep since November 24, 2004. For the past five years, Mr. Palmer has been the President and Chief Executive Officer of SLP Productions, Inc., a corporation that specializes in creative services and production. Mr. Palmer is also 1st Vice President of the National Academy of Television Arts & Sciences, New York. He is a governor, a trustee and the chair of the Academy's Advanced Media Committee Mr. Palmer has been an inventor and a pioneer in emerging media and technology since the late 70's. He is an award-winning composer, award-winning television producer and seasoned advertising veteran.


BOARD OF DIRECTORS AND BOARD COMMITTEES


        The Board of Directors is currently fixed at seven members. Narrowstep's amended and restated certificate of incorporation divides the Board of Directors into three classes. The members of each class of directors serve for staggered three-year terms. The Board of Directors is composed of (i) three Class I directors (Messrs. Robinson, Lloyd and Palmer), whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2005, (ii) two Class II directors (Messrs. Siddall and Edmonds), whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2006, and (iii) two Class III directors (Messrs. Jones and Webb), whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2007.

        Our executive officers are elected by and serve at the discretion of the Board of Directors. Mr. Iolo Jones, an officer and director, is the son-in-law of Peter Siddall, the Chairman of the Board.

        Narrowstep's Board of Directors currently acts as our audit committee and oversees the retention, performance and compensation of our independent auditors, and oversees and establishes procedures concerning systems of internal accounting and control. We intend to establish a separate audit committee in the future and it is anticipated that the members will be Messrs. Lloyd, Edmunds, and a yet to be appointed independent director.


        We have a standing compensation committee of the Board of Directors. The members of the compensation committee consist of Messrs. Jones, Siddall and Edmonds. The compensation committee's duties are to review and evaluate the salaries and incentive compensation of our management and employees and administer our 2004 Stock Plan.

DIRECTOR COMPENSATION


        Directors are eligible to receive options to purchase shares of our common stock. There is no set formula for these grants and they may vary from director to director and from month to month. In addition, our outside directors are entitled to receive either cash compensation or option grants in exchange for the amount of time spent serving in their capacity as director each month, including attendance at board meetings, at a rate of $1,000 for two days per month. Currently we pay this compensation in the form of options. Each director is also reimbursed for reasonable travel and other out-of-pocket expenses incurred in attending meetings of the Board of Directors.

INDEMNITY AGREEMENTS

        Narrowstep has entered into an indemnity agreement with each of its directors and certain of its executive officers containing provisions that may require Narrowstep, among other things, to indemnify to the fullest extent permitted by law its executive officers and directors against liabilities that may arise by reason of their status or service as executive officers or directors and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.


EXECUTIVE COMPENSATION


        SUMMARY COMPENSATION TABLE. The following table shows the aggregate remuneration paid by us for the fiscal year ended February 29, 2004 and the prior fiscal year period ended February 28, 2003 to our chief executive officer and our four other most highly compensated officers. We will use the term "named executive officers" to refer to these people later in this prospectus.


                                                SUMMARY COMPENSATION TABLE

------------------ ---------- ---------------------------------------- ---------------------------------------- --------------------
                                        ANNUAL COMPENSATION                 LONG-TERM COMPENSATION AWARDS            ALL OTHER
                                                                                                                   COMPENSATION
                              ---------------------------------------- ---------------------------------------- --------------------
                                SALARY    BONUS       OTHER ANNUAL             AWARDS               PAYOUTS             ($)
                                                      COMPENSATION
                                                                      --------------------------
                                  $          $             $          SECURITIES    RESTRICTED       LTIP
                                                                         UNDER      SHARES OR     PAYOUTS($)
                                                                       OPTIONS/     RESTRICTED
                                                                         SARS         SHARE
NAME AND           FISCAL                                              GRANTED#      UNITS($)
PRINCIPAL          YEAR
POSITION           ENDED

================== ========== =========== ========= ================= ============ ============= ============== ====================
Iolo Jones, CEO    2/29/04        75,600         0                 0            0             0              0                    0
and President      2/28/03        42,000         0                 0            0             0              0                    0

Paul Robinson,     2/29/04        75,600         0                 0      500,000             0              0                    0
Sales Director,
Secretary,         2/28/03        42,000         0                 0            0             0              0                    0
Treasurer

Jason Jack,        2/29/04       108,000         0                 0      777,252             0              0                    0
Chief Technology
Officer            2/28/03        54,000         0                 0            0             0              0                    0

Peter Lloyd,       2/29/04       104,000         0                 0      265,000             0              0                    0
Chief Financial
Officer            2/28/03             0         0                 0            0             0              0                    0

Clifford Webb,     2/29/04       135,000         0                 0      250,000             0              0                    0
Chief Operating
Officer            2/28/03             0         0                 0            0             0              0                    0
------------------ ---------- ----------- --------- ----------------- ------------ ------------- -------------- --------------------

                        OPTION GRANTS IN LAST FISCAL YEAR

        The following table summarizes the options granted to each of Narrowstep's named executive officers during the fiscal year ended February 29, 2004.

                            NUMBER OF SECURITIES       PERCENTAGE OF TOTAL
                           UNDERLYING OPTION/SARS     OPTIONS/SARS GRANTED
                          GRANTED TO EMPLOYEES AND      TO EMPLOYEES AND       EXERCISE PRICE
         NAME                      ADVISORS                   ADVISORS             ($/SH)            EXPIRATION DATE
         ----             ------------------------    --------------------         ------            ---------------
Paul Robinson *                    500,000                     10%                  0.20                 12/31/08
Jason Jack**                       777,252                     15%                  0.20                 12/31/08
Peter Lloyd***                     265,000                     5%                   0.20                 12/31/08
Clifford Webb****                  250,000                     5%                   0.30                 12/31/08

* (i) Options for 250,000 shares vest when Narrowstep's common stock begins to trade publicly in the United States, and (ii) options for the remaining 250,000 shares vest upon Narrowstep achieving quarterly operating profitably of $30,000.

** Options for 194,313 shares vested on January 1, 2004, 194,313 on July 1, 2004, 310,901 vest on July 1, 2005, and 77,725 vest on July 1, 2006.

*** (i) Options for 25,000 shares vested on January 1, 2004, 140,000 shares vest upon Narrowstep meeting certain revenue targets as defined in Mr. Lloyd's stock option agreement with Narrowstep, and (ii) options for the remaining 100,000 shares vest upon effectiveness of this registration statement.

**** These options vest upon Narrowstep meeting certain profitability targets as defined in Mr. Webb's option agreement with Narrowstep.

EMPLOYMENT AGREEMENTS


        All salaries for named executive officers are stated in their respective employment or independent contractor agreements in pounds. For purposes of these summaries, all salary amounts have been converted to US dollars based on the exchange rate as of February 29, 2004 of $1.8 = (pound)1.00.

        IOLO JONES. Iolo Jones, our Chief Executive Officer, is a party to an employment agreement with Narrowstep Ltd., our wholly-owned subsidiary, dated May 10, 2002, as amended. His employment agreement generally continues until terminated by either party upon 12 months' notice, by us upon one months' notice in the event of Mr. Jones disability as specified in the agreement, or until he is 60 years old. Under his employment agreement, Mr. Jones is entitled to receive a base salary of $75,600 per year, until we achieve a profit, when his salary will increase to a rate of $162,000. Thereafter, Mr. Jones' salary will be reviewed by our compensation committee. In addition, Mr. Jones is to be paid a bonus equal to 5% of the revenue of any acquired company that is profitable prior to such acquisition, or 1% if such company is not profitable prior to the acquisition, in each case subject to Board approval. Under the terms of his employment agreement, in the event of any dilution to Mr. Jones percentage ownership due to an acquisition or fundraising, at December 31, 2004 Mr. Jones is also entitled to be granted Narrowstep stock options with an exercise price per share equal to the fair market value of the common stock at that time and an expiration date of December 31, 2012, in an amount to make his ownership in Narrowstep equal to 20% of the issued and outstanding shares as of such date less the number of any shares he transfers or sells prior to the date of grant. Thereafter, on a yearly basis until December 31, 2007, in the event of any dilution to Mr. Jones percentage ownership due to an acquisition or fundraising activities the Compensation Committee may, in its discretion, grant additional options to Mr. Jones in order to maintain his percentage ownership, which options would have an exercise price of the fair market value of the common stock at the date of grant and an expiration date of December 31, 2012.


        If Mr. Jones's employment is terminated by us without cause on less than 12 months' notice, Mr. Jones is entitled to receive his salary for that part of the period of notice which was not given. If Mr. Jones's employment is terminated for cause as specified in the employment agreement, our obligation to pay any further compensation ends. Mr. Jones's employment agreement prohibits him from soliciting, in a manner that directly or indirectly competes with us, our employees, customers, or suppliers with whom he had personal dealings in the normal course of his employment for a period of six months after he stops working for us. Under his employment agreement, Mr. Jones is also bound to keep certain information confidential and to assign to us any intellectual property developed by him during the term of his employment.

        PAUL ROBINSON. Paul Robinson, our Sales Director, is a party to an employment agreement with Narrowstep Ltd., our wholly-owned subsidiary, dated May 10, 2002 as amended. His employment agreement generally continues until terminated by either party upon three months' notice, by us upon one months' notice in the event of Mr. Robinson's disability as specified in the agreement, or until he is 60 years old. Under his employment agreement, Mr. Robinson is entitled to receive a base salary of $75,600 per year, until we achieve a profit, when his salary will increase to a rate of $135,000. In addition, Mr. Robinson is to be paid a bonus equal to 5% of the gross revenue from sales he generates. Under the terms of his employment agreement, Mr. Robinson was granted Narrowstep stock options for 500,000 shares, 250,000 of which vest when Narrowstep's common stock begins to trade publicly in the United States, and the remaining 250,000 vest upon Narrowstep achieving quarterly operating profitably, each with an exercise price of $0.20.

        If Mr. Robinson's employment is terminated by us without cause on less than three months' notice, Mr. Robinson is entitled to receive his salary for that part of the period of notice which was not given. If Mr. Robinson's employment is terminated for cause as specified in the employment agreement, our obligation to pay any further compensation ends. Mr. Robinson's employment agreement prohibits him from soliciting, in a manner that directly or indirectly competes with us, our employees, customers, or suppliers with whom he had personal dealings in the normal course of his employment for a period of twelve months after he stops working for us. Under his employment agreement, Mr. Robinson is also bound to keep certain information confidential and to assign to us any intellectual property developed by him during the term of his employment.

        JASON JACK. Jason Jack, our Chief Technology Officer, is a party to an employment agreement with Narrowstep Ltd., our wholly-owned subsidiary, dated October 1, 2002, as amended. His employment agreement generally continues until terminated by either party upon three months' notice, by us upon one months' notice in the event of Mr. Jack's disability as specified in the agreement, or until he is 60 years old. Under his employment agreement, Mr. Jack is entitled to receive a base salary of $108,000 per year. In addition, on January 1, 2004, Mr. Jack was granted Narrowstep stock options for 777,252 shares with an exercise price of $0.20 and an expiration date of December 31, 2008, 25% of which options vested immediately, 25% of which vested on July 1, 2004, 40% of which vest on July 1, 2005 and the remaining 10% of which vest on July 1, 2006.

        If Mr. Jack's employment is terminated by us without cause on less than three months' notice, Mr. Jack is entitled to receive his salary for that part of the period of notice which was not given. If Mr. Jack's employment is terminated for cause as specified in the employment agreement, our obligation to pay any further compensation ends. Mr. Jack's employment agreement prohibits him from soliciting, in a manner that directly or indirectly competes with us, our employees, customers, or suppliers with whom he had personal dealings in the normal course of his employment for a period of twelve months after he stops working for us. Under his employment agreement, Mr. Jack is also bound to keep certain information confidential and to assign to us any intellectual property developed by him during the term of his employment.


        PETER LLOYD. Peter Lloyd, our Chief Financial Officer, performs certain services, including acting as Chief Financial Officer, for us pursuant to the terms of an independent contractor agreement dated September 1, 2004, between Narrowstep Ltd., our wholly-owned subsidiary, and Adamao Ltd., an England and Wales corporation of which Mr. Lloyd is the Managing Director and a 55% owner and Mr. Lloyd's wife is a 45% owner. The current agreement with Adamao expires on the earlier of December 31, 2004 or effectiveness of this registration statement, may be renewed thereafter and may be terminated by either party upon 60 days' notice or immediately upon a breach. The agreement requires that, upon its termination, Mr. Lloyd immediately resign as Chief Financial Officer and a director of Narrowstep and as a director of any of our subsidiaries, as well as from any other roles and responsibilities as an officer of Narrowstep Ltd. or any subsidiaries.

        Under the terms of our agreement with Adamao, Adamao receives a total fee of $36,000, exclusive of VAT, which is paid monthly in $9,000 installments. In the event that this registration statement is declared effective prior to December 31, 2004 and the agreement terminates, Adamao will receive the full fee it would have received had the agreement continued until such time, with any remaining amounts due paid in one lump sum upon termination. In addition, in connection with a prior agreement with Adamao for Mr. Lloyd's services, as amended, Mr. Lloyd was granted options for 265,000 shares of our common stock, 25,000 of which vested January 1, 2004, 140,000 of which vest upon Narrowstep meeting certain revenue targets, and 100,000 of which vest upon effectiveness of this registration statement, each with an exercise price of $0.20 per share. Under that prior agreement, Adamao received an aggregate of 731,911 shares of our common stock and was also granted options for 1,800,000 shares with an exercise price of $0.20 per share and an expiration date of December 31, 2003, which option lapsed without being exercised.

        The current agreement with Adamao prohibits Adamao from soliciting, in a manner that directly or indirectly competes with us, our employees, customers, or suppliers with which it had dealings during the term of the agreement and for a period of 12 months thereafter. That agreement also contains a mutual non disclosure agreement and an assignment to us by Adamao of any intellectual property in the subject matter of the services performed by Adamao.


        CLIFFORD WEBB. Clifford Webb, our Chief Operating Officer, is a party to an employment agreement with Narrowstep Ltd., our wholly-owned subsidiary, dated November 27, 2003 as amended. His employment agreement is for a period of 12 months and then generally continues thereafter until terminated by either party upon six months' notice, by us upon one months' notice in the event of Mr. Webb's disability as specified in the agreement, or until he is 60 years old. Under his employment agreement, Mr. Webb is entitled to receive a base salary of $135,000 per year. In addition, pursuant to the agreement, Mr. Webb was granted Narrowstep stock options for 250,000 shares, 50,000 of which vest upon Narrowstep achieving quarterly operating profitably, an additional 100,000 of which vest upon Narrowstep achieving audited annual profitability, and the remaining 100,000 of which vest upon Narrowstep achieving subsequent annual profits growth of at least 10%, each with an exercise price of $0.30.

        If Mr. Webb's employment is terminated by us without cause on less than six months' notice, Mr. Webb is entitled to receive his salary for that part of the period of notice which was not given. If Mr. Webb's employment is terminated for cause as specified in the employment agreement, our obligation to pay any further compensation ends. Mr. Webb's employment agreement prohibits him from soliciting, in a manner that directly or indirectly competes with us, our employees, customers, or suppliers with whom he had personal dealings in the normal course of his employment for a period of twelve months after he stops working for us. Under his employment agreement, Mr. Webb is also bound to keep certain information confidential and to assign to us any intellectual property developed by him during the term of his employment.


        In addition, the Agreement of Purchase and Sale of Stock dated November 14, 2003 relating to our purchase of certain shares of Sportshows Television Ltd. from Mr. Webb, prohibits Mr. Webb from competing with Narrowstep until November 26, 2005. The purchase and sale agreement also prohibits Mr. Webb from soliciting our employees or customers until the later of November 26, 2005, or 18 months after they cease to be employees or customers, respectively.

        Mr. Webb is also a participant in a non-contributory defined contribution pension plan available to certain employees of Sportshows Television Ltd.


2004 STOCK PLAN

        The Narrowstep, Inc. 2004 Stock Plan was adopted by vote of our Board of Directors on December 15, 2003 and became effective on January 1, 2004. The plan was amended by vote of the Board of Directors in July, 2004, and the plan, as amended, was approved by stockholders in July, 2004. The plan is designed to attract, retain and reward our employees, directors and consultants by allowing them to participate in Narrowstep's growth through the acquisition of shares of our common stock or other performance awards. Ten million shares are reserved for issuance under the plan. No more than 5,000,000 shares may be the subject of awards to any participant during any calendar year. The term of the plan is 10 years, and options granted under the plan can have a term of no more than 10 years.

        Under the plan, participants may be awarded stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and other stock based awards. Options awarded under the plan may be either incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified options. The plan is administered by our Board of Directors or by a committee appointed by the Board. The Board (or such committee) has authority to, among other things, determine when awards will be granted, the award recipients, the size and type of each award, vesting and forfeiture terms and all other terms and conditions of awards. The Board may also amend, suspend or terminate the plan at any time, but without stockholder approval, no amendment may increase the number of shares available for issuance under the plan, materially change eligibility terms or extend the term of the plan.

                           RELATED PARTY TRANSACTIONS

        In 2002 we acquired Narrowstep Ltd. from Iolo Jones, our Chief Executive Officer. Under the terms of our agreement, Mr. Jones agreed to sell Narrowstep Ltd. to us for $47,000 if we raised at least $250,000 in our private offering of shares in 2002. In connection with the sale of all his shares in Narrowstep Ltd., Mr. Jones assigned to us all of the intellectual property rights he owned associated with the development of Narrowstep Ltd.'s products and services, including trademarks, business support materials, website, and related rights.

        In addition to Paul Robinson and Iolo Jones (directors and officers), the following individuals are deemed to be promoters of Narrowstep under Securities & Exchange Commission regulations:

             Max Van Till
             Alberto Scorza
             Allard de Stoppelaar
             John Goedegebuure

        Except as described herein, none of these promoters has received anything of value from us and we have not received anything of value from our promoters. Each of these persons receives a commission equal to 10% of the funds raised by them on Narrowstep's behalf. Commissions paid to these promoters through February 29, 2004 are as follows:

        Max Van Till - $6,000 commission in fiscal year ended February 29, 2004

        Alberto Scorza - no commission paid

        Allard de Stoppelaar - $133,905 commission paid in fiscal year ended February 29, 2004; options for 1,625,000 were also granted to Mr. de Stoppelaar for the year February 29, 2004 as commission for funds raised; and $156,273 commission paid in six months ended August 31, 2004.


        John Goedegebuure - $8,695 commission paid in fiscal year ended February 28, 2003; no commission paid in fiscal year ended February 29, 2004.


        In November, 2003 we acquired 80% of the stock of Sportshows Television Ltd. from Clifford Webb, now our Chief Operating Officer, in exchange for cash compensation of $76,698 and an aggregate of 3,122,800 shares of our common stock. In connection with that transaction, Mr. Webb executed a general release in favor of Sportshows Television Ltd. and agreed not to compete with us or to solicit our customers or employees for a period of time. In March, 2004, we acquired the remaining 20% of the stock of Sportshows Television Ltd. in exchange for cash compensation of $18,990 and an aggregate of 864,875 shares of our common stock.

        During the fiscal year ended February 29, 2004, we sold a Vlipsync Encoder to Strella Ltd., a film production company, for $72,238. Paul Robinson, our Sales Director and a Promoter, has served as a member of the board of directors of Strella since May, 2003, and is a 20% owner of this company. Mr. Robinson is also a founder and 10% shareholder of Mobestar, a cellular phone-based gaming service which purchased software from us for $27,025 during the fiscal year ended February 29, 2004. Mr. Robinson has served as a member of the board of directors of Mobestar since its inception in February, 2004. We are currently developing an online software product for Mobestar for $100,000, with further phases of development anticipated for another $200,000 worth of work over the next year. Mr. Robinson is also a founder, director and 10% shareholder of The Content Corporation. The Content Corporation produces and broadcasts niche TV channels over the internet using our services. During the six months ended August 31, 2004 The Content Corporation purchased approximately $41,000 of software and services from us. In order to minimize any conflicts of interest that may exist due to Mr. Robinson's relationships with these companies and any other companies for which he may have provided fundraising, on June 28, 2004, the Board of Directors acknowledged Mr. Robinson's relationships with the companies and noted that he should not normally be asked to negotiate with the companies or deal with them in any way as a representative of Narrowstep.

        We have also developed a channel for LTR Consultancy for $42,301. John Goedegebuure, a founder and stockholder of Narrowstep, is the Managing Director and a 95% owner of LTR Consultancy. During the six months ended August 31, 2004 we generated approximately $22,700 in revenues from this channel.

                             PRINCIPAL STOCKHOLDERS


        The following table sets forth information about the beneficial ownership of our common stock for (i) each person known by us to own beneficially more than five percent of our outstanding common stock, (ii) each director and named executive officer, and (iii) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named below have sole voting and investment power with respect to the shares of common stock shown as beneficially owned by them. The numbers in the table reflect shares held as of November 16, 2004 and are based upon 28,589,351 Shares being outstanding: In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are exercisable as of November 16, 2004, or will become exercisable within 60 days thereafter are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

    NAME AND ADDRESS OF BENEFICIAL
                 OWNER                        SHARES BENEFICIALLY OWNED             PERCENT OF CLASS
----------------------------------------      -------------------------             ----------------
Iolo Jones                                            5,062,500                           17.7%
103 B South Hill Park
London NW3 2SP
United Kingdom

Clifford Webb                                         4,000,378                           14.0%
13 Muirdown Ave.
East Sheen, London SW14 8JX
United Kingdom

Allard de Stoppelaar (1)                              3,000,000                           9.9%
En Belleevue 8
1163 Etoy
Switzerland

Paul Robinson (2)                                     2,023,750                           7.0%
25 Colherne Road
London SW 10 9BS
United Kingdom

AMM Aries (3)
Zwaluflaan 2                                          1,850,000                           6.5%
Den Haag
2566 JR
Holland

Strayer Investment SA (4)
Lizette Giogu                                         1,763,750                           6.2%
CP8 OP Moreni
Jud, Dambovita
Cod 0271, Romania

Jason Jack (5)
20822 Farnsworth Lane                                 1,138,626                           3.9%
Huntington Beach, CA  92646

    NAME AND ADDRESS OF BENEFICIAL
                 OWNER                        SHARES BENEFICIALLY OWNED             PERCENT OF CLASS
----------------------------------------      -------------------------             ----------------
Peter Lloyd (6)                                         856,911                           3.0%
22 Harrison Close
Twyford
Berkshire RG10 OLL
United Kingdom


Peter Siddall (7)                                       100,000                             *
9, Cavendish House
Southdowns Park, Haywards Heath
West Sussex RH16 4SL
United Kingdom

Dennis Edmonds                                                -                             *
Pips, Lewes Road
Ashurst Wood
West Sussex RH19 3TB
United Kingdom

Shelly Palmer                                                 -                             *
330 East 33rd St., 19M
New York, NY  10016

All directors  and executive  officers,              13,182,165                           44.8%
as a group (8 persons) (8)


---------------------------
* Less than 1% of the outstanding shares.


        (1) Includes 1,625,000 shares deemed to be beneficially owned by Mr. de Stoppelaar pursuant to options exercisable within 60 days of November 16, 2004.

        (2) Includes 250,000 shares deemed to be beneficially owned by Mr. Robinson pursuant to options exercisable within 60 days of November 16, 2004.

        (3) Includes 250,000 shares beneficially owned by Robert Bhoendie, 100,000 shares beneficially owned by Eric Scholten, 625,000 shares beneficially owned by Thomas Westermeijer and 875,000 shares beneficially owned by Anthony Aries.

        (4) Reflects 1,763,750 shares deemed to be beneficially owned by Lizette Giogu based on her percentage ownership of Strayer Investment SA, and her responsibility for the selection, acquisition and disposition of these securities on behalf of this company.

        (5) Includes 388,626 shares deemed to be beneficially owned by Mr. Jack pursuant to options exercisable within sixty days of November 16, 2004.

        (6) Includes 125,000 shares deemed to be beneficially owned pursuant to options exercisable within 60 days of November 16, 2004, and 731,911 shares owned by Adamao Ltd., all of which may be deemed to be beneficially owned by Mr. Lloyd based on his position as Managing Director and 55% owner of Adamao Ltd., his wife's ownership of 45% of Adamao Ltd., and his responsibility for the selection, acquisition and disposition of securities on behalf of Adamao Ltd.

        (7) Reflects 100,000 shares deemed to be beneficially owned by Mr. Siddall pursuant to options exercisable within 60 days of November 16, 2004.

         (8) Includes 863,626 shares deemed to be beneficially owned by the directors and executive officers pursuant to options exercisable within 60 days of November 16, 2004.


We are not aware of any arrangements which could result in a change in control.

                          DESCRIPTION OF CAPITAL STOCK


        Narrowstep's authorized capital stock consists of 450,000,000 shares of common stock, par value $0.000001 per share, and 50,000,000 shares of preferred stock, par value $0.000001 per share. The following summary description of Narrowstep's capital stock is qualified by reference to Narrowstep's Amended and Restated Certificate of Incorporation (the "Charter") and Amended and Restated By-Laws (the "By-Laws") which are filed as exhibits to the registration statement of which this prospectus is a part. As of November 16, 2004, Narrowstep had 28,589,351 fully paid and non-assessable shares of common stock and no shares of preferred stock issued and outstanding. In addition, Narrowstep had outstanding options and warrants exercisable for 4,163,121 shares of common stock as of November 16, 2004.


        COMMON STOCK


        Holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a majority of the votes of the shares present in person or by proxy at the meeting. The holders of common stock are entitled to receive ratably such lawful dividends as may be declared by the Board of Directors. However, such dividends are subject to preferences that may be applicable to the holders of any outstanding shares of preferred stock. We have not paid any cash dividends on our common stock and do not expect to do so in the foreseeable future. In the event of a liquidation, dissolution or winding up of the affairs of Narrowstep, whether voluntarily or involuntarily, the holders of common stock will be entitled to receive pro rata all of the remaining assets of Narrowstep available for distribution to its stockholders. Any such pro rata distribution would be subject to the rights of the holders of any outstanding shares of preferred stock. The common stock has no preemptive, redemption, conversion or subscription rights. All of the outstanding shares of our common stock are, and the shares issuable upon exercise of outstanding options and warrants will be, when issued, fully paid and nonassessable. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Narrowstep may designate and issue in the future.

        PREFERRED STOCK

        The Board of Directors is authorized, subject to any limitations prescribed by Delaware law, without further stockholder approval, to issue from time to time up to an aggregate of 50,000,000 shares of preferred stock, in one or more series. The Board of Directors is also authorized, subject to the limitations prescribed by Delaware law, to establish the number of shares to be included in each series and to fix the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of any series, including the dividend rights, dividend rates, conversion rights, voting rights, redemption terms and prices, liquidation preferences and the number of shares constituting any series. The Board of Directors is authorized to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock.

        As of November 16, 2004, Narrowstep had no shares of preferred stock outstanding. Narrowstep has no current plans to issue any preferred stock. However, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding common stock of Narrowstep.


LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS


        The Charter provides that no director of Narrowstep shall be personally liable to Narrowstep or to its stockholders for monetary damages for breach of fiduciary duty as a director, except that the limitation shall not eliminate or limit liability to the extent that the elimination or limitation of such liability is not permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended.

        The Charter further provides for the indemnification of Narrowstep's directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. A principal effect of these provisions is to limit or eliminate in most situations the potential liability of Narrowstep's directors for monetary damages arising from breaches of their duty of care. These provisions may also shield directors from liability under federal and state securities laws.

        Officers, directors or other persons controlling Narrowstep may be entitled under these indemnification provisions to indemnification for liabilities arising under the Securities Act of 1933. We have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Narrowstep has entered into an indemnity agreement with each of its directors and certain of its executive officers containing provisions that may require Narrowstep, among other things, to indemnify to the fullest extent permitted by law its executive officers and directors against liabilities that may arise by reason of their status or service as executive officers or directors and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.


ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND NARROWSTEP'S AMENDED AND RESTATED BY-LAWS, AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AND DELAWARE LAW

        Narrowstep's Charter, Narrowstep's By-Laws and Delaware General Corporation Law contain provisions that could discourage, delay or prevent a change in control of Narrowstep or an acquisition of Narrowstep at a price which many stockholders may find attractive. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of common stock.

CHARTER AND BY-LAWS

        The Charter provides for the division of the Board of Directors into three classes as nearly as equal in size as possible with staggered three-year terms. In addition, the Charter provides that directors may be removed without cause by the affirmative vote of the holders of 75% of the shares of capital stock of Narrowstep entitled to vote or with cause by the affirmative vote of the holders of a majority of the shares. The By-Laws provide that, except as otherwise provided by law or the Charter, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the Board may be filled only by:

        o a majority of the directors then in office, even though less than a quorum may then be in office, or

        o       the sole remaining director.

        These provisions prevent a stockholder from enlarging the Board and filling the new directorships with this stockholder's own nominees without Board approval. These provisions of the By-Laws may have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Narrowstep, or attempting to change the composition or policies of the Board, even though these attempts might be beneficial to Narrowstep or its stockholders.

        The Charter provides that, unless otherwise prescribed by law, only the Chairman of the Board, a majority of the Board of Directors, or the President is able to call a special meeting of stockholders. The Charter and the By-Laws also provide that, unless otherwise prescribed by law, stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent. These provisions, taken together, prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of the Board, except at an annual meeting.

        The By-Laws provide that any action required or permitted to be taken by the stockholders of Narrowstep at an annual meeting or special meeting of stockholders may only be taken if Narrowstep is given proper advance notice of the action (the "Notice Procedure"). The Notice Procedure affords the Board an opportunity to consider the qualifications of proposed director nominees or the merit of stockholder proposals, and, to the extent deemed appropriate by the Board, to inform stockholders about such matters. The Notice Procedure also provides a more orderly procedure for conducting annual meetings of stockholders. The By-Laws do not give the Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action. However, the Notice Procedure may prevent a contest for the election of directors or the consideration of stockholder proposals. This could deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal if the proper advance notice procedures are not followed, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Narrowstep and its stockholders.

        Narrowstep, without stockholder approval, can issue shares of common stock and preferred stock up to the number of shares authorized for issuance in its Charter. Narrowstep could use these additional shares for a variety of corporate purposes. These purposes include future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Narrowstep's ability to issue these shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of Narrowstep by means of a proxy contest, tender offer, merger or otherwise.

        The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares issued and outstanding is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Charter requires the affirmative vote of the holders of at least 75% of the issued and outstanding shares of our capital stock to amend many Charter provisions, including provisions relating to any reduction in the number of authorized shares of our capital stock, our staggered board, and director and officer indemnification. The Charter and the By-Laws require the affirmative vote of the board or the holders of at least 75% of the issued and outstanding shares of capital stock of Narrowstep entitled to vote to amend or repeal any of the provisions of the By-Laws. The 75% stockholder vote would be in addition to any separate class vote that might be required pursuant to the General Corporation Law of Delaware or the terms of any series of preferred stock that might be outstanding at the time any amendments are submitted to stockholders.

DELAWARE LAW

        Narrowstep is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder.

Section 203 does not apply if:

        o prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

        o upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

        o at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3%of the outstanding voting stock which is not owned by the interested stockholder.

        The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

Section 203 defines "business combination" to include generally:

        o any merger or consolidation involving the corporation and the interested stockholder;

        o any sale, lease, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

        o subject to limited exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

        o any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

        o the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or an affiliate or associate of the corporation which was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the past three years, and any entity or person associated with, affiliated with or controlling or controlled by such entity or person.

TRANSFER AGENT

        The Registrar and Transfer Company is the transfer agent for our common stock. The address for The Registrar and Transfer Company is 10 Commerce Drive, Cranford, New Jersey 07016-3752 and its phone number is (908) 497-2300.

                          TRADING MARKET FOR OUR SHARES


        At the present time, there is no public trading market for our shares and there can be no assurance any public trading market will ever develop. Currently, we have 28,589,351 shares outstanding. All of our outstanding shares are restricted as to resale and cannot be sold unless a registration statement covering their resales is declared effective by the SEC or they can be sold pursuant to the provisions of Rule 144 promulgated under the Securities Act of 1933, as amended. There can be no assurance that a trading market for our shares will ever develop in the United States, or elsewhere. In the event that no market for the shares develops, it will be extremely difficult for stockholders to dispose of the shares. In the event a market develops, there can be no assurance that the market will be strong enough to absorb all of the shares which may be offered for sale by the selling stockholders.


        If our shares are included for quotation on the OTC Bulletin Board, price quotations will reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

        If a market develops for our shares, the trading price of our shares is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, new sales forecasts, or new products and services by us or our competitors, changes in financial estimates by securities analysts, conditions or trends in internet markets, changes in the market valuations of other business service providers similar services or products, announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, additions or departures of key personnel, sales of shares and other events or factors, many of which are beyond our control. Consequently, future announcements concerning us or our competitors, litigation, or public concerns as to the commercial value of one or more of our products or services may cause the market price of our shares to fluctuate substantially for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our shares.


        In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of many companies. These broad market factors may materially adversely affect the market price of the shares, regardless of our operating performance. The sale of the 17,310,951 shares being offered by the selling stockholders could also have a material adverse impact on the market price of our shares if a market for our common stock should ever develop.

        IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR SHARES. The SEC has adopted penny stock regulations which apply to securities traded over-the- counter. Our shares will be subject to these regulations. These regulations generally define a penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the broker-dealer that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for our common stock does develop and our shares trade below $5.00 per share, our common stock will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.

          OUTSTANDING SHARES AND SHARES THAT MAY BE SOLD IN THE FUTURE


        At November 16, 2004, we had 93 stockholders of record and 28,589,351 shares of common stock outstanding. In addition, at November 16, 2004 we had issued options to purchase (i) 3,721,747 shares of our common stock, at an exercise price of $0.20 per share, (ii) 250,000 shares of our common stock at an exercise price of $0.30 per share (iii) 1,020,000 shares of our common stock at an exercise price of $0.40 per share, and (iv) 500,000 shares of our common stock at an exercise price of $1.00. Upon the effectiveness of this registration statement, 17,310,951 shares of our common stock will be registered under the Securities Act. The sale of all outstanding shares of our common stock that are not registered under this registration statement is restricted by the Securities Act. Restricted securities generally may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rules 144 or 701 under the Securities Act.

        Generally, Rule 144 provides that directors, executive officers, and persons or entities that they control or who control them may sell shares of our common stock in any three-month period in a limited amount. Under Rule 144, a person who holds restricted securities, such as the shares owned by our founders, directors, officers, and persons who purchased shares in our private placements last year and this year, and has owned such shares for one year, may sell in a regular stock brokerage transaction in a 90-day period, an amount of shares equal to the greater of (i) one (1%) of our outstanding shares, or (ii) the average weekly trading volume of our shares for the preceding four weeks on a recognized stock exchange, such as the New York Stock Exchange, American Stock Exchange, or on NASDAQ. Because our shares will not trade on a stock exchange or NASDAQ, the amount of shares that can be sold by each person under Rule 144, in a 90-day period, is one percent of our outstanding shares, or approximately 277,000 shares (assuming there is a total of 28,589,35 shares outstanding). Sales under Rule 144 are also subject to certain provisions relating to notice and manner of sale and the availability of current public information about Narrowstep. The founders of our company originally purchased their shares in May, 2002, so they became eligible to sell their shares under Rule 144 in May 2003, provided the conditions of Rule 144 are satisfied.

        In addition, a person (or persons whose shares are aggregated) who has not been an affiliate of Narrowstep at any time during the 90 days immediately preceding a sale, and who has beneficially owned the shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. Therefore, unless otherwise restricted, Rule 144(k) shares purchased by stockholders more than two years ago may be sold immediately. The foregoing summary of Rule 144 is not intended to be a complete description. Rule 144 will not be available for resale of our shares until 90 days after the registration statement of which this prospectus is a part and declared effective.


        Subject to limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from Narrowstep by its employees, directors, officers, consultants or advisors prior to the date the issuer becomes subject to the reporting requirements of the Exchange Act. To be eligible for resale under Rule 701, shares must have been issued pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of the offering). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates, subject only to the manner of sale provisions of Rule 144, and by affiliates, under Rule 144 without compliance with its one-year minimum holding period requirements. The foregoing summary of Rule 701 is not intended to be a complete description.

                       WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the common stock to be sold in the offering, reference is made to the registration statement, including the exhibits thereto and the financial statements and notes filed as a part thereof. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of the contact or document filed as an exhibit or incorporated by reference, and each such statement is qualified in all respects by reference to such contract or other document.

        Copies of the registration statement, the exhibits thereto and any documents incorporated by reference, may be inspected, without charge, at the public reference facility maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information regarding the public reference rooms. Copies of such material may also be obtained from the Public Reference Section of the SEC at the same address at prescribed rates. Such materials can also be inspected on the SEC's website at HTTP://WWW.SEC.GOV. Our website is http://www.narrowstep.com. Information contained on our website is not a part of this prospectus.


        Narrowstep intends to furnish to its stockholders annual reports containing financial statements audited by an independent registered public accounting firm.


                              PLAN OF DISTRIBUTION

SALES BY SELLING STOCKHOLDERS.


Our common stock is not currently listed or quoted on any established public market or quotation system. If a public trading market develops in the future, of which there can be no assurance, the selling stockholders and their respective pledgees, donees, assignees and other successors-in-interest may sell their shares from time to time in such a market, at prevailing prices, or in private transactions at negotiated prices. Until that time, the selling stockholders will offer and sell their shares of common stock at a fixed price of $1.20 per share. This price was determined based upon the price at which we have made recent private sales of our common stock, an analysis of our prospects and comparisons with similar types of companies at similar stages of development. The selling stockholders may use any one or more of the following methods when selling the shares offered by this prospectus:


        o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

        o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

        o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

        o an exchange distribution in accordance with the rules of the applicable exchange;

        o       privately-negotiated transactions;

        o short sales effected after the date the registration statement to which this prospectus relates is declared effective;

        o broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share;

        o       through the writing of options on the shares;

        o       a combination of any such methods of sale; and

        o       any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

        The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

        After the date on which the registration statement to which this prospectus relates is declared effective, the selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

        The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell our shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of our shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934 or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. If the selling stockholders are deemed to be underwriters, the selling stockholders may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.


        We will be paying all fees and expenses incident to the registration of our shares, excluding brokerage commissions or underwriter discounts, estimated to be approximately $_____________.

        The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

        The selling stockholders and any other persons participating in the sale or distribution of shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person.

        Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited form simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of shares offered by this prospectus.

        If a selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the shares, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

        Until _____________ (ninety days after the date of this prospectus), all dealers effecting transactions in the registered securities, whether or not participating in the distribution thereof, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotment or subscriptions.


        The offering will terminate on the earlier of June 1, 2005 or when all of the offered shares are sold.

                                  LEGAL MATTERS

        The validity of the shares offered under this prospectus is being passed upon for us by Lowenstein Sandler PC, Roseland, New Jersey.

                                     EXPERTS


        Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements at and for the year ended February 29, 2004, and for period May 9, 2002 (inception) to February 28, 2003 and those of our predecessor for the period from April 19, 2002 (inception) to September 18, 2002 as set forth in their report. We have included our financial statements and those of our predecessor in the prospectus in reliance on Ernst & Young LLP's report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1.2 to the consolidated financial statements), given on their authority as experts in accounting and auditing.

        Ernst & Young LLP, independent registered public accounting firm, have audited the financial statements of Sportshows Television Ltd. for year ended March 31, 2003 and the period from April 1, 2003 to November 25, 2003, as set forth in their report. We have included these financial statements in the prospectus in reliance on Ernst & Young LLP's report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the ability of Sportshows Television Ltd. to continue as a going concern as described in Note 1.2 to the financial statements), given on their authority as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS


CONSOLIDATED FINANCIAL STATEMENTS OF NARROWSTEP INC.                        PAGE
--------------------------------------------------------------------------------
Report of independent registered public accounting firm                     F-2
--------------------------------------------------------------------------------
Consolidated balance sheet as of August 31, 2004 (unaudited) and
February 29, 2004                                                           F-3
--------------------------------------------------------------------------------
Consolidated statements of operations for the six months ended August       F-4
31, 2004 and 2003 (unaudited), the year ended February 29, 2004 and for the period from May 9, 2002 (inception) to February 28, 2003 for the Company and for the period from April 9, 2002 (inception) to
September 18, 2002 for the Predecessor
--------------------------------------------------------------------------------
Consolidated statements of other comprehensive loss for the six             F-5
months ended August 31, 2004 and 2003 (unaudited), the year
ended February 29, 2004 and for the period from May 9, 2002 (inception)
to February 28, 2003 for the Company, and for the period from April 9,
2002 (inception) to September 18, 2002 for the Predecessor
--------------------------------------------------------------------------------
Consolidated statements of changes in stockholders' equity for the six      F-6
months ended August 31, 2004 (unaudited), the year ended February
29, 2004 and the period from May 9, 2002 (inception) to February 28,
2003 for the Company and for the period from April 9, 2002 (inception)
to September 18, 2002 for the Predecessor
--------------------------------------------------------------------------------
Consolidated statements of cash flows for the six months ended August       F-7
31, 2004 and 2003 (unaudited), the period for the year ended
February 29, 2004 and for the period from May 9, 2002 (inception) to
February 28, 2003 for the Company and for the period from April 9, 2002 (inception) to September 18, 2002 for the Predecessor
--------------------------------------------------------------------------------
Notes to consolidated financial statements                                  F-8
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
FINANCIAL STATEMENTS OF SPORTSHOWS TELEVISION LTD.                          PAGE
--------------------------------------------------------------------------------
Report of independent registered public accounting firm                     F-26
--------------------------------------------------------------------------------
Profit and loss account                                                     F-27
--------------------------------------------------------------------------------
Statement of cash flows                                                     F-28
--------------------------------------------------------------------------------
Notes to financial statements                                               F-30
--------------------------------------------------------------------------------

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors and Stockholders
Narrowstep Inc.


We have audited the accompanying consolidated balance sheet of Narrowstep Inc. as of February 29, 2004 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the period from May 9, 2002 (inception) to February 28, 2003 and the year ended February 29, 2004 and the statements of operations, changes in stockholders' equity and cash flows of Narrowstep Ltd. for the period from April 9, 2002 (inception) to September 18, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Narrowstep Inc. as of February 29, 2004 and the consolidated results of its operations and its consolidated cash flows for the period from May 9, 2002 (inception) to February 28, 2003 and the year ended February 29, 2004, and of the results of operations and cash flows of Narrowstep Ltd. for the period from April 9, 2002 (inception) to September 18, 2002, in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1.2 to the consolidated financial statements, the Company has incurred net losses, had negative cash flows from operations and needs to raise additional capital. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1.2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 3 to the consolidated financial statements, the Company has restated its consolidated statement of operations for the period from May 9, 2002 (inception) to February 28, 2003 for certain matters. The effect of this restatement is further discussed in Note 3.


                                                /s/ Ernst & Young LLP
                                                ERNST & YOUNG LLP

July 12, 2004
London, England

                        NARROWSTEP INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET


-------------------------------------------------------------------------------------------------------------------------
                                                                                      AUGUST 31, 2004
                                                                                        (UNAUDITED)     FEBRUARY 29, 2004
                                                                                              $                  $
=========================================================================================================================
ASSETS
Current assets:
       Cash and cash equivalents                                                            579,133           592,471
       Accounts receivable, net of allowance for doubtful accounts of $45,278 at            264,879           184,705
       August 31, 2004 (unaudited) and $45,278 at February 29, 2004
       Amounts receivable from related parties                                              182,428           127,568
       Prepaid expenses and other current assets                                            253,436           166,034
-------------------------------------------------------------------------------------------------------------------------
       Total current assets                                                               1,279,876         1,070,778
-------------------------------------------------------------------------------------------------------------------------
Property and equipment, net                                                                 545,791           567,356
Software development costs, net of accumulated amortization                                 194,884           163,777
Goodwill                                                                                  1,894,952         1,009,744
Intangible assets, net                                                                      176,649           197,807
-------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                              4,092,152         3,009,462
=========================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES

Current liabilities:
       Accounts payable                                                                     449,328           409,635
       Net obligations under capital leases                                                 107,956            96,734
       Accrued expenses and other liabilities                                               436,242           473,296
-------------------------------------------------------------------------------------------------------------------------
       Total current liabilities                                                            993,526           979,665
-------------------------------------------------------------------------------------------------------------------------

Net obligations under capital leases - greater than 1 year                                   87,527           130,975
-------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                         1,081,053         1,110,640
-------------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY:
       Common stock, $0.000001 par value 450,000,000 shares authorized with                      29                26
       28,528,053 issued at 31 August 2004 and 25,700,255 issued at 29 February
       2004
       Additional paid-in capital                                                         7,277,053         4,425,975
       Deferred stock compensation                                                        1,382,187         1,034,736
       Accumulated deficit                                                              (5,550,807)       (3,590,768)
       Accumulated other comprehensive (loss)/income                                       (97,363)            28,853
-------------------------------------------------------------------------------------------------------------------------
       Total stockholders' equity                                                         3,011,099         1,898,822
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                4,092,152         3,009,462
=========================================================================================================================


The accompanying notes are an integral part of these consolidated financial statements.

                        NARROWSTEP INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


------------------------------------------------------------------------------------------------------------------------------
                                                                      Company                                   Predecessor
                                            ---------------------------------------------------------------  -----------------
                                                                                              Period from
                                                Six months     Six months                    May  9, 2002       Period from
                                                  ended          ended                      (inception) to      April 9, 2002
                                                August 31,     August 31,     Year ended      February 28,     (inception) to
                                                   2004           2003        February 29,       2003           September 18,
                                               (unaudited)    (unaudited)        2004         (Restated*)           2002
                                                    $             $               $              $                    $
==============================================================================================================================
Revenue:
   Production services                             396,829              -         234,992                -                 -
   Narrowcasting and other (includ-                391,762         78,669         285,768            4,315            23,250
   ing related party transactions of
   $166,355 in the six months ended
   August 31, 2004 (unaudited) and
   $141,654 in the year ended
   February 29, 2004)
-------------------------------------------------------------------------------------------------------------------------------
   Total revenue                                   788,591         78,669         520,760            4,315            23,250
-------------------------------------------------------------------------------------------------------------------------------
Cost of revenue:
   Direct costs                                    335,643         68,513         275,261           31,622             7,680
   Software amortization                            47,599         16,805          49,340                -                 -
-------------------------------------------------------------------------------------------------------------------------------
   Total costs of revenue                          383,242         85,318         324,601           31,622             7,680
-------------------------------------------------------------------------------------------------------------------------------
Gross profit (loss)                                405,349        (6,649)         196,159         (27,307)            15,570
-------------------------------------------------------------------------------------------------------------------------------
Operating expenses:
   Selling, general and                          2,364,241        477,809       3,404,679          288,804            21,075
   administrative (including
   non-cash stock compensation
   expense of $865,598 for the six
   months ended August 31, 2004
   (unaudited) and $1,560,531 for
   the year ended February 29, 2004)
   Purchased in process research and
   development                                                                                     52,346
-------------------------------------------------------------------------------------------------------------------------------
   Total operating expenses                      2,364,241        477,809       3,404,679          341,150            21,075
-------------------------------------------------------------------------------------------------------------------------------
Loss from operations                           (1,958,892)      (484,458)     (3,208,520)        (368,457)           (5,505)
-------------------------------------------------------------------------------------------------------------------------------

Other income                                           748          2,292           3,446            1,027                 -

Exchange losses                                    (1,895)        (2,190)        (18,264)                -                 -
-------------------------------------------------------------------------------------------------------------------------------
Net loss                                       (1,960,039)      (484,356)     (3,223,338)        (367,430)           (5,505)
===============================================================================================================================

Net loss per share - basic and diluted             $(0.07)        $(0.03)         $(0.17)          $(0.03)           $(5,505)
Weighted-average number of shares               27,329,750     16,395,022      19,131,154       11,574,619                  1
outstanding, basic and diluted
-------------------------------------------------------------------------------------------------------------------------------



* The figures here have been restated from those published in the registration statement of which this prospectus is a part, as originally filed on September 9, 2003. See Note 3.


The accompanying notes are an integral part of these consolidated financial statements.

                        NARROWSTEP INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE LOSS


-------------------------------------------------------------------------------------------------------------------------------
                                                                      Company                                   Predecessor
                                            ---------------------------------------------------------------  -----------------
                                                Six months     Six months                     Period from       Period from
                                                  ended          ended                        May 9, 2002       April 9, 2002
                                                August 31,     August 31,     Year ended    (inception) to     (inception) to
                                                   2004           2003        February 29,    February 28,      September 18,
                                               (unaudited)    (unaudited)        2004            2003               2002
                                                    $             $               $              $                    $
==============================================================================================================================
Net Loss                                       (1,960,039)      (484,356)     (3,223,338)        (367,430)            (5,505)
Foreign currency                                 (126,216)         34,098          27,534            1,319                 -
translation adjustment
Comprehensive loss                             (2,086,255)      (450,258)     (3,195,804)        (366,111)            (5,505)
-------------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these consolidated financial statements.

                        NARROWSTEP INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


------------------------------------------------------------------------------------------------------------------------------------
                                             COMMON
                                     COMMON   STOCK  ADDITIONAL    DEFERRED         OTHER         STOCK
                                     STOCK    PAR     PAID-IN        STOCK      COMPREHENSIVE  SUBSCRIPTION  ACCUMULATED
                                     NO OF    VALUE   CAPITAL     COMPENSATION      LOSS        RECEIVABLE     DEFICIT      TOTAL
                                     SHARES     $        $             $              $              $            $           $
====================================================================================================================================
PREDECESSOR

On inception April 9, 2002

Issuance of common stock                   1      2
Net loss for the period from
May 9, 2002 (inception)
Through September 18, 2002

BALANCES - SEPTEMBER 18, 2002              1      2                                                              (5,505)     (5,505)
====================================================================================================================================

Company - on inception
May 9, 2002

Issuance of common stock to
founders, net of 1,500,000
shares contributed back to
the Company                        8,625,000      9                                                                                9

Payment for services in kind       1,500,000      2     299,998                                                              300,000

Common stock sold in private
placement offering                 5,545,000      5   1,108,995                                    (75,000)                1,034,000

Commission paid for private
placement services                                    (402,728)                                                            (402,728)
(including related party
transactions of $402,728)

Consulting service fees waived
by majority stockholder                                  22,000                                                               22,000

Net loss for the period from May
9, 2002 (inception) through
February 28, 2003                                                                                              (367,430)   (367,430)

Foreign currency translation loss                                                       1,319                                  1,319
------------------------------------------------------------------------------------------------------------------------------------
BALANCES - FEBRUARY 28, 2003      15,670,000     16   1,028,265              0          1,319      (75,000)    (367,430)     587,170
====================================================================================================================================

Common stock sold in private
placement, net of expenses         6,716,844      7   1,800,909                                                            1,800,916

Commission paid for private
placement services (including                         (573,736)                                                            (573,736)
related party tranactions of
$573,736)

Shares issued in connection with
acquisition of Sportshows          3,122,800      3   1,201,599                                                            1,201,602
Television Ltd

Proceeds of subscription
receivable                                                                                           75,000                   75,000

Payment for services in kind         190,611      0     141,052                                                              141,052

Net loss - February 29, 2004                                                                                 (3,223,338) (3,223,338)

Foreign currency translation
loss                                                                                   27,534                                 27,534

Fair value of stock
options issued to third party
suppliers                                               827,886                                                              827,886

Stock compensation charge                                            1,034,736                                             1,034,736
------------------------------------------------------------------------------------------------------------------------------------
BALANCES - FEBRUARY 29, 2004      25,700,255     26   4,425,975      1,034,736         28,853             0  (3,590,768)   1,898,822
====================================================================================================================================

Common stock sold in private
placement, net of expenses         1,421,623      1   1,533,655                                                            1,533,656
(unaudited)

Commission paid for private                           (156,273)                                                            (156,273)
placement services (unaudited)
(including related party
transactions of $156,273)

Shares issued in connection          864,875      1     864,874                                                              864,875
with acquisition of Sportshows
Television Ltd (20%) (unaudited)

Payment for services in kind
(Unaudited)                          541,300      1     608,823                                                             608,822

Net loss for the six months
ended August 31, 2004
(unaudited)                                                                                                  (1,960,039) (1,960,039)

Foreign currency translation
loss (unaudited)                                                                    (126,216)                              (126,216)

Stock compensation charge
(unaudited)                                                            347,451                                               347,451
------------------------------------------------------------------------------------------------------------------------------------
BALANCES - AUGUST 31, 2004
(UNAUDITED)                       28,528,053     29   7,277,053      1,382,187       (97,363)             0  (5,550,807)  3,011,099
====================================================================================================================================


The accompanying notes are an integral part of these consolidated financial statements.

                        NARROWSTEP INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


----------------------------------------------------------------------------------------------------------------------------------
                                                                           Company                                  Predecessor
                                            --------------------------------------------------------------------------------------
                                                 Six Months         Six Months                     Period from     Period from
                                                   ended               ended                       May 9, 2002     April 9, 2002
                                                 August 31,         August 31,       Year ended    (inception)     (inception) to
                                                    2004               2003         February 29,  to February 28,  September 18,
                                                (unaudited)         (unaudited)         2004            2003            2002
                                                     $                   $               $               $               $
==================================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss                                        (1,960,039)           (484,356)      (3,223,338)        (367,430)         (5,505)

Adjustments to reconcile net
loss to net cash (used in) provided
by operating activities:

Depreciation and amortization                       179,371              32,033          163,708            2,571             111

Stock-based compensation expense                    865,598              60,264        1,154,781                -               -

Fair value of options granted to                          -                -              405,750               -               -
third party suppliers

Consulting fees waived by                                 -                -               -               22,000               -
officer/stockholder

Purchased in-process research and                         -                -               -               52,346               -
development

Changes in net cash attributable
to changes in operating assets and
liabilities:

Accounts receivable:                              (137,613)            (24,837)        (159,288)          (8,747)         (7,422)

Prepaid expenses and other                         (84,813)            (13,158)        (121,004)         (41,411)             553
current assets

Accounts payable and accrued                         43,891              12,009          593,471           69,349          26,312
expenses
----------------------------------------------------------------------------------------------------------------------------------
NET CASH (USED IN) PROVIDED BY
OPERATING ACTIVITIES                            (1,093,605)           (418,046)      (1,185,920)        (271,322)          14,049
==================================================================================================================================

Cash flows from investing activities:
Purchases of property and equipment                (69,149)            (89,350)        (180,493)         (23,964)         (3,470)

Deposits and repayments on capital leases          (37,196)                   -        (111,435)                -               -

Capitalized software development costs             (78,706)            (63,647)        (155,480)         (57,637)               -

Acquisition of Sportshows Television Ltd.          (18,990)                   -        (124,306)                -               -
adjusted for cash acquired

----------------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES             (204,041)           (152,997)        (571,714)         (81,601)         (3,470)
==================================================================================================================================

CASH FLOWS FROM FINANCING ACTIVITIES:

Net proceeds from issuance of common stock        1,377,384             676,403        1,724,315          931,282               -

Payment to principal shareholder for
acquisition of subsidiary                                 -                   -         (46,842)                -               -
----------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES         1,377,384             676,403        1,677,473          931,282               -
----------------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH             79,738             105,361         (80,161)          578,359          10,579
EQUIVALENTS
----------------------------------------------------------------------------------------------------------------------------------
Effect of exchange rates on change in cash         (93,076)              23,686           98,469          (4,196)           (112)
----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT THE                    592,471             574,163          574,163                0               0
BEGINNING OF PERIOD
------------------------------------------- --------------------------------------------------------------------------------------
Cash and cash equivalents at the end of             579,133             703,209          592,471          574,163          10,467
period
==================================================================================================================================

Supplemental disclosures of noncash
investing and financing activities:

Acquisition of subsidiary for obligation                  -                   -                -           46,842               -
payable to principal shareholder

Noncash capital contribution by principal                 -                   -                -           22,000               -
shareholder

Acquisition of subsidiary for obligation            864,875                   -        1,201,601                -               -
paid in shares to principal shareholder
----------------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these consolidated financial statements.

                        NARROWSTEP INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


1.    ORGANIZATION AND BASIS OF PRESENTATION


1.1.  ORGANIZATION


Narrowstep Inc. was incorporated in Delaware on May 9, 2002 and adopted a fiscal year end of February. The accompanying consolidated financial statements include the accounts of Narrowstep Inc., and its subsidiaries Narrowstep Ltd. and Sportshows Television Ltd. ("STV"), (together, "The Company").

On September 18, 2002 Narrowstep Inc. acquired all of the outstanding common stock of Narrowstep Ltd., a company incorporated under the laws of England and Wales. Narrowstep Inc.'s activities prior to the acquisition consisted of raising capital.


Narrowstep Ltd. is in the business of developing, producing, transmitting and managing, via the Internet, television-like channels of streaming video broadcasts which are tailored for, and targeted to, specific audiences. Narrowstep Ltd. also offers a comprehensive range of related services to third parties, which facilitate channel development, including consulting, channel design, maintenance and operation and content production.


On April 22, 2003 Rig.TV, a limited liability partnership, was formed in England and Wales as a joint venture in which Narrowstep Ltd. and a customer, Ocean Resources Ltd., each owned a 50% interest for no investment. At February 29, 2004 the joint venture had not commenced operations. Narrowstep Ltd. received the sum of $12,600 from Ocean Resources Ltd. for producing a channel demonstration player. No other transactions have occurred in relation to this entity. The marginal costs relevant to the production of the channel demonstration player were zero and hence the sum received from Ocean Resources was treated as revenue.

On November 26, 2003 Narrowstep Inc. acquired 80% of the equity in STV, a company incorporated in England and Wales. On March 17, 2004, Narrowstep Inc. purchased the outstanding 20% minority interests in STV. STV's main business is the filming and production of sporting events, plus distribution of TV programs internationally. The main areas of specialization are water sports such as yachting and windsurfing, and extreme sports such as mountain biking, skating and snow sports.


1.2.  BASIS OF PRESENTATION


The Company started operations in 2002 and as a start-up company has experienced operating losses in 2003 and 2004. These losses are expected to continue for additional periods in the future. As at February 29, 2004, the Company's accumulated losses were $3.6 million and at August 31, 2004 they had reached $5.5 million (unaudited). There can be no assurance that the Company's operations will become profitable. The Company's cash position as at February 29, 2004 was $0.59 million and at August 31, 2004 it was $0.58 million (unaudited). The Company requires an infusion of funds to continue operations. The Company intends to fund its operational and capital requirements in 2004 and 2005 using cash on hand, cash flow from operations, and equity funding.


The accompanying financial statements are prepared on a going concern basis. The validity of this assumption depends on the Company being successful in raising equity funding and generating business. If for any reason, the Company is unable to obtain adequate additional funding and ceases to be a going concern, adjustments may have to be made to reduce the monetary value of assets to the recoverable amounts, provide for further liabilities that might arise and reclassify fixed assets and long term liabilities as current assets and liabilities.


The accompanying consolidated financial statements at August 31, 2004 and for the six months ended August 31, 2004 and 2003 are unaudited but, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended August 31, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

2.    SIGNIFICANT ACCOUNTING POLICIES


The significant accounting policies are summarized as follows:

2.1.  CONSOLIDATION

The consolidated financial statements include all the Company's subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

2.2.  USE OF ESTIMATES

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for certain items, such as allowances for doubtful accounts, access and local connectivity costs, depreciation and amortization, and recoverability of goodwill, pricing of stock-based compensation, valuation of acquired intangible assets in both method and estimated useful lives and in capitalization of software development costs.

2.3.  REVENUE RECOGNITION


The Company's two primary sources of revenue are production services and Internet TV channel building or "narrowcasting".

Internet TV channel building service revenue includes the following: (i) consulting fees charged to assist customers in the design and development of the customer's channel, (ii) consulting fees related to recording and encoding of specific customer content, and (iii) monthly license fees charged for ongoing maintenance, support, upgrades and content hosting activity. The minimum period of license is 12 months unless it is an evaluation license. Revenues for the consulting fees are only recognised once the design and development of the channel is completed and accepted by the customer. Recording and encoding fees are due on delivery of the tapes or on completion of the upload of the encoded material onto the Company's servers. Monthly license fees are recognised month-by-month starting with the month when the channel starts narrowcasting. Any up-front fees are deferred until the revenue is earned by either completion of the consulting activity or month-by-month hosting activity.

Production services revenues include the following: (i) preparation, scripting and filming of a single or multiple series of events, (ii) live editing and encoding of such events, (iii) editing of footage and final production into programs in the Company's editing suites, (iv) copying and delivery of the programs. Revenues are recognised once delivery of a program, in the form of edited tape, takes place. If it is a series then payments are staged and revenues recognised on completion of each discrete program. Any up-front fees are deferred and only recognised once the program, editing or copying is complete. Until the revenues are earned and recognised any cash received up-front is treated as a liability.

The Company's revenue recognition policy complies with the Securities and Exchange Commission Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition". Revenue is recognized when all of the following criteria are met:

      o Persuasive evidence of an arrangement exists - A non-cancellable signed agreement between the Company and the customer is considered to be evidence of an arrangement.

      o Delivery has occurred or services have been rendered - Although deposits or prepayments are common with orders, revenues are recognised only on the delivery of content or channel or service. Revenue from resellers is recognized upon sell-through to the end customer.

      o The seller's price to the buyer is fixed or determinable - If the customer decides to cancel then all of the development work, content production, initial license and monthly license fees to-date remain due and non-cancellable. The Company generally consider payments that are due within six months to be fixed or determinable based upon its successful collection history on such arrangements. It also evaluates payment terms between six months and one year on a case-by-case basis as to whether the fee is fixed or determinable.

      o Collectibility is reasonably assured - The Company runs normal business credit checks on unknown new customers to minimise the risk of a customer avoiding payment. Collection is deemed probable if the Company expects that the customer will be able to pay amounts under the arrangement as payments become due. If the Company determines that collection is not probable, the revenue is deferred and recognized upon cash collection. The Company also seeks a deposit wherever possible before commencing work on a new contract.


2.4.  CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of funds held on deposit with banking institutions with original maturities of less than ninety days.

2.5.  PLANT AND EQUIPMENT

Plant and equipment are stated at cost. Costs of additions and substantial improvements to plant and equipment are also capitalized. The Company computes depreciation for all plant and equipment using the straight-line method over the estimated useful lives of assets. The estimated useful lives of assets are as follows:

            ---------------------------------------------------
            CATEGORY                                   YEARS
            ===================================================
            Computer and other equipment                 3
            ---------------------------------------------------
            Furniture and fixtures                       4
            ---------------------------------------------------

Plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If the total of the expected future undiscounted cash flows is less than the carrying value of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset.

2.6.  SOFTWARE DEVELOPMENT COSTS

The Company accounts for its internal use software under SOP 98-1, "Accounting for the Costs of Computer Software Developed for or Obtained for Internal Use", which requires the capitalization of certain costs incurred in connection with developing or obtaining software for internal use. Capitalized software development costs consist primarily of programmers' compensation and benefits, where applicable. These costs are included within other assets and are amortized over a period not to exceed three years beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs are expensed as incurred.


During the year ended February 29, 2004 and period ended February 28, 2003, the Company capitalized $155,480 and $57,637, respectively, and amortized $49,340 and nil, respectively. During the six months ended August 31, 2004 and 2003, the Company capitalized $78,706 and $63,647 (unaudited), respectively, and amortized $47,599 and $16,805 (unaudited), respectively.


2.7.  FOREIGN CURRENCY TRANSLATION

For operations outside the United States that prepare financial statements in currencies other than the U.S. dollar, income statement amounts are translated at an average exchange rate for the period/year. Assets and liabilities are translated at year-end exchange rates. Translation adjustments are presented as a component of accumulated other comprehensive income (loss) within shareholders' equity. Gains and losses from foreign currency transactions are included in the results of operations.

2.8.  ADVERTISING AND PROMOTIONAL COSTS


Advertising costs are expensed as incurred. Such costs are included in selling, general and administrative expenses in the accompanying consolidated statements of operations. Advertising costs charged to the income statement were $49,745, $3,400 and nil for the year ended February 29, 2004, the period May 9, 2002 to February 28, 2003, and the period April 9, 2002 to September 18, 2002, respectively. During the six months ended August 31, 2004 and 2003, advertising costs were $4,000 and $13,000, respectively.


2.9.  GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for under the purchase method. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets", goodwill and indefinite-lived intangible assets are no longer amortized, but instead are tested for impairment at least annually. Intangible assets that have finite useful lives are amortized over their useful lives, which range from three to seven years.

2.10. INCOME TAXES

Narrowstep Inc., the parent company, is a United States corporation and will file a corporate income tax return in the United States. Narrowstep Ltd. and STV are companies incorporated in England and Wales and, as such, will file their own corporate income tax returns in the United Kingdom. The provision for income taxes is based on reported income before income taxes. Deferred income taxes are provided for the effect of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes. Deferred tax assets and liabilities are measured using currently enacted tax laws and the effects of any changes in income tax laws are included in the provision for income taxes in the period of enactment. Valuation allowances are recognized to reduce deferred tax assets when it is more likely than not that the asset will not be realized. In assessing the likelihood of realization, the Company considers estimates of future taxable income, the character of income needed to realize future benefits and all available evidence.

2.11. STOCK-BASED COMPENSATION


SFAS No. 123, "Accounting for Stock-Based Compensation", as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - transition and disclosure", encourages the use of the fair value based method of accounting for stock-based employee compensation. SFAS No. 123 allows entities to continue to apply the intrinsic value method prescribed by Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations and provide pro forma disclosures of net income (loss) and earnings (loss) per share. Under APB 25, compensation cost is measured based on the excess, if any, of the quoted market price or fair value of a company's stock at the grant date (or a later date where the option has variable terms that depend on events after the date of grant) over the amount an employee must pay to acquire the stock. For fixed awards with pro rata vesting, the Company follows the accelerated expense attribution method under FASB Interpretation No. 28 "Accounting for Stock Appreciation Rights and Other Variable Stock Option Award Plans".


SFAS 123 allows--but does not require--that compensation cost resulting from the granting of stock options be measured and reported currently in the income statement and allocated over the remaining life of the option. The Company has elected to follow APB 25 and provides the pro forma disclosures required under SFAS 123.

2.12. PENSION, POSTRETIREMENT AND OTHER EMPLOYEE BENEFIT PLANS


Certain employees of STV are covered by a non-contributory defined contribution pension plan. Pension costs charged to the income statement were $3,336 for the year ended February 29, 2004 and Nil for the period May 9, 2002 to February 28, 2003, and the period April 9, 2002 to September 18, 2002. During the six months ended August 31, 2004 and 2003 they were $8,821 and $0 (unaudited), respectively.


2.13. IMPACTS OF RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS


In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46 ("FIN 46") "Consolidation of Variable Interest Entities". Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 requires a variable interest entity, as defined, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns. Certain provisions of FIN 46 were deferred until the period ending after March 15, 2004. The adoption of FIN 46 for provisions effective during 2003 did not have any impact on the Company's financial position, cash flows or results of operations as the Company had no involvement with any Variable Interest Entities.

In April 2003, the FASB issued SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"), which amends SFAS 133 for certain decisions made by the FASB Derivatives Implementation Group. In particular, SFAS 149: (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying instrument to conform it to language used in FASB Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", and (4) amends certain other existing pronouncements. This Statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of SFAS 149 has no impact on the Company's financial position, cash flows or results of operations as the Company does not have any derivative instruments.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS 150"). SFAS 150 changes the accounting for certain financial instruments that under previous guidance issuers could account for as equity. It requires that those instruments be classified as liabilities in balance sheets. The guidance in SFAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective on July 1, 2003. The adoption of SFAS 150 had no material impact on the Company's financial position, cash flows or results of operations as the Company does not have any complex equity instruments.

3.    RESTATEMENT OF PRIOR YEAR AMOUNTS


The Company has recorded certain restatement adjustments to its consolidated statement of operations for the period ended February 28, 2003. The effects of these adjustments are as follows:

-----------------------------------------------------------------------------------------------------------
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR THE PERIOD ENDED FEBRUARY 28, 2003
-----------------------------------------------------------------------------------------------------------

                                                AS REPORTED          ADJUSTMENTS            AS RESTATED
                                                      $                   $                       $
-----------------------------------------------------------------------------------------------------------
Revenue                                              27,000            (22,685)                   4,315
Cost of revenue:                                     40,000             (8,378)                  31,622
-----------------------------------------------------------------------------------------------------------
Gross loss                                         (13,000)            (14,307)                (27,307)
-----------------------------------------------------------------------------------------------------------
Operating expenses
Research and development                             80,000            (80,000)                       -
Selling, general and administrative expenses        153,000             135,804                 288,804
Purchased in-process research and development        57,000             (4,654)                  52,346
-----------------------------------------------------------------------------------------------------------
Total operating expenses                            290,000              51,150                 341,150
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
Loss from operations                              (303,000)            (65,457)               (368,457)
-----------------------------------------------------------------------------------------------------------

Other income (expense)                             (21,000)              22,027                   1,027
-----------------------------------------------------------------------------------------------------------
Net loss                                          (324,000)            (43,430)               (367,430)
===========================================================================================================
Net loss per share - basic and diluted               (0.03)            (0.0038)                 (0.032)

Weighted-average number of shares outstanding    11,574,619          11,574,619              11,574,619
-----------------------------------------------------------------------------------------------------------


Adjustments are in respect of the following:

      o REVENUE - Revenue has been decreased by $22,685 which related to Narrowstep Ltd. revenue for the period prior to its acquisition by Narrowstep Inc. on September 19, 2002 and so has been excluded from the consolidated figures.

      o COST OF REVENUE - Cost of Revenue has been decreased by $8,378 which related to Narrowstep Ltd. cost of revenue for the period prior to its acquisition by Narrowstep on September 19, 2002 and so have been excluded from the consolidated figures.

      o We have reclassified Research and Development expenses of $80,000 and other income expenses of $22,027 to Selling, General and Administrative expenses. In addition, legal costs of $35,000 for the period ending February 28, 2003 previously charged against "Additional Paid in Capital" as direct costs of private placement have been expensed.

4.    Acquisition of Narrowstep Ltd.


On June 11, 2002, the Company entered into an agreement with its principal stockholder and chief executive officer to purchase all of the outstanding common stock of Narrowstep Ltd., a development-stage company incorporated in England and Wales, for (pound)30,000 ($46,842). Further, the purchase was contingent upon Narrowstep Inc. raising $250,000 in a private placement.


The stockholder and chief executive of Narrowstep Ltd. held 50% of the share capital of Narrowstep Inc. on its incorporation. The balance was held by nine individuals, none of whom were related to the chief executive. Subsequently, by September 18, 2002, Narrowstep Inc. issued 5,545,000 shares at $0.20 per share in a private placement and raised an amount of $1,109,000.

On completion of the acquisition of Narrrowstep Ltd., the chief executive's shareholding was reduced to 32.7% and the majority of the new shareholders were not related parties and intended to actively participate in the policy and direction of the Company. As a result, the Company has accounted the transaction as a purchase under SFAS No. 141.


The Company paid Mr. Jones $32,160 on March 25, 2003 and $14,682 on June 17, 2003, fulfilling the obligation under the agreement. Under the agreement, the principal stockholder assigned to the Company all the intellectual property rights he owned associated with the development of Narrowstep Ltd.'s services including trademarks, business support materials, websites and rights in planned patent applications. The results of operations of Narrowstep Ltd. are included in the accompanying financial statements from September 19, 2002.


The allocation of the purchase price to the assets acquired and liabilities assumed based on the fair values was as follows:

----------------------------------------------------------------------------
                                                                    $
============================================================================
Cash                                                             10,467
Accounts receivable                                               7,422
Property and equipment                                            3,470
Purchased in process research and development                    52,346
----------------------------------------------------------------------------
TOTAL ASSETS ACQUIRED                                            73,705
----------------------------------------------------------------------------

Accounts Payable and accrued expenses                          (26,863)
----------------------------------------------------------------------------
NET ASSETS ACQUIRED                                             46,842
============================================================================


The acquired in-process research and development was estimated to have a fair value of $52,346 based on replacement costs. This was expensed in the period ended February 28, 2003.

There were no additional identifiable intangible assets in the purchase allocation of Narrowstep Ltd. Mr. Jones was a Director of the company, but did not have an employment agreement nor receive remuneration from Narrowstep Ltd.

The in-process research and development covered the following specific assets:

Background research into web streaming models and businesses

Business model development

Channel server systems research, conceptual and functional specification

Initial Narrowstep web site development architectural and navigation development

Streaming Media research into relevant technologies

Narrowstep web site development coding

Media server systems research, conceptual and functional specification Bandwidth charging commercial model calculator implementation

Design and development for High.tv

Adserver commercial engine modelling

High.tv website and Player development

Outline functional spec of integration of Mediaserver, Channelserver and Adserver

      All of these were complete to a first version and none of them had an alternative use. The specifications were used as a basis for the software development which at the time was anticipated to cost an aggregate of approximately $500,000 to develop into a commercially viable suite of programs. These costs were expected to be spread over the fiscal years ended February 28, 2003, February 29, 2004 and February 28, 2005 in the approximate proportion of 20%:50%:30% respectively. These developments are now complete to third or fourth versions. Enhancements continue to be added to these existing modules as well as entirely new modules. The risks of not completing these projects in a timely fashion would be to delay and frustrate the Company's efforts to secure revenues. Failure to develop the system in ongoing years may result in other products, as yet unknown, being developed, and failure to replicate or enhance the functionality of TV Station in a Box. Failure to deliver client requested enhancements may result in users not using the system with a consequential reduction in income for the Company.

5.    ACQUISITION OF 80% OF SPORTSHOWS TELEVISION LTD.

On November 26, 2003,  the Company  acquired 80% of Sportshows  Television  Ltd.
(STV), a company incorporated in England and Wales. The acquisition was to obtain premium content for Narrowstep's video streaming broadcasting business. STV is one of the leading producers of sailing and windsurfing programs, which are produced for, among others, the BBC, and are distributed worldwide. These factors contributed to a purchase price in excess of fair market value of STV's net tangible and intangible assets acquired and, as a result, the Company has recorded goodwill in connection with the transaction. The intangible assets included existing contracts and brand name.


The total purchase price of $1,278,300 consisted of $1,201,602 in Narrowstep Inc. common stock, representing approximately 3 million shares and $76,698 in cash consideration. The shares have been valued at fair market value at November 26, 2003. The transaction has been accounted as a purchase under SFAS No. 141. The results of STV's operations are included in the Company's statement of operations from November 27, 2003.

The allocation of the purchase price to the assets acquired and liabilities assumed based on the fair values was as follows:

----------------------------------------------------------------------------
                                                                  $
============================================================================
Accounts receivable and other prepayments                       149,044
Plant and equipment                                             212,573
Other intangible assets                                         208,386
Goodwill                                                      1,009,744
----------------------------------------------------------------------------
TOTAL ASSETS ACQUIRED                                         1,579,747
----------------------------------------------------------------------------
Accounts payable and other liabilities                         (261,159)
Bank overdraft                                                  (40,288)
----------------------------------------------------------------------------
NET ASSETS ACQUIRED                                           1,278,300
============================================================================

The following unaudited pro forma financial information presents combined results of Narrowstep Inc. and Sportshows Television Ltd as if the acquisition had occurred as of the beginning of the years presented after including the impact of certain adjustments such as amortization of intangibles, interest expense and income taxes. The pro forma results are not necessarily indicative of either the results that would have occurred had Narrowstep Inc and Sportshows Television Ltd constituted a single entity during such periods or of future results.

-------------------------------------------------------------------------------------------------------
                                                                 PRO FORMA COMBINED
                                               --------------------------------------------------------
                                                                             PERIOD FROM MAY 9, 2002
                                                YEAR ENDED FEBRUARY 29,    (INCEPTION) TO FEBRUARY 28,
                                                          2004                        2003
                                                           $                            $
                                               --------------------------------------------------------
Total revenue                                                1,153,366                        560,849
Net loss                                                   (3,237,929)                      (366,572)
Income per share - basic and diluted                           (0.150)                        (0.025)
Weighted average number of shares                           21,456,177                     14,419,410
-------------------------------------------------------------------------------------------------------

ACQUISITION OF 20% OF SPORTSHOWS TELEVISION LTD. (UNAUDITED)

On March 17, 2004, Narrowstep Inc. purchased the outstanding 20% minority interests in STV. The consideration consisted of 864,875 shares of Narrowstep Inc. common stock and $18,990 in cash consideration. The entire amount paid has been treated as goodwill, as there were no liabilities in respect of minority interests.

6.    GOODWILL AND OTHER INTANGIBLE ASSETS


Goodwill of $1,009,744 represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired, and is not deductible for tax purposes. The Company acquired STV in November 2003 and has decided to evaluate goodwill for impairment annually, every November.

Other intangible assets are carried at cost less accumulated amortization. They are generally amortized on a straight-line basis over the economic lives of the respective assets. Amortizable intangible assets have estimated useful lives as follows:

-----------------------------------------------
                                       YEARS
===============================================

Brand names and trademarks                 7
Customer contracts                       3.5
-----------------------------------------------

Acquired other intangible assets subject to amortization were as follows:


-------------------------------------------------------------------------------------------------------------------------
                                       AUGUST 31, 2004 (UNAUDITED)                        FEBRUARY 29, 2004
-------------------------------------------------------------------------------------------------------------------------
                                                   ACCUMULATED                                    ACCUMULATED
                                      COST         AMORTIZATION        NET          COST         AMORTIZATION     NET
                                       $                $               $             $                $           $
=========================================================================================================================
Brand names and trademarks           120,554            12,916      107,638        120,554              4,305    116,249
Customer contracts                    87,832            18,821       69,011         87,832              6,274     81,558
-------------------------------------------------------------------------------------------------------------------------
TOTAL                                208,386            31,737      176,649        208,386             10,579    197,807
=========================================================================================================================



For the year ended February 29, 2004 and the period ended February 28, 2003 amortization expense for other intangible assets was $10,579 and $0, respectively. The estimated future annual amortization expense for other intangible assets is $42,317 for each of the fiscal years 2005, 2006, 2007, 2008 and 2009. During the six months to August 31, 2004 and 2003 amortization expense for intangible assets was $21,158 and $0, respectively.




7.    PLANT AND EQUIPMENT


Plant and equipment consists of the following:

-------------------------------------------------------------------------------
                                  AUGUST 31, 2004
                                    (UNAUDITED)           FEBRUARY 29, 2004
                                         $                        $
===============================================================================

Furniture and fixtures                     16,313                   14,067
Computer and other equipment            1,080,264                1,022,343
Motor vehicles                              8,982                        -
Less: Accumulated                       (559,768)                (469,054)
depreciation
-------------------------------------------------------------------------------
Net book value                            545,791                  567,356
===============================================================================



The Company leases certain equipment under various capital lease arrangements. Depreciation for assets recorded under capital lease agreements is disclosed within deprecation in the Income Statement. Assets recorded under capital lease agreements included in plant and equipment consisted of equipment with a cost of $346,058 with an associated balance of accumulated depreciation of $106,350 as at February 29, 2004 and approximately $359,398 and $128,890 as at August 31, 2004 (unaudited).

8.    STOCKHOLDERS' EQUITY

During the six months ended August 31, 2004, year ended February 29, 2004 and period ended February 28, 2003 the Company raised a total of $1,319,334 (unaudited), $1,592,885 and $1,109,000, respectively, in a series of private equity placements. The amount raised at each price is given in the table below:



------------------------------------------------------------------------------------------------------------------------------
                            SIX MONTHS ENDED                                                       PERIOD FROM MAY 9, 2002
                            AUGUST 31, 2004                                                            (INCEPTION) TO
                              (UNAUDITED)                     YEAR ENDED FEBRUARY 29, 2004            FEBRUARY 28, 2003
------------------------------------------------------------------------------------------------------------------------------
                                            AMOUNT                                 AMOUNT                           AMOUNT
PRICE               NO OF SHARES               $             NO OF SHARES             $           NO OF SHARES        $
==============================================================================================================================
$0.20                            -                  -           1,763,750            352,750         5,545,000       1,109,000

$0.30                            -                  -           3,250,450            975,135                 -               -

$0.40                            -                  -             662,500            265,000                 -               -

$1.00                      250,000            250,000                   -                  -                 -               -

$1.20                    1,069,334          1,283,200                   -                  -                 -               -
------------------------------------------------------------------------------------------------------------------------------
Total                    1,319,334          1,533,200           5,676,700          1,592,885         5,545,000       1,109,000
==============================================================================================================================




The proceeds of the offerings have been reduced by placement commissions in the amount of $156,273 (unaudited), $151,600 and $102,728, respectively.


In connection with the private placement during the period ended February 28, 2003, 375,000 shares were issued for $75,000 for which a subscription receivable is reflected as a reduction in stockholders' equity at such date. These amounts were received in the year ended February 29, 2004.

In August 2002, the Company entered into an agreement with one of its founders pursuant to which the founder assigned 1,500,000 shares of his common stock back to the Company. The Company then granted these shares to a third party as consideration for services relating to the private placement of securities. The shares of common stock issued as consideration to this third party were valued at $300,000 and accounted for as an expense of the private placement.


Further, 1,625,000 options, which vested immediately, were granted to the same third party on January 1, 2004 as consideration for services relating to the private placement of securities during the year ended February 29, 2004. The options granted to the party were: 125,000 at $0.20; 1,000,000 at $0.40; and 500,000 at $1.00. These options have been valued under the provisions of SFAS 123 and accounted as an expense of private placement. These options were valued at $422,136. The following assumptions were used in the Black Scholes option-pricing model:

-----------------------------------------------------------
Expected life                               2 years
-----------------------------------------------------------
Risk free interest rate                       1.8%
-----------------------------------------------------------
Volatility                                     0%
-----------------------------------------------------------
Dividend yield                                Nil
-----------------------------------------------------------



In February 2004, the Company issued 1,040,144 shares to its employees at $0.20 per share. The cost of shares issued at a discount to the employees, determined in accordance with APB 25, was $561,678. This has been recorded as compensation expense for the year ended February 29, 2004. For the six months to August 31, 2004 (unaudited) and 2003 the Company issued 77,288 and 0 shares, respectively, to its employees at $0.20 per share. The expense for these amounted to $61,831 (unaudited) under APB 25.

In February 2004, the Company also issued 190,611 shares to one of its directors for services rendered. The cost of the shares, determined in accordance with APB 25 was $141,052. This has been accounted as compensation expense. For the six months to August 31, 2004 (unaudited) and 2003 the Company issued a further 541,300 and 0 shares, respectively, which resulted in expense of $518,146 under APB 25.

The Company has granted 1,339,495 options to its prior legal counsel for services rendered during the period ended February 28, 2003 and the year ended February 29, 2004. These options were granted between April 2003 and February 2004. These options have been valued under the provisions of SFAS 123 using the Black Scholes model and accounted as legal expenses and included in selling, general and administrative expenses in the income statement for the year ended February 29, 2004. These options were valued at $405,750 and the total fair value of stock options issued to third party suppliers was $827,886. The following assumptions were used in the Black Scholes option-pricing model:


-----------------------------------------------------------
Expected life                            0.8 - 1.7 years
-----------------------------------------------------------
Risk free interest rate                    1.0 - 1.8%
-----------------------------------------------------------
Volatility                                     0%
-----------------------------------------------------------
Dividend yield                                 0%
-----------------------------------------------------------



9.    EMPLOYEE STOCK COMPENSATION PLANS


In December 2003, the Board of Directors adopted the Narrowstep Inc. 2004 Stock Plan (the "Incentive Plan"). The purpose of the Incentive Plan is to allow the Company to provide a means by which eligible employees, and directors may be given an opportunity to benefit from increases in value of its common shares, subsequent to the listing. The Incentive Plan is administered by the Board of Directors. The Board is empowered to determine from time to time which of the persons eligible under the Incentive Plan shall be granted awards; when and how each award shall be granted; what type or combination of types of awards shall be granted; the provisions of each award granted, including the time or times when a person shall be permitted to receive common shares pursuant to an award; and the number of common shares with respect to which an award shall be granted to each person; to construe and interpret the Incentive Plan and awards granted under it, and to establish, amend and revoke rules and regulations for its administration.

The Board of Directors has absolute authority on all determinations, interpretations and constructions of the Incentive Plan which shall not be subject to review by any person and shall be final, binding and conclusive on all persons. The Board, at anytime, and from time to time, may amend the Incentive Plan.

The Company accounts for this plan under the recognition and measurement principles of APB 25. The following table summarizes activity of the Company's Incentive Plan since February 28, 2003:


-------------------------------------------------------------------------------
                                            NUMBER OF      WEIGHTED -AVERAGE
                                              SHARES       EXERCISE PRICE $
===============================================================================
Outstanding at March 1, 2003                        -                     -
Granted                                     2,527,252                  0.21
Exercised                                           -                     -
Forfeited                                           -                     -
-------------------------------------------------------------------------------
Outstanding at February 29, 2004
and August 31, 2004 (unaudited)             2,527,252                  0.21
-------------------------------------------------------------------------------
Shares exercisable at February 29, 2004
and August 31, 2004 (unaudited)               644,313                  0.20

-------------------------------------------------------------------------------

Of the options granted, 1,300,000 incorporate performance criteria. These options are treated as variable compensatory options under APB 25 and the expense is based on the intrinsic value, remeasured at each balance sheet date and spread over the performance period.


Information related to the stock options outstanding as at February 29, 2004 and at August 31, 2004 is as follows:




      --------------------------------------------------------------------------
                                       FEBRUARY 29, 2004 AND
                                          AUGUST 31, 2004
                                            (UNAUDITED)
      --------------------------------------------------------------------------
                                       WEIGHTED
                                       AVERAGE
                    STOCK OPTIONS   EXERCISE PRICE  WEIGHTED AVERAGE REMAINING
      EXERCISE       OUTSTANDING          $          CONTRACTUAL LIFE (YEARS)
      PRICES
      --------------------------------------------------------------------------
              0.20       2,257,252            0.20                          4.8
      --------------------------------------------------------------------------
              0.30         250,000            0.30                          4.8
      --------------------------------------------------------------------------
              0.40          20,000            0.40                          4.8
                         2,527,252
      ==========================================================================



The Company is obliged to provide the expanded disclosures required under SFAS No. 148 for stock-based compensation granted, including, if materially different from reported results, disclosure of pro forma net earnings and earnings per share had compensation expense relating to grants been measured under the fair value recognition provisions of SFAS No. 123.


---------------------------------------------------------------------------------------
                                             AUGUST 31, 2004
                                               (UNAUDITED)            FEBRUARY 29, 2004
                                                    $                         $
=======================================================================================
Net loss as reported                            (1,960,039)             (3,223,338)
---------------------------------------------------------------------------------------
Add: Stock-based employee compensation              285,620                 473,059
included in reported net income
---------------------------------------------------------------------------------------
Less: Pro forma stock based compensation          (313,560)               (458,220)
expense
---------------------------------------------------------------------------------------
Pro forma net loss                              (1,987,979)             (3,208,499)
---------------------------------------------------------------------------------------
Basic and diluted loss per share as                 ($0.07)                 $(0.16)
reported
---------------------------------------------------------------------------------------
Pro forma basic and diluted loss per                ($0.07)                 $(0.16)
share
---------------------------------------------------------------------------------------
Weighted average common shares                                           19,131,154
outstanding                                      27,329,750
---------------------------------------------------------------------------------------

The weighted average fair values for options granted during the year ended February 29, 2004, where the stock price is greater than the exercise price, was $0.44 per option and the weighted average fair value for options granted where the stock price is equal to the exercise price is $0.01. The fair value of options at date of grant was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:


--------------------------------------------------
Expected life in years                     1.5 -5
--------------------------------------------------
Risk-free interest rate                 1.8 - 3.1
--------------------------------------------------
Volatility                                     0%
--------------------------------------------------
Dividend yield                                Nil
--------------------------------------------------

No stock options were granted in the period ended February 28, 2003 or by the predecessor in the period ended September 18, 2002.


10.   INCOME TAXES

The components of loss before income taxes for the group are as follows:




--------------------------------------------------------------------------------------------------
GROUP                           SIX MONTHS       SIX MONTHS                      PERIOD MAY 9,
                                   ENDED        ENDED AUGUST     YEAR ENDED     2002 (INCEPTION)
                              AUGUST 31, 2004      31, 2003      FEBRUARY 29,    TO FEBRUARY 28
                                (UNAUDITED)      (UNAUDITED)         2004             2003
                             ---------------------------------------------------------------------
                                     $                $               $                $
==================================================================================================
United States                       (278,505)        (46,090)       (878,692)          (59,191)
Foreign                           (1,681,534)       (438,266)     (2,344,646)         (308,239)
--------------------------------------------------------------------------------------------------
Loss before income taxes          (1,960,039)       (484,356)     (3,223,338)         (367,430)
--------------------------------------------------------------------------------------------------


The Company did not incur taxes because of losses in the year ended February 29, 2004 and the period from May 9, 2002 (inception) to February 28, 2003.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate as follows:


------------------------------------------------------------------------------------------------------------------
                                              SIX MONTHS ENDED    SIX MONTHS     YEAR ENDED   PERIOD MAY 9, 2002
                                                                 ENDED AUGUST
                                              AUGUST 31, 2004      31, 2003     FEBRUARY 29,    (INCEPTION) TO
                                                (UNAUDITED)      (UNAUDITED)        2004       FEBRUARY 28 2003
                                             ---------------------------------------------------------------------
                                                     $                $               $                $
==================================================================================================================
Income tax at the federal rate of 35%              (686,014)        (169,525)    (1,128,168)          (128,601)
Non-deductible costs                                 271,006         (11,971)        332,459              8,912
Research tax credits                                       -                -              -            (8,383)
Change in valuation allowances                       263,683          165,354        625,688            123,232
Foreign tax rate differences                          84,077           21,913        117,232             15,412
Other                                                 67,248          (5,771)         52,789           (10,572)
==================================================================================================================
Total provision for income taxes                           -                -              -                  -
------------------------------------------------------------------------------------------------------------------


Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred income tax assets and liabilities are as follows:

----------------------------------------------------------------------------
                                         AUGUST 31, 2004    FEBRUARY 29,
                                           (UNAUDITED)          2004
----------------------------------------------------------------------------
                                                $
============================================================================
DEFERRED TAX ASSETS

   Net operating loss carryforwards            (1,072,556)          707,096
   Other timing differences                              -          142,013
----------------------------------------------------------------------------
   Gross deferred tax assets                   (1,072,556)          849,109
----------------------------------------------------------------------------
DEFERRED TAX LIABILITIES
   Depreciation and amortization                    59,953        (100,188)
   Unrealized gains on investments                       -                -
----------------------------------------------------------------------------
----------------------------------------------------------------------------
   Gross deferred tax liabilities                   59,953        (100,188)
----------------------------------------------------------------------------
----------------------------------------------------------------------------
   Less valuation allowance                      1,012,603        (748,921)
----------------------------------------------------------------------------
   NET DEFERRED TAX ASSETS                               -                -
----------------------------------------------------------------------------



Management regularly assesses the ability to realize deferred tax assets based upon the weight of available evidence, including such factors as the recent earnings history and expected future taxable income. The methodology used by management to determine the amount of deferred tax assets that are likely to be realized is based upon the Company's recent earnings and estimated future taxable income in applicable tax jurisdictions.


The Company has not generated any taxable income to date, and therefore has not had to pay any income tax since its inception. The Company has provided a full valuation allowance against the deferred tax asset since it is more likely than not that the asset will not be recovered. The Company's net operating loss carryforward, at the expected tax rates for its operations, include approximately $537,000 which will remain in place until utilized, and $170,000 will remain available in place until utilized or until February 2025, whichever is the earlier.

11.   REPORTABLE SEGMENTS


Narrowstep Inc. manages its business as two main segments, Narrowstep Ltd. which consists of a single operating segment - "narrowcasting" i.e. the provision of television channels to niche audiences globally, and STV's business which is in the production of specialized sailing and extreme sport activities.

Management relies on an internal management reporting process that provides revenue and segment operating income (loss) for making financial decisions and allocating resources based on these segments. Management believes that segment-operating income (loss) is an appropriate measure of evaluating the operational performance of the Company's segments. However, this measure should be considered in addition to, not as a substitute for, or superior to, income
(loss) from operations or other measures of financial performance prepared in accordance with generally accepted accounting principles.

Since STV was acquired during the fiscal year ended February 29, 2004, the Company had only one operating segment for the period ended February 28, 2003.

Summarized information by segment for the year ended February 29, 2004 is as follows:

--------------------------------------------------------------------------------------------------------------
                                                 SIX MONTHS ENDED             YEAR ENDED FEBRUARY 29, 2004
                                                 AUGUST 31, 2004
                                                   (UNAUDITED)
                                       -----------------------------------------------------------------------
PARTICULARS                               PRODUCTION     NARROWCASTING AND    PRODUCTION   NARROWCASTING AND
                                           SERVICES            OTHER           SERVICES          OTHER
                                               $                 $                $                $
==============================================================================================================
REVENUES BY SEGMENT:
Revenues from external customers            396,829            391,762          234,992           285,768

Revenues from internal customers                 -              13,598                -            16,618
--------------------------------------------------------------------------------------------------------------
TOTAL REVENUES                              396,829            405,360          234,992           302,386
--------------------------------------------------------------------------------------------------------------
Depreciation and amortization              (49,479)          (108,734)         (29,856)         (123,274)
Interest expense                                  -                  -                -                 -
Interest revenue                                  -                  -                -                 -
--------------------------------------------------------------------------------------------------------------
OPERATING LOSSES                          (228,274)          (566,503)        (175,444)         (785,270)
==============================================================================================================
PLANT AND EQUIPMENT                         172,358            568,318          199,178           531,955
--------------------------------------------------------------------------------------------------------------




-------------------------------------------------------------------------------------------
RECONCILIATION TO CONSOLIDATED REPORTED REVENUES    SIX MONTHS ENDED       YEAR ENDED
                                                    AUGUST 31, 2004       FEBRUARY 29,
                                                      (UNAUDITED)             2004
                                                           $                    $
===========================================================================================
Total reportable segments                                    802,189            537,378
Elimination of inter-segment revenues                       (13,598)           (16,618)
-------------------------------------------------------------------------------------------
Total reported consolidated revenues                         788,591            520,760
===========================================================================================



--------------------------------------------------------------------------------------------------------------
RECONCILIATION TO CONSOLIDATED REPORTED                                      6 MONTHS ENDED       YEAR ENDED
LOSSES FROM OPERATIONS BEFORE INCOME TAX                                     AUGUST 31, 2004     FEBRUARY 29,
                                                                               (UNAUDITED)           2004
                                                                                    $                  $
==============================================================================================================
Total reportable segments                                                        (794,777)          (960,714)
Unallocated corporate expenses (primarily legal and audit fees)                  (278,506)          (691,513)
Stock compensation charges                                                       (865,598)        (1,154,781)
Costs related to options granted to third party suppliers                                0          (405,750)
Amortization of intangible assets acquired in acquisition of STV                  (21,158)           (10,579)
--------------------------------------------------------------------------------------------------------------
TOTAL REPORTED CONSOLIDATED LOSSES FROM OPERATIONS                             (1,960,039)        (3,223,338)
==============================================================================================================


GEOGRAPHICAL SEGMENTATION OF REVENUES


--------------------------------------------------------------------------------
GEOGRAPHICAL SEGMENTATION  OF REVENUES       SIX MONTHS ENDED       YEAR ENDED
                                             AUGUST 31, 2004       FEBRUARY 29,
                                               (UNAUDITED)             2004
                                                    $                   $
--------------------------------------------------------------------------------
United States                                         91,838           157,071
EMEA                                                 669,301           360,193
Asia Pacific                                          27,452               171
Internet Sales                                             0             3,325
--------------------------------------------------------------------------------
TOTAL                                                788,591           520,760
================================================================================

MAJOR CLIENTS


During the six months ended August 31, 2004 the Company provided services to Mobestar (a related company) amounting to 15% (unaudited) of the Company's total revenue for the period. During the period the Company also entered into a contract with Telewest which amounted to 11% (unaudited) of the Company's revenue for the six months ended August 31, 2004.

The Company provided services to The Swedish Match Tour which amounted to 26% (unaudited) of the Company's revenues for the six months ended August 31, 2004.


During the fiscal year ended February 29, 2004, the Company entered into a contract with a commissioning company called Octagon to produce programs for The Swedish Match Tour. The contract accounted for 30% of the Company's revenues for the year ended February 29, 2004.

Towards the end of the fiscal year ended February 29, 2004 this contract was terminated and subsequent to the year-end a new contract was entered into with The Swedish Match Tour to produce programs for it directly.

The Company also entered into a contract with Strella Ltd, a related party, from whom revenues of more than 10% were derived in the year ended February 29, 2004.

No single client represented 10% or more of the company's total revenue for the period from May 9, 2002 (inception) to February 28, 2003.


12.   RELATED PARTY TRANSACTIONS


ACQUISITION OF SUBSIDIARY FROM PRINCIPAL STOCKHOLDER

See the note 3 above for details of the acquisition of a subsidiary from the principal stockholder of the Company.

ACQUISITION OF SUBSIDIARY FROM DIRECTOR

See the note 4 above for details of the acquisition of a subsidiary from Clifford Webb, an executive officer of the Company, appointed to the Board of Directors subsequent to the acquisition.

LOAN TO DIRECTOR

In September 2002, the Company loaned one of its directors $2,580 at a 2% interest rate. This loan was repaid in March 2004.

OPTIONS GRANTED TO DIRECTORS

The Company has granted 100,000 options to Peter Siddall, Chairman of the Board of Directors, at an exercise price of $0.20 per share. These options have vested as at February 29, 2004.

The Company has granted 500,000 options to Paul Robinson, Sales Director and a member of the Board of Directors, at an exercise price of $0.20 per share. 25,000 options have vested as at February 29, 2004. The balance is to vest on the attainment of certain performance criteria.

The Company has granted 265,000 options to Peter Lloyd, Chief Financial Officer and a member of the Board of Directors, at an exercise price of $0.20 per share. These options are to vest on the attainment of certain performance criteria.

The Company has granted 250,000 options to Clifford Webb, Chief Operating Officer and a member of the Board of Directors, at an exercise price of $0.30 per share. These options are to vest on the attainment of certain performance criteria.

TRANSACTIONS WITH COMPANIES IN WHICH THE EXECUTIVE DIRECTORS / SHAREHOLDERS HOLD A MAJORITY INTEREST


Narrowstep Ltd. sold a Vlipsync Encoder to Strella Ltd., a film production company in the year ended February 29, 2004. Paul Robinson, Sales Director and Promoter of Narrowstep Inc. owns 20% of Strella Ltd. and has served as a director since May 2003 on their Board. The revenues recognized from this transaction are $72,328 and the amount receivable from Strella Ltd. as at February 29, 2004 was $58,336. In the six months to August 31, 2004 and 2003 (unaudited) the revenues amounted to $800 and $0, respectively, and the amount receivable at August 31, 2004 was $800. Narrowstep Ltd. is in the process of development of a platform for Mobestar Ltd., a cellular phone-based gaming service company in the year ended February 29, 2004. Paul Robinson, Sales Director and Promoter of Narrowstep Inc. is a founder of Mobestar Ltd., holds 10% of the shares and serves as a director on their Board. The revenues recognized from this transaction are $27,025 and the amount receivable from Mobestar Ltd. as at February 29, 2004 was $35,575. In the six months to August 31, 2004 and 2003 (unaudited) the revenues amounted to $114,000 and $0, respectively, and the amount receivable at August 31, 2004 was $45,000. Mr. Robinson is also a founder, director and 10% shareholder in The Content Corporation. The Content Corporation produces and broadcasts niche TV channels over the internet using Narrowstep's services. In the six months ended August 31, 2004 and 2003 (unaudited) revenues of approximately $41,000 and $0, respectively, were recognized and the amount receivable at August 31, 2004 was approximately $5,000.

Narrowstep Ltd. has developed a channel for LTR Consultancy. John Goedegebuure, founder and shareholder of Narrowstep Inc. is the Managing Director and shareholder of LTR Consultancy. The revenues recognized from this transaction are $42,301 and the amount receivable from LTR Consultancy as at February 29, 2004 was $31,077. In the six months to August 31, 2004 and 2003 (unaudited) the revenues amounted to $22,700 and $0, respectively, and the amount receivable were $32,000 and $0, respectively.


COMMISSION PAID TO SHAREHOLDERS


The Company has paid commission to its shareholders for raising funds of $102,728 for the period ended February 28, 2003, $151,600 for the year ended February 29, 2004 and $156,273 for the six months ended August 31, 2004 (unaudited). There are no outstanding amounts payable as at February 29, 2004.

13.   COMMITMENTS

In November 2002, Narrowstep Ltd. entered into a rental under license for commercial office space in the United Kingdom that expired in May 2003. The Company continued to occupy this office space on month-to-month basis until October 2004. The rental payment was approximately $4,500 per month. Since March 2004 the Company has leased premises in New York on a month-to-month basis for a rental payment of $4,100 per month.

14.   LEASES


When a lease is classified as an operating lease, i.e. where the risks and rewards remain with the lessor, the lease expenses are treated as operating expense and the operating lease does not appear as part of the capital of the firm. When a lease is classified as a capital lease, the present value of the lease expenses is treated as debt, and interest is imputed on this amount and shown as part of the income statement.

STV renewed its rental under license for commercial office space on June 30, 2003 at (pound)24,282 ($40,467) per annum. The agreement covers a 36-month period and is terminable upon three months' notice. The total remaining rental commitment is (pound)56,658 ($94,423).

Assets held under finance leases, i.e. those where substantially all of the risks and rewards of ownership of the assets have passed to the company, are capitalized in the balance sheet and are depreciated over their estimated useful lives. The interest element of the rental obligation is charged to the statement of operations over the period of the lease and represents a constant proportion of the balance of capital repayment outstanding.

The table below shows the future minimum commitments due as at February 29, 2004 and at August 31, 2004.




--------------------------------------------------------------------------------
                                         AUGUST 31, 2004
                                           (UNAUDITED)       FEBRUARY 29, 2004
                                                 $                   $
================================================================================
  Amounts payable:
  2004                                          117,930              114,545
  2005                                           77,248              100,335
  2006                                           20,989               37,088
--------------------------------------------------------------------------------
  Total future commitment                       216,167              251,968
--------------------------------------------------------------------------------
  Less: finance charges allocated
  to future periods                            (20,684)             (24,259)
--------------------------------------------------------------------------------
  Present value                                 195,483              227,709
================================================================================

REPORT OF REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
Sportshows Television Limited.

We have audited the accompanying profit and loss account and cash flow statement for the period April 1, 2003 to November 25, 2003 and the year ended March 31, 2003 of Sportshows Television Ltd. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Sportshows Television Ltd. for the period April 1, 2003 to November 25, 2003 and for the year ended March 31, 2003, in conformity with accounting principles generally accepted in the United Kingdom which differ in certain respects from those accepted in the United States (see Note 11 of Notes to the Financial Statements).

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1.2 to the financial statements, the parent Narrowstep Inc. has incurred net losses, had negative cash flows from operations and needs to raise additional capital. As the Company is dependent on the parent company for finance, this raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1.2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                   /s/ Ernst & Young LLP
                                                   ERNST & YOUNG LLP


July 12, 2004
London, England

SPORTSHOWS TELEVISION LIMITED

PROFIT AND LOSS ACCOUNT


                                             FOR THE PERIOD                   FOR THE YEAR
                                             1 APRIL 2003 TO                 ENDED 31 MARCH
                                            25 NOVEMBER 2003                      2003
                                 NOTES           (POUND)                         (POUND)
TURNOVER                         2                      353,597                      437,168

Cost of sales                                         (144,413)                     (99,176)
                                                     ----------                    ---------
                                                        209,184                     337,992

Administrative expenses                               (198,041)                    (321,938)
                                                     ----------                    ---------
OPERATING PROFIT                 3                       11,143                      16,054

Other  interest  receivable and
similar income                                                -                            -
Interest  payable  and  similar
charges                          4                      (2,521)                        (116)
                                                     ----------                    ---------
PROFIT ON  ORDINARY  ACTIVITIES
BEFORE TAXATION                                           8,622                      15,938

Tax  on  profit   on   ordinary
activities                       5                      (2,192)                        (996)
                                                     ----------                    ---------
PROFIT ON  ORDINARY  ACTIVITIES
AFTER TAXATION                                            6,430                      14,942

Dividends                        6                     (30,578)                     (44,606)
                                                     ----------                    ---------
RETAINED LOSS FOR THE YEAR       13                    (24,148)                     (29,664)
                                                     ----------                    ---------

SPORTSHOWS TELEVISION LIMITED

STATEMENT OF CASH FLOWS



                                                                      FOR THE PERIOD                FOR THE YEAR
                                                                      1 APRIL 2003 TO              ENDED 31 MARCH
                                                                     25 NOVEMBER 2003                   2003
                                                                         (POUND)                       (POUND)
NET CASH INFLOW FROM OPERATING ACTIVITIES                                     55,020                       48,149

RETURNS ON INVESTMENTS AND SERVICING OF FINANCE

Interest received
Interest paid                                                                (2,521)                        (116)
                                                                          ----------                    ---------
NET CASH  (OUTFLOW)/INFLOW  FOR RETURNS ON INVESTMENTS AND SERVICING
OF FINANCE                                                                   (2,521)                        (116)

TAXATION                                                                           -                      (3,849)

CAPITAL EXPENDITURE

Payments to acquire tangible assets                                         (12,424)                     (21,234)
Receipts from sales of tangible assets                                            -                            -
                                                                          ----------                    ---------
NET CASH OUTFLOW FOR CAPITAL EXPENDITURE                                    (12,424)                     (21,234)

EQUITY DIVIDENDS PAID                                                       (30,578)                     (44,606)
                                                                          ----------                    ---------
NET CASH OUTFLOW BEFORE MANAGEMENT OF LIQUID RESOURCES AND FINANCING           9,497                     (21,656)

                                                                          ----------                    ---------
DECREASE IN CASH IN THE YEAR                                                   9,497                     (21,656)
                                                                          ----------                    ---------

SPORTSHOWS TELEVISION LIMITED

                                                                         For the period 1     For the year
            Reconciliation of operating profit to net cash inflow from     April 2003 to     ended 31 March
1           operating activities                                         25 November 2003         2003
                                                                              (POUND)            (POUND)
Operating profit                                                                   8,622           16,054
Depreciation of tangible assets                                                   24,686           30,231
Decrease/(increase) in debtors                                                    12,779           39,755
(Decrease)/increase in creditors within one year                                   8,933          (37,891)
                                                                                 -------           -------
NET CASH INFLOW FROM OPERATING ACTIVITIES                                         55,020            48,149
                                                                                 -------           -------




    2  ANALYSIS OF NET DEBT                01- APRIL-03      CASH FLOW    31- MARCH-03  CASH FLOW        25- NOVEMBER-03
                                              (POUND)         (POUND)        (POUND)                         (POUND)
       Net cash:
       Cash at bank and in hand                   -              11             11             -                11
       Bank overdrafts                      (11,235)       (21,667)        (32,902)         9,497          (23,405)
                                             -------        -------        -------         -------          -------
                                            (11,235)       (21,656)        (32,891)         9,497          (23,394)
                                             -------        -------        -------         -------          -------
       Debt:
       Finance leases                       (12,986)       (38,034)        (51,020)        11,096          (39,924)
                                             -------        -------        -------         -------          -------
       Net debt                             (24,221)       (59,690)        (83,911)        20,593          (63,318)
                                             -------        -------        -------         -------          -------



                                                                                FOR THE
                                                                                PERIOD 1
                                                                             APRIL 2003 TO      FOR THE YEAR
       RECONCILIATION   OF  NET  CASH  FLOW  TO                               25 NOVEMBER      ENDED 31 MARCH
    3  MOVEMENT IN NET DEBT                                                       2003              2003
                                                                                 (POUND)           (POUND)
Increase /(decrease) in cash in the year                                            9,497           (21,656)
Cash (inflow)/outflow from  (increase)/decrease
in debt and lease financing                                                        11,096           (38,034)
                                                                                ---------          ---------
Movement in net debt in the year                                                   20,593           (59,690)
Opening net debt                                                                 (83,911)           (24,221)
                                                                                ---------          ---------
       Closing net debt                                                          (63,318)           (83,911)

SPORTSHOWS TELEVISION LIMITED

NOTES TO THE FINANCIAL STATEMENTS

1     ACCOUNTING POLICIES

1.1 ACCOUNTING CONVENTION The financial statements are prepared under the historical cost convention.

1.2   BASIS OF PREPARATION


      On 26 November, 2003, Narrowstep Inc acquired the Company. In the period post acquisition, the Company has made losses, which has eliminated the retained profits as at 26 November, 2003. Therefore, the Company is dependent on the parent company, Narrowstep Inc. for funding its operations.


      Narrowstep Inc started operations in 2002 and as a start-up company has experienced operating losses in 2003 and 2004. These losses are expected to continue for additional periods in the future. There can be no assurance that Narrowstep Inc.'s operations will become profitable.

      In the event that the existing cash resources of Narrowstep Inc., are insufficient to support it over the next 12 months, Narrowstep Inc. intends to raise further equity from existing/new shareholders. Management of Narrowstep Inc. are currently planning fund-raising activities with a view to raising further finance.

      The accompanying financial statements are prepared on a going concern basis. The validity of this assumption depends on Narrowstep Inc. being successful in raising equity funding and generating business. If for any reason, the Company is unable to obtain adequate additional funding from Narrowstep Inc. and ceases to be a going concern, adjustments may have to be made to reduce the monetary value of assets to the recoverable amounts, provide for further liabilities that might arise and reclassify fixed assets and long term liabilities as current assets and liabilities.

1.3   TURNOVER

      Turnover represents amounts receivable for goods and services net of VAT and trade discounts.

1.4   TANGIBLE FIXED ASSETS AND DEPRECIATION

      Tangible fixed assets are stated at cost less depreciation. Depreciation is provided at rates calculated to write off the cost less estimated residual value of each asset over its expected useful life, as follows:

          Computer equipment                             25% reducing balance
          Fixtures, fittings & equipment                 25% reducing balance

1.5   LEASING

      Assets obtained under finance leases are capitalised as tangible assets and depreciated over the shorter of the lease term or their useful lives. Obligations under such agreements are included in creditors net of the finance charge allocated to future periods. The finance element of the rental payment is charged to the profit and loss account so as to produce a constant periodic rate of charge on the net obligation outstanding in each period.

      Rentals payable under operating leases are charged against income on a straight line basis over the lease term.

SPORTSHOWS TELEVISION LIMITED

1.6   PENSIONS

      Certain  employees  of  STV  are  covered  by a  non-contributory  defined
      contribution   pension  plan.  The   contributions  are  expensed  in  the
      accompanying profit and loss statement.

1.7   DEFERRED TAXATION

      Deferred taxation is recognised in respect of all temporary differences that have originated but not reversed at the balance sheet date, where transactions or events have occurred at that date will result in an obligation to pay more tax, or right to pay less, or to receive more, tax, with the following exceptions:

      - Provision is made for tax on gains arising from the revaluation (and similar fair value adjustments) of fixed assets, or gains on disposal of fixed assets, only to the extent that, at the balance sheet date there is a binding contract to dispose of the assets concerned. However no provision is made where on the basis of all available evidence at the balance sheet date, it is more likely than not that the taxable gain will be rolled over into replacement assets. - Provision is made for gains which have been rolled over into replacements assets only to the extent that at the balance sheet date, there is a commitment to dispose of the replacement assets. - Deferred tax assets are recognised only to the extent that the Directors consider that it is more likely than not that there will be suitable taxable profits from which the underlying timing differences can be deducted.

      Deferred tax assets is measured on an undiscounted basis at the tax rates that are expected to apply in the periods in which timing differences reverse, based on tax rates and laws enacted at the balance sheet date.

2     TURNOVER

      The total turnover of the company for the year has been derived from its principal activity wholly undertaken in the United Kingdom.


                                                                FOR THE PERIOD     FOR THE YEAR
                                                                1 APRIL 2003 TO   ENDED 31 MARCH
3        OPERATING PROFIT                                      25 NOVEMBER 2003        2003
                                                                    (POUND)           (POUND)
         Operating profit is stated after charging
         Depreciation of tangible assets                           24,686          30,231
         Operating lease rentals
         Other assets                                              15,069          20,000
                                                                  =======          =======


                                                                FOR THE PERIOD     FOR THE YEAR
                                                                1 APRIL 2003 TO   ENDED 31 MARCH
4        INTEREST PAYABLE                                      25 NOVEMBER 2003        2003
                                                                   (POUND)            (POUND)

         On bank loans and overdrafts                                   181              116
                                                                    =======          =======

SPORTSHOWS TELEVISION LIMITED

                                                                   FOR THE PERIOD     FOR THE YEAR
                                                                   1 APRIL 2003 TO   ENDED 31 MARCH
                                                                  25 NOVEMBER 2003        2003
5       TAXATION                                                       (pound)           (pound)
        DOMESTIC CURRENT YEAR TAX
        U.K. corporation tax                                              1,727            1,425
        Adjustment for prior years                                                         (429)
        Deferred tax charge                                                 465                0
                                                                        -------          -------
        CURRENT TAX CHARGE                                                2,192              996
                                                                        -------          -------

        FACTORS AFFECTING THE TAX CHARGE FOR THE YEAR
        Profit on ordinary activities before taxation                     6,430           15,938
                                                                        =======          =======

        Profit  on  ordinary   activities   before   taxation
        multiplied  by the  applicable  standard  rate  of UK
        corporation tax of 19.00%                                         1,222            3,028
                                                                        -------          -------
        Effects of:
        Non deductible expenses                                               -              329
        Depreciation add back                                             4,910            4,150
        Capital allowances                                              (3,940)          (3,688)
        Adjustments to previous periods                                       0            (429)
        Other tax adjustments                                                 0          (2,394)
                                                                        -------          -------
                                                                            970          (2,032)
                                                                        -------          -------

        CURRENT TAX CHARGE                                                2,192              996
                                                                        =======          =======


                                                                   FOR THE PERIOD     FOR THE YEAR
                                                                   1 APRIL 2003 TO   ENDED 31 MARCH
6       DIVIDENDS v                                                25 NOVEMBER 2003        2003
                                                                        (POUND)          (POUND)

        Ordinary interim paid                                            30,578           44,606
                                                                        =======          =======

SPORTSHOWS TELEVISION LIMITED

7       PENSION COSTS
                                                                   FOR THE PERIOD     FOR THE YEAR
                                                                   1 APRIL 2003 TO   ENDED 31 MARCH
                                                                  25 NOVEMBER 2003        2003
                                                                       (POUND)            (POUND)
        Contributions paid by the company for the year                    7,998           8,882
                                                                        -------          -------


                                                                                         PROFIT AND
8       RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS            SHARE CAPITAL      LOSS ACCOUNT       TOTAL
                                                                          (POUND)           (POUND)        (POUND)
        Balance as at 1 April 2002                                           1,001           87,749        88,750
        Profits for the year                                                     -           14,942        14,942
        Dividends paid
                                                                                 -         (44,606)      (44,606)
                                                                    ------------------ ---------------- -------------
        Balance as at 31 March 2003                                          1,001           58,085        59,086
        Profits for the period                                                   -            6,430         6,430
        Dividends paid
                                                                                 -         (30,578)      (30,578)
                                                                    ------------------ ---------------- -------------
        Balance as at 25 November 2003                                       1,001           33,937        34,938
                                                                    ------------------ ---------------- -------------


                                                                      FOR THE PERIOD 1    FOR THE YEAR
                                                                        APRIL 2003 TO       ENDED 31
9                DIRECTORS' EMOLUMENTS                                 25 NOVEMBER 2003    MARCH, 2003
                                                                            (POUND)         (POUND)
        Emoluments for qualifying services                                   20,930        31,396
        Company pension contributions to money purchase schemes               7,998         8,882

                                                                            -------        -------
                                                                             28,928        40,278
                                                                            -------        -------

SPORTSHOWS TELEVISION LIMITED

10    EMPLOYEES

      Number of employees

      The average monthly number of employees (including directors) during the year was:



                                             FOR THE PERIOD    FOR THE YEAR
                                            1 APRIL 2003 TO       ENDED
                                            25 NOVEMBER 2003  31 MARCH 2003


        Administration                                    1              1
        Production Staff                                  8              8
                                                    -------        --------
                                                          9              9
                                                    -------        --------

        EMPLOYMENT COSTS
                                             FOR THE PERIOD    FOR THE YEAR
                                            1 APRIL 2003 TO       ENDED
                                            25 NOVEMBER 2003  31 MARCH 2003
                                                  (POUND)        (POUND)
        Wages and salaries                           95,855        180,581
        Social security costs                         9,588         16,986
        Other pension costs                            7998          8,882
                                                    -------        --------
                                                    113,441        206,449
                                                    -------        --------

SPORTSHOWS TELEVISION LIMITED

11 DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES


There are no significant differences between UK GAAP and US GAAP applicable to the Company affecting its results of operations or financial position and hence no adjustments needed to the results of operations for the period from April 1, 2003 to November 25, 2003 and the year ended March 31, 2003.


The consolidated statements of cash flows prepared under UK GAAP present substantially the same information as that required under US GAAP but may differ with regard to the classification of items within the statements and as regards the definition of cash under UK GAAP and cash and cash equivalents under US GAAP.

Under US GAAP, cash and cash equivalents include short-term highly liquid investments but do not include bank overdrafts. Under UK GAAP, cash flows are presented separately for operating activities, dividends received from associates, returns on investments and servicing of finance, taxation, capital expenditure and financial investment, acquisition and disposals, equity dividends and management of liquid resources and financing.

US GAAP, however, requires only three categories of cash flow activity to be reported: operating, investing and financing. Cash flows from taxation and returns on investment and servicing of finance shown under UK GAAP would be included as operating activities under US GAAP. Under US GAAP capital expenditure and financial investment are reported within investing activities.

The categories of cash flow activity under US GAAP can be summarized as follows:


----------------------------------------------------------------------------------------------------------
                                                              PERIOD FROM
                                                            1 APRIL 2003 TO             YEAR ENDED
                                                           25 NOVEMBER 2003           31 MARCH 2003
                                                                 (POUND)                  (POUND)
Cash inflow/(outflow) from operating activities                       21,991                  (422)
Cash outflow from investing activities                              (12,424)               (21,234)
Cash flow from financing activities                                       -                     -
Increase/(decrease) in cash and cash equivalents                       9,497               (21,656)


At beginning of period                                                     -                      -
At end of period                                                           -                      -
----------------------------------------------------------------------------------------------------------

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


        The Delaware General Corporation Law and our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws provide for indemnification of our directors and officers for liabilities and expenses that they may incur in those capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Narrowstep, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. We refer you to our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, incorporated by reference in this registration statement.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                                                          AMOUNT TO BE PAID

        SEC Registration Fee .........................      $____________

        Blue Sky Fees and Expenses ...................      $____________

        Legal Fees and Expenses ......................      $____________

        Accountants' Fees and Expenses ...............      $____________

        Miscellaneous ................................      $____________

                                                 TOTAL      $____________

         The foregoing expenses, except for the SEC fees, are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

        The following sets forth information relating to all previous sales of shares by the Registrant which sales were not registered under the Securities
Act:

        The following table sets forth information regarding all securities sold by us for cash consideration since our inception on May 9, 2002.


----------------------- ----------------- -------------- --------------- ------------------ -------------------
                                            TITLE OF       NUMBER OF         AGGREGATE           FORM OF
 CLASS OF PURCHASERS    DATE OF SALE       SECURITIES      SECURITIES     PURCHASE PRICE      CONSIDERATION
----------------------- ----------------- -------------- --------------- ------------------ -------------------
Founders of Company     May, 2002         Common            10,125,000               $10           cash
(10 persons)
----------------------- ----------------- -------------- --------------- ------------------ -------------------
Investors in Private    July 1, 2002 -    Common             5,545,000        $1,109,000           cash
Offering                February 28,
                        2003 ($0.20)
----------------------- ----------------- -------------- --------------- ------------------ -------------------

----------------------- ----------------- -------------- --------------- ------------------ -------------------
Investors in Private    March, 1, 2003    Common             3,300,450          $990,135           cash
Offering                - August 1,
                        2003 ($0.30)
----------------------- ----------------- -------------- --------------- ------------------ -------------------
Investors in Private    August 15, 2003   Common               662,500          $265,000           cash
Offering                - September 30,
                        2003 ($0.40)
----------------------- ----------------- -------------- --------------- ------------------ -------------------
Investors in Private    November 1,       Common             1,763,750          $352,750           cash
Offering                2003 - January
                        31, 2004 ($0.20)
----------------------- ----------------- -------------- --------------- ------------------ -------------------
Investors in Private    March 1, 2004 -   Common               250,000          $250,000           cash
Offering                March 31, 2004
                        ($1.00)
----------------------- ----------------- -------------- --------------- ------------------ -------------------
Employees in Private    February 1,       Common             1,117,433          $223,487           cash
Offering                2004 - March
                        31, 2004 ($0.20)
----------------------- ----------------- -------------- --------------- ------------------ -------------------
Investors in Private    May 1, 2004 -     Common             1,105,632        $1,326,758           cash
Offering                November 16,
                        2004 ($1.20)
----------------------- ----------------- -------------- --------------- ------------------ -------------------
        TOTAL:                                              23,869,765        $4,517,140
----------------------- ----------------- -------------- --------------- ------------------ -------------------


All sales made prior to May, 2004 were made in private placements in reliance on
Section 4(2) of the Securities Act to accredited investors and employees. All sales made beginning and after May, 2004 were made in reliance upon Regulation S to non-U.S. persons in offshore transactions. Each purchaser had access to all relevant information necessary to evaluate the investment and represented to the Registrant that the shares were being acquired for investment.


The following table sets forth information regarding all options issued by the Company and securities sold by the Company other than for cash since our inception on May 9, 2002.

---------------- -------------- ------------- ------------ -------------- ------------ ------------------
                                                                             FAIR
NAME                 CLASS          DATE         TYPE       NO GRANTED      VALUE, $      CONSIDERATION
================ ============== ============= ============ ============== ============ ==================
Berns and        Third party    April 2003    Common          1,339,495      405,750     Legal services
Berns (1)        supplier       -February     Options
                                2004
---------------- -------------- ------------- ------------ -------------- ------------ ------------------
Allard de        Third party    January 1,    Common          1,625,000      422,136     Fund raising
Stoppellar (2)   supplier       2004          Options                                    services
---------------- -------------- ------------- ------------ -------------- ------------ ------------------

---------------- -------------- ------------- ------------ -------------- ------------ ------------------
Employees (3)    Employees      January 1,    Common          2,262,252      436,702     Employment and
                                2004 -        Options                                    cash
                                March 31,
                                2004
---------------- -------------- ------------- ------------ -------------- ------------ ------------------
Peter Lloyd (4)  Third party    January,      Common            265,000       36,357     Finance services
                 supplier       2004          Options
---------------- -------------- ------------- ------------ -------------- ------------ ------------------
Clifford Webb    Acquisition    November      Common          3,122,800    1,201,602     Company assets
- 80% of STV                    26, 2003      Shares
(5)
---------------- -------------- ------------- ------------ -------------- ------------ ------------------
Adamao Ltd. (6)  Third party    November      Common            190,611      141,052     Finance services
                 supplier       30,  2003  -  Shares
                                February
                                29, 2004
---------------- -------------- ------------- ------------ -------------- ------------ ------------------
Clifford Webb    Acquisition    March 17,     Common            864,875      864,875     Company assets
- 20% of STV                    2004          Shares
(5)
---------------- -------------- ------------- ------------ -------------- ------------ ------------------
Adamao Ltd. (6)  Third party    March 1,      Common            541,300      608,822     Finance services
                 supplier       2004 -        Shares
                                August 31,
                                2004
---------------- -------------- ------------- ------------ -------------- ------------ ------------------

The option values used in the above table are fair market valuations based on SFAS123 or, in the case of third party suppliers, fair market value as determined by the Board of Directors.

(1) An aggregate of 1,339,495 options to purchase shares of our common stock were granted to Berns and Berns at an exercise price of $0.20 per share as compensation for legal services to the Company from April 2003 until February 2004. The issuances were made in a private placement in reliance on Section 4(2) of the Securities Act.

(2) On January 1, 2004, 1,650,000 options to purchase shares of our common stock were granted to Allard de Stoppelar at an exercise price of $0.56 per share as compensation for services. Mr. de Stoppellar is a founder who provided fund raising services to the Company and was paid commission in the form of shares. The issuances were made to a non-U.S. person in an offshore transaction in reliance on the SEC's analysis of offshore offerings in Release No. 33-4708
(1964).

(3) Certain employees have been granted options to purchase shares of our common stock pursuant to the Narrowstep, Inc. 2004 Stock Plan in reliance on Rule 701 of the Securities Act. Further details of options issued to employees are detailed in Note 9 to our audited financial statements.

(4) An aggregate of 265,000 options were granted to Peter Lloyd at an exercise price of $0.20 per share as compensation for Peter Lloyd's services as Chief Financial Officer of the Company. These options were issued to a non-U.S. person in an offshore transaction in reliance on the SEC's analysis of offshore offerings in Release No. 33-4708 (1964).

(5) An aggregate of 3,987,675 shares were issued to Clifford Webb as part of our acquisition of the stock of Sportshows Television Ltd. In November, 2003 we acquired 80% of the stock of Sportshows Television Ltd. from Clifford Webb, now our Chief Operating Officer and a member of the Board of Directors, in exchange for cash compensation of $76,698 and an aggregate of

3,122,800 shares of our common stock. In March, 2004, we acquired the remaining 20% of the stock of Sportshows Television Ltd. in exchange for cash compensation of $18,990 and an aggregate of 864,875 shares of our common stock. The issuances were made in reliance on the SEC's analysis of offshore offerings in Release No. 33-4708 (1964).

(6) An aggregate of 731,911 shares were issued to Adamao Ltd. as compensation for Peter Lloyd's services as our Chief Financial Officer pursuant to the agreement dated November 20, 2003 between Adamao Ltd. and Narrowstep. Adamao Ltd. received 190,611 shares as compensation for services from November 2003 to February 2004, 203,692 shares as compensation for services from March 1, 2004 to April 31, 2004, and 541,300 shares as compensation for services from March 1, 2004 to August 31, 2004. The issuances were made to a non-U.S. person in an offshore transaction in reliance on the SEC's analysis of offshore offerings in Release No. 33-4708 (1964).


ITEM 27. EXHIBITS.

        The exhibits filed as a part of this Registration Statement are as follows (filed herewith unless otherwise noted):

EXHIBIT NO.                            DESCRIPTION

3.1*          Certificate of Incorporation
3.2*          By-laws
3.3**         Amendment No. 1 to By-laws

3.4           Amended and Restated Certificate of Incorporation
3.5           Amended and Restated By-laws

4.1*          Specimen Common Stock Certificate
5.1           Opinion of Lowenstein Sandler PC

10.1** Agreement of Sale of Narrowstep Ltd. by Iolo Jones to Narrowstep Inc. by and between Narrowstep Inc. and Iolo Jones, dated June 11, 2002
10.2          Agreement by and between Narrowstep Ltd. and Iolo Jones, dated
              May 10, 2002
10.2.1 First Amendment to Employment Agreement by and among Narrowstep Limited, Narrowstep Inc., and Iolo
              Jones, dated November 24, 2004
10.3 Agreement by and between Narrowstep Ltd. and Paul Robinson, dated May 10, 2002
10.3.1 First Amendment to Employment Agreement by and among Narrowstep Limited, Narrowstep Inc., and Paul Robinson, dated November 24, 2004
10.4 Agreement by and between Narrowstep Ltd. and Jason Jack, dated October 1, 2002
10.4.1 First Amendment to Employment Agreement by and among Narrowstep Limited, Narrowstep Inc., and Jason Jack, dated November 24,
              2004
10.5 Agreement by and between Narrowstep Ltd. and Clifford Webb, dated November 27, 2003,
10.5.1 First Amendment to Employment Agreement by and among Narrowstep Limited, Narrowstep Inc., and Clifford Webb, dated November 24, 2004
10.6** Agreement by and between Narrowstep Ltd. and Adamao Ltd., dated November 20, 2003
10.6.1 Agreement by and between Narrowstep Ltd. and Adamao Ltd., dated September 1, 2004

10.6.2        First Amendment to Contractor Agreement by and among Narrowstep
              Ltd.. Narrowstep Inc. and Adamao Ltd., dated August 31, 2004
10.7**        Migration Server Agreement between Narrowstep and Rackspace Ltd., dated December 6, 2002
10.8**        Managed Hosting Agreement between Narrowstep and Rackspace Ltd., dated December 6, 2002
10.9**        Server Hosting Agreements between Narrowstep and Teleglobe Ltd., dated October 23, 2003
10.10         Metacharge Merchant Agreement by and between Narrowstep and
              Metacharge Limited
10.11**       Agreement of Purchase and Sale of Stock by and among Narrowstep
              Inc., Clifford Webb and Sportshow Television Ltd., dated November
              17, 2003
10.11.1       Subscription Agreement for the purchase of Narrowstep Inc. common stock in exchange for shares of
              Sportshows Television Ltd., dated February 27, 2004
10.12***      Agency Agreement between Narrowstep Inc. and Global Sportnet, dated February 4, 2004
10.13**       Narrowstep Inc. Restated 2004 Stock Plan
10.14         TV Production and Distribution Agreement by and between Swedish
              Match Grand Prix AB and Sportshow Television Ltd., dated
              September 30, 2004
10.15         Television Rights Agreement by and between Sportshows Television
              Ltd. and Professional Windsurfers Association World Tour, dated
              March 17, 2002
10.16         Reseller's Legal Agreement by and between Narrowstep Ltd. and The
              Rendon Group, dated September 10, 2004
10.17         Reseller's Legal Agreement by and between Narrowstep Ltd. and
              Twelve Stars Communications, Ltd., dated November 12, 2004
10.18         Reseller's Legal Agreement by and between Narrowstep Ltd. and
              James Bailey, dated April 28, 2004
10.19         Agreement by and between Narrowstep Inc. and Mobestar Ltd., dated
              February 9, 2004
10.20         AD 2-ONE Representation Agreement by and between AD 2-ONE and
              High.tv, dated April 6, 2003
16.1          Letter on change in certifying accountants
22.1**        Subsidiaries of the registrant
23.1          Consent of Lowenstein Sandler PC (included in Exhibit 5.1 to this
              Registration Statement)
23.2          Consent of Ernst & Young LLP
24.1****      Power of Attorney

---------------------
* Previously filed on September 9, 2003
** Previously filed on July 12, 2004
*** To be filed by subsequent amendment
**** Included on signature page


ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended; (ii) to reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the laws or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

        Subject to the terms and conditions of Section 15(d) of the Exchange Act, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted under authority conferred to that section.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to director, officer, and controlling persons of the Registrant under its Certificate of Incorporation or provisions of Delaware law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


In accordance with the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, in New York, New York on December 6, 2004.

                                          NARROWSTEP INC.

                                          By:/s/ Iolo Jones
                                             --------------
                                             Iolo Jones, President and Chief
                                             Executive Officer


                                POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that Shelly Palmer, whose signature appears below under the heading "Signature," constitutes and appoints Iolo Jones and Paul Robinson or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this registration statement and any related registration statement filed under Rule 462(b), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement was signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:


      SIGNATURE                                    TITLE                                   DATE

    /s/ Iolo Jones            President, Chief Executive Officer and Director         December 6, 2004
    --------------            (Principal Executive Officer)
      Iolo Jones

           *                  Chairman of the Board of Directors                      December 6, 2004
    --------------
     Peter Siddall

    /s/ Peter Lloyd           Chief Financial Officer and Director                    December 6, 2004
    ---------------           (Principal Financial and Accounting Officer)
      Peter Lloyd

           *                  Chief Operating Officer and Director                    December 6, 2004
    ---------------
     Clifford Webb

           *                  Sales Director, Secretary, Treasurer and Director       December 6, 2004
    ---------------
     Paul Robinson

           *                  Director                                                December 6, 2004
    ---------------
    Dennis Edmonds

   /s/ Shelly Palmer          Director                                                December 6, 2004
   ----------------
    Shelly Palmer

*By:  /s/ Iolo Jones
      --------------
      Iolo Jones, Attorney-in-Fact